Exhibit 10.42

CREDIT AGREEMENT

dated as of March 7, 2007

among

DOMTAR CORPORATION,

as Parent Borrower,

DOMTAR PAPER COMPANY, LLC,

as Subsidiary Borrower,

and

DOMTAR INC.,

as Canadian Borrower

The Lenders from Time to Time Parties Hereto,

BANK OF AMERICA, N.A.,

ROYAL BANK OF CANADA

and

THE BANK OF NOVA SCOTIA,

as Co-Documentation Agents,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agent

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES INC. and MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:

1.1A	Commitments
1.1B	Real Property
1.1C	Wholly-Owned Subsidiaries
3.9	Existing Letters of Credit
4.3	Material Indentures
4.15	Subsidiaries
4.19(a)	UCC Filing Jurisdictions
4.19(b)	Mortgage Filing Jurisdictions
4.19(c)	PPSA Filing Jurisdictions
7.2	Existing Indebtedness
7.3	Existing Liens
7.9	Negative Pledge Clauses
7.13	Transactions with Affiliates

EXHIBITS:

A	Form of Compliance Certificate
B	Form of Closing Certificate
C	Form of Assignment and Acceptance
D-1	Form of Legal Opinion of Debevoise & Plimpton LLP
D-2	Form of Legal Opinion of Ogilvy Renault LLP
D-3	Form of Legal Opinion of Hooper, Hathaway, Price, Beuche & Wallace, P.C.
D-4	Form of Legal Opinion of Richards, Layton & Finger, P.A.
E	Form of Discount Note
F-1	Form of US Guarantee and Collateral Agreement
F-2	Form of Canadian Guarantee and Collateral Agreement
F-3	Form of Pledge Agreement
G	Form of Exemption Certificate
H	Form of Mortgage
I	Form of Incremental Term Loan Activation Notice
J	Form of Joinder Agreement
K	Form of CAM Allocation Agreement

v

CREDIT AGREEMENT (this “Agreement”), dated as of March 7, 2007, among DOMTAR CORPORATION, a Delaware corporation, (the “Parent Borrower”), DOMTAR PAPER COMPANY, LLC, a Delaware limited liability company (the “Subsidiary Borrower”), DOMTAR INC., a Canadian corporation (the “Canadian Borrower”), the banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BANK OF AMERICA, N.A., ROYAL BANK OF CANADA and THE BANK OF NOVA SCOTIA, as co-documentation agents (in such capacity, each a “Co-Documentation Agent”), MORGAN STANLEY SENIOR FUNDING, INC., as syndication agent (in such capacity, the “Syndication Agent”) and JPMORGAN CHASE BANK, N.A., as administrative agent.

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms . As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acceptance Fee”: a fee payable in Canadian Dollars by the Canadian Borrower with respect to the acceptance of a Bankers’ Acceptance by a Lender under this Agreement, as set forth in Section 2.16.

“Adjustment Date”: as defined in “Applicable Pricing Grid”.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its Affiliates as the administrative agent for the Lenders under this Agreement and the other Loan Documents and its respective successors appointed under Section 9.9 (it being understood that matters concerning Canadian Loans and Letters of Credit issued for the account of the Canadian Borrower will be administered by JPMorgan Chase Bank, N.A., Toronto Branch, and therefore all notices concerning such Loans or Letters of Credit, as the case may be, will be required to be given at the Canadian Funding Office), and for purposes of Sections 9.3, 9.7 and 10.5, its Affiliate, J.P. Morgan Securities Inc., and Morgan Stanley Senior Funding, Inc., as the arrangers of the Commitments.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agent, the Co-Documentation Agents and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Term Commitment and Revolving Commitment at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of each Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Total Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: (a) for each Type and Class of Loan, the applicable rate per annum set forth in the Pricing Grid.

	Bankers’ Acceptances/ Eurodollar Rate Margin	ABR/US Base Rate/Canadian Prime Rate Margin
Revolving Loans and Swingline Loans	1.75%	0.75%
Tranche B Term Loans	1.375%	0.375%

provided, that on and after the first Adjustment Date occurring after completion of one full fiscal quarter of the Parent Borrower after the Closing Date, the Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Applicable Pricing Grid and (b) with respect to Incremental Term Loans, the per annum rates mutually agreed to by the Parent Borrower and the applicable Incremental Lenders in the applicable Incremental Term Loan Activation Notice.

“Applicable Pricing Grid”: the table set forth below

Level	Consolidated Leverage Ratio	Bankers’ Acceptances/ Eurodollar Rate Margin	ABR/US Base Rate/Canadian Prime Rate Margin	Commitment Fee
I	Greater than or equal to 4.00:1.00	2.25%	1.25%	0.50%
II	Greater than or equal to 3.50:1.00 and less than 4.00:1.00	2.00%	1.00%	0.375%
III	Greater than or equal to 3.00:1.00 and less than 3.50:1.00	1.75%	0.75%	0.375%
IV	Greater than or equal to 2.50 and less than 3.00:1.00	1.50%	0.50%	0.25%
V	Less than 2.50:1.00	1.25%	0.25%	0.25%

For the purposes of the Applicable Pricing Grid above, changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date on which such financial statements are delivered, the Administrative Agent, at the request of the Required Lenders, may elect to apply the highest rate set forth in each column of the Applicable Pricing Grid. Each determination of the Consolidated Leverage Ratio pursuant to the Applicable Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1.

“Application”: an application, in such form as each Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

“Asset Sale”: any Disposition of property or related Dispositions of property (excluding (i) any such Dispositions permitted by clauses (a), (e), (f), (g) or (i) of Section 7.5 or (ii) any Disposition that yields Net Cash Proceeds to any Global Group Member (valued at the initial principal thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) not in excess of $10,000,000 in a single transaction or series of related transactions).

“Assignee”: as defined in Section 10.6(c).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit C.

“Assignor”: as defined in Section 10.6(c).

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“BA Equivalent Loan”: an extension of credit made by a Non BA Lender evidenced by a Discount Note.

“Bankers’ Acceptance” and “B/A”: a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by a Borrower and accepted by a Lender and includes a Discount Note.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers”: the collective reference to the Parent Borrower, the Subsidiary Borrower and the Canadian Borrower.

“Borrowing Date”: any Business Day on which Loans are made or are to be made or B/As are issued or are to be issued pursuant to a request by a relevant Borrower in accordance with the terms hereof.

“Budget”: as defined in Section 6.1(d).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City, Toronto or Montreal are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in US Dollar deposits in the London interbank eurodollar market.

“Canadian Benefit Plans”: all material employee benefit plans or arrangements subject to Canadian law or regulation maintained or contributed to by the Parent Borrower or any of its Subsidiaries that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock and all life, health, dental and disability plans and arrangements in which the employees or former employees of the Canadian Borrower or any of its Subsidiaries participate or are eligible to participate but excluding all stock option or stock purchase plans.

“Canadian Borrower Existing Credit Agreement”: the Credit Agreement, dated as of March 3, 2005, as amended, among the Canadian Borrower, the banks and other financial institutions or entities from time to time parties to said Credit Agreement, The Bank of Nova Scotia and The Toronto-Dominion Bank, as co-documentation agents, National Bank of Canada and Royal Bank of Canada, as co-syndication agents and JPMorgan Chase Bank, N.A., Toronto Branch, as administrative agent.

“Canadian Dollars” and “C$”: dollars in the lawful currency of Canada.

“Canadian Dollar Equivalent”: with respect to any amount of US Dollars on any date, the equivalent amount in Canadian Dollars of such amount of currency as determined by the Administrative Agent using the Exchange Rate applicable on such date.

“Canadian Funding Office”: as defined in the definition of “Funding Office” in this Section 1.1.

“Canadian Group Member”: the Canadian Borrower and its Subsidiaries other than any Foreign Subsidiary in respect of which the pledge of all of the Capital Stock of such Subsidiary as Collateral or the guaranteeing by such Subsidiary of the Canadian Borrower Obligations would, in the good faith of the Parent Borrower, result in adverse tax consequences to the Parent Borrower.

“Canadian Guarantee and Collateral Agreement”: collectively, the Canadian Guarantee and Collateral Agreement to be executed by the Canadian Borrower, each Canadian Subsidiary Guarantor and each Canadian Parent Guarantor, substantially in the form of Exhibit F-2, together with each deed of hypothec on movable property and related documents, in each case made by the Canadian Borrower, the Canadian Subsidiary Guarantors and/or the Canadian Parent Guarantors in favor of, or for the benefit of, the Administrative Agent acting through its Affiliate, JPMorgan Chase Bank, N.A., Toronto Branch, and the Canadian Lenders.

“Canadian Lender”: each Lender that has a Canadian Loan.

“Canadian Loans”: the collective reference to Canadian Revolving Loans and Canadian Swingline Loans.

“Canadian Material Adverse Effect”: any Effect that has been or would reasonably be likely to be material and adverse to (A) the business, assets, properties, condition (financial or otherwise), or results of operations of the Canadian Borrower and its Subsidiaries, taken as a whole, or of their business, operations and affairs (the “Canadian Borrower Business”), other than an Effect relating to (i) the economy generally, (ii) the industries in which the Canadian Borrower operates generally (including changes in prices for energy and raw materials), (iii) the financial, securities and currency markets generally and (iv) the entering into or the public announcement or disclosure of the Transaction Agreement or the consummation or proposed consummation of the Plan of Arrangement or the pendency thereof (in each of clauses (i), (ii) and (iii) to the extent such Effect does not disproportionately affect the Canadian Borrower or the Canadian Borrower Business), or to (B) the ability of the Canadian Borrower to perform its obligations under the Transaction Agreement or related documents or consummate the Plan of Arrangement.

“Canadian Parent Guarantor”: Domtar Pacific Papers ULC, Domtar (Canada) Paper Inc., Domtar Pulp and Paper Products Inc. and 4388216 Canada Inc.

“Canadian Pension Plans”: all plans or arrangements which are considered to be pension plans for the purposes of any applicable pension benefits standards statute or regulation in Canada established, maintained or contributed to by the Parent Borrower or any of its Subsidiaries for their employees or former employees.

“Canadian Prime Rate”: on any day, the greater of (a) the annual rate of interest announced from time to time by the Administrative Agent as being its reference rate then in effect for determining interest rates on Canadian Dollar-denominated commercial loans made by it in Canada and (b) the CDOR Rate for a one month term in effect from time to time plus 100 basis points per annum.

“Canadian Prime Rate Loans”: Loans denominated in Canadian Dollars the rate of interest applicable to which is based upon the Canadian Prime Rate.

“Canadian Revolving Loan”: as defined in Section 2.4.

“Canadian Subsidiary Guarantors”: the Subsidiaries of the Canadian Borrower (other than Elk Lake Planning Mill Limited, Northshore Forest Inc., Domtar Financial Holding, LLC, Zither International Capital Management Hungary LLC, Domtar Funding Limited Liability Company and Domtar Financial Management, LLC).

“Canadian Swingline Loan”: as defined in Section 2.8(a).

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the amount in respect thereof which at such time would in accordance with GAAP be included on such balance sheet.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued or unconditionally guaranteed by the United States, Canada, the United Kingdom, France, Germany, The Netherlands, Switzerland or any other member of the European Union, or any state, province or agency of any thereof, maturing within one year from the date of acquisition thereof, (b) commercial paper or other short term securities maturing no more than one year from the date of acquisition thereof and currently having a rating not lower than A-2 by S&P, P-2 by Moody’s or

R-1 (low) from Dominion Bond Rating Service Inc. (“DBRS”), (c) certificates of deposit, term deposits or bankers’ acceptances, maturing no more than one year from the date of acquisition thereof, issued (i) by commercial banks incorporated under the laws of, or carrying on business in, the United States, Canada, the United Kingdom, France, Germany, The Netherlands, Switzerland or any other member of the European Union and having a senior unsecured rating not lower than A- by S&P, A3 by Moody’ or A (low) from DBRS or the equivalent thereof by a nationally recognized rating agency or (ii) by any of the Lenders or by parent banks of the Lenders or the respective branches of either, (d) repurchase obligations of any Lender or of any commercial bank, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, province, commonwealth or territory of the United States or Canada, by any political subdivision or taxing authority of any such state, province, commonwealth or territory or by any foreign government, the securities of which state, province, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated not lower A- by S&P or the equivalent rating by another nationally recognized rating agency, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank or an Affiliate thereof that is rated not lower A- by S&P or the equivalent rating by another nationally recognized rating agency, (g) other marketable securities with maturities of one year or less from the date of acquisition and at the time of acquisition having a rating not lower than A- by S&P, A3 by Moody’s or A (low) from DBRS or the equivalent thereof by a nationally recognized rating agency and (h) mutual funds that invest solely in one or more of the investments described in clauses (a) through (g) above.

“CDOR Rate”: on any day, with respect to a particular term as specified herein, the annual rate of discount or interest which is the arithmetic average of the discount rates for such term applicable to Canadian Dollar bankers’ acceptances identified as such on the Reuters Screen CDOR Page at approximately 10:00 A.M. on such day, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 A.M. to reflect any error in any posted rate or in the posted average annual rate). If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate on any day shall be calculated as the arithmetic average of the annual discount rates for such term applicable to Canadian Dollar bankers’ acceptances of, and as quoted by, the Schedule I Reference Banks, as of 10:00 A.M. on that day, or if that day is not a Business Day, then on the immediately preceding Business Day.

“Change of Control”: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) shall become or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly of more than 40% of the outstanding common stock of the Parent Borrower, (b) the board of directors of the Parent Borrower shall cease to consist of a majority of Continuing Directors, (c) the Parent Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the Capital Stock of the Subsidiary Borrower or (d) the Parent Borrower shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the Capital Stock of the Canadian Borrower (other than (i) the Capital Stock in the Canadian Borrower’s parent, Domtar (Canada) Paper Inc., originally issued to certain shareholders of the Canadian Borrower pursuant to the Plan of Arrangement and (ii) certain shares of preferred stock having a liquidation preference not exceeding US$1,000,000 or C$1,100,000 (in the case of preferred stock issued by Domtar (Canada) Paper Inc.), or C$35,000,000 (in the case of preferred stock issued by the Canadian Borrower).

“Class”: when used in reference to any Loan or Borrowing, refers to whether such Loan or the Loans comprising the Borrowing are Term Loans, Revolving Loans or Swingline Loans.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent”: as defined in the preamble hereto.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Documents.

“Commitment Fee”: as defined in Section 2.10(a).

“Commitment Fee Rate”: (a) 0.375% per annum with respect to the Revolving Facility, provided that that on and after the first Adjustment Date occurring after completion of one full fiscal quarter of the Parent Borrower after the Closing Date, the Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Applicable Pricing Grid and (b) with respect to Incremental Term Loans, the per annum rates mutually agreed to by the Parent Borrower and the applicable Incremental Lenders in the applicable Incremental Term Loan Activation Notice.

“Committed Reinvestment Amount”: as defined in the definition of “Reinvestment Prepayment Amount” in this Section 1.1.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Parent Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision hereunder, including, but not limited to, Section 2.20, 2.21, 2.22 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender, (b) be deemed to have any Commitment or (c) be designated if such designation would otherwise increase the cost of any Facility to the Parent Borrower, Subsidiary Borrower or the Canadian Borrower as of the date of such designation or would, as of the date of such designation, otherwise increase the cost of any Facility to the Parent Borrower, Subsidiary Borrower or the Canadian Borrower in the foreseeable future.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated February 2007 and furnished to certain Lenders.

“Consolidated Assets”: with respect to any Person, the total of all assets appearing (in conformity with GAAP) on the consolidated balance sheet of such Person and its Subsidiaries.

“Consolidated Cash Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Cash Interest Expense for such period.

“Consolidated Cash Interest Expense”: for any period for the Parent Borrower, Consolidated Interest Expense for such period, excluding any portion thereof not required to be paid in cash on a current basis.

“Consolidated Current Assets”: at any date, all amounts (other than cash or Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Parent Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Parent Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Parent Borrower and its Subsidiaries and (b) without duplication of clause (a) above all Indebtedness consisting of Revolving Loans, Bankers’ Acceptances or Swingline Loans to the extent otherwise included therein.

“Consolidated EBITDA”: for any period, the sum of the following, calculated for the Parent Borrower and its Subsidiaries on a consolidated basis (excluding the proportionate consolidation of any Non-Recourse Joint Venture): (a) Consolidated Net Income for such period including, to the extent not so included in the determination of Consolidated Net Income, any cash dividends received from any Non-Recourse Joint Venture, plus (b) (i) all amounts treated as expenses for depreciation, interest and other financing expense and (ii) non-cash charges of any kind to the extent included in the determination of such Consolidated Net Income, plus (c) any loss (or minus any gain) associated with the sale of assets not in the ordinary course of business, to the extent included in the determination of Consolidated Net Income, plus (d) any non-cash provisions for reserves of discontinued or restructured operations, to the extent included in the determination of Consolidated Net Income, plus (e) all accrued taxes on or measured by income to the extent included in the determination of such Consolidated Net Income, plus (f) costs and expenses incurred in order to achieve cost savings and synergies as a consequence of, or in connection with, the Plan of Arrangement and transition expenses incurred as a consequence of, or in connection with the Plan of Arrangement in an aggregate amount not to exceed US$150,000,000, plus (g) any non-cash Statement of Financial Accounting Standards No. 133 loss (or minus any income) related to hedging activities, to the extent included in the determination of Consolidated Net Income, plus (h) any non-cash compensation charge arising from any grant of stock, stock options, or other equity-based awards, to the extent included in the determination of Consolidated Net Income, plus (i) any deductions for expenses in connection with the Transactions that are not capitalized; provided, however, that (i) Consolidated Net Income shall be computed for these purposes without giving effect to unusual, extraordinary or specified cash gains or losses or non-recurring or specified non-cash items and (ii) cash payments made in such period or in any future period in respect of such non-cash items or the non-cash provisions described in clauses (b) (ii) and (d) above shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period during which such cash payments are made; and provided, further, that there shall be excluded from the determination of Consolidated EBITDA (A) any cash restructuring or rationalization charges, fees or expenses in an aggregate amount not to exceed US$100,000,000 in the aggregate and (B) the effect of any write-up (or write-down) in the value of inventory as a result of the consummation of the Plan of Arrangement. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Parent Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Parent Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Parent Borrower and its Subsidiaries in excess of US$10,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that (A) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a person and (B) yields gross proceeds to the Parent Borrower or any of its Subsidiaries in excess of US$10,000,000.

Notwithstanding the foregoing, for purposes of calculating the Consolidated Cash Interest Coverage Ratio and the Consolidated Leverage Ratio, Consolidated EBITDA for the four fiscal quarters ending on or prior to December 31, 2007 shall be calculated including, as applicable, (i) US$103,000,000 for the fiscal quarter ended, March 31, 2006, (ii) US$159,000,000 for the fiscal quarter ended, June 30, 2006, (iii) US$286,000,000 for the fiscal quarter ended, September 30, 2006, and (iv) US$257,000,000 for the fiscal quarter ended December 31, 2006.

“Consolidated Interest Expense”: for any period for the Parent Borrower, interest expense (whether cash or non-cash), net of short-term interest income, of the Parent Borrower and its Subsidiaries on a consolidated basis (excluding (a) the proportionate consolidation of any Non-Recourse Joint Venture and (b) non-interest financing expense such as prepayment premiums, fees and the like) for such period with respect to all outstanding Indebtedness of the Parent Borrower and its Subsidiaries (including in the calculation thereof (i) with respect to letters of credit and bankers’ acceptance financings, all commissions, discounts and other fees and charges related thereto and (ii) any net payments made or received (to the extent the accrual of the interest expense or income giving rise to such payment has not been allocated to a prior period), or to be made or to be received, by the Parent Borrower or any of its Subsidiaries under Hedge Agreements in respect of interest rates to the extent such net payments are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”: as at the last day of any period of four fiscal quarters, the ratio of (a) the aggregate principal amount of all Indebtedness of the Parent Borrower and its Subsidiaries at such date (excluding the face amount of undrawn letters of credit and excluding Guaranteed Obligations to the extent not due), determined on a consolidated basis in accordance with GAAP, calculated net of the amount of cash and Cash Equivalents, in excess of US$35,000,000, that, in each case, would (in conformity with GAAP) be set forth on a consolidated balance sheet of the Parent Borrower and its Subsidiaries for such date to (b) Consolidated EBITDA for such period.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Parent Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, however, that consolidated net income (or loss) of the Parent Borrower and its Subsidiaries for the fiscal quarter ended March 31, 2007 shall be calculated on a pro forma basis in consultation with the Administrative Agent.

“Consolidated Net Tangible Assets”: with respect to any Person, the total of all assets appearing on the consolidated balance sheet of such Person and its Subsidiaries, less the sum of the amounts:

(a) if any, at which goodwill, trademarks, tradenames, copyrights, patents and other similar intangible assets (other than timber licenses), unamortized stock or debt commission, discount, expense and premium shall appear as assets;

(b) of a write-up of the value of any asset of such Person or its Subsidiaries if made on the consolidated books of such Person or its Subsidiaries subsequent to execution of this Agreement;

(c) of current liabilities (excluding any liabilities under the Loan Documents); and

(d) of any minority interests;

provided that, for the purpose of any such calculation with respect to the Parent Borrower, or the Canadian Borrower, there shall not be proportionate consolidation of any Non-Recourse Joint Venture, but any Non-Recourse Joint Venture shall be included on an equity accounting basis.

“Consolidated Working Capital”: at any time, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors”: the directors of the Parent Borrower elected as of the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Parent Borrower is recommended by at least 51% of the Continuing Directors.

“Contract Period”: the term selected by the Canadian Borrower applicable to Bankers’ Acceptances in accordance with Section 2.6(a).

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party and by which it or any of its property is bound.

“CSA”: Canadian Securities Administrators, any successor thereto and any analogous Governmental Authority.

“Default”: any of the events specified in Section 8, whether or not any requirement hereunder or, in the case of Sections 8(f) and (g), under any document governing any Material Indebtedness, for the giving of notice, the lapse of time, or both, has been satisfied.

“Discount Note”: a non-interest bearing promissory note denominated in Canadian Dollars, substantially in the form of Exhibit E, issued by the Canadian Borrower to a Non BA Lender to evidence a BA Equivalent Loan.

“Discount Proceeds”: for any Bankers’ Acceptance issued hereunder, an amount calculated on the applicable Borrowing Date or date of conversion or continuation by multiplying (a) the face amount of the Bankers’ Acceptance by (b) the quotient obtained by dividing (i) one by (ii) the sum of one plus the product of (A) the Discount Rate applicable to the Bankers’ Acceptance and (B) a fraction, the numerator of which is the applicable Contract Period and the denominator of which is 365, with the quotient being rounded up or down to the fifth decimal place and .00005 being rounded up.

“Discount Rate”: with respect to an issue of Bankers’ Acceptances with the same maturity date, (a) for a Revolving Lender which is a Schedule I Lender, (i) the average CDOR Rate for the appropriate term and (b) for a Revolving Lender which is not a Schedule I Lender, the arithmetic average (rounded upwards to the nearest multiple of 0.01%) of the actual discount rates (expressed as annual rates) for B/As for such term accepted by the Schedule II/III Reference Banks established in accordance with their normal practices at or about 10:00 A.M. on the date of issuance but not to exceed the actual rate of discount applicable to B/As established pursuant to clause (a) for the same B/A issue plus 10 basis points per annum.

“Disposition”: with respect to any property, any sale, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Domestic Subsidiary”: any Subsidiary of the Parent Borrower that is not a Foreign Subsidiary, except that neither any Subsidiary of the Canadian Borrower that is organized under the laws of any jurisdiction in the United States, Domtar Funding Limited Liability Company nor Domtar Delaware Holdings, LLC shall be a Domestic Subsidiary.

“ECF Percentage”: 50%; provided, that, with respect to each fiscal year of the Parent Borrower ending after December 31, 2008, the ECF Percentage shall be reduced to (i) 25% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 3.00:1.00 but greater than 2.75:1.00 and (ii) 0% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 2.75:1.00.

“Effect”: any state of facts, change, effect, condition, development, event or occurrence.

“Eligible Assignee”: a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other entity that makes, purchases, holds or otherwise invests in commercial loans and similar extensions of credit in the ordinary course of its business. By becoming a party to this Agreement or accepting the benefits of this Agreement, each Lender and Participant represents to the Borrowers and the Administrative Agent that it is one of the foregoing entities, that it is participating hereunder as a Lender or Participant for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender or Participant hereunder.

“Environmental Activity”: any activity, event or circumstance in respect of Hazardous Materials, including its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation or its release into the natural environment including movement through or in the air, soil, subsoil, surface water or groundwater.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment (but excluding workers’ safety except as it may be affected by exposure to harmful substances), as now or may at any time hereafter be in effect.

“Environmental Liability”: any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar Loans”: Loans denominated in US Dollars the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to any Interest Period applicable to a Eurodollar Loan, the rate of interest per annum appearing at Page 3750 of the Telerate screen for deposits in US Dollars and for a period equal to such Interest Period at or about 11:00 A.M. (London time) on the date two Business Days prior to the beginning of such Interest Period. If Telerate Page 3750 is unavailable then the Eurodollar Rate shall be determined by the Administrative Agent by reference to the average annual rate of interest (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) at which major banks in the London interbank market are offering deposits in US Dollars and in the relevant amount for a period equal to such Interest Period, appearing on the Reuters Screen LIBO Page at or about 11:00 A.M. (London time) on the date two Business Days prior to the beginning of such Interest Period. If that rate does not so appear, then the Eurodollar Rate shall be the annual rate of interest at which the Administrative Agent would be prepared to offer to leading banks in the London interbank market, at or about 11:00 A.M. (London time) on the date two Business Days prior to the beginning of such Interest Period, for delivery on the first day of such Interest Period for a period equal to the Interest Period, deposits in US Dollars and in the relevant amount comparable to the relevant Eurodollar Loan requested by the relevant Borrower.

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Amount”: as defined in Section 2.13(d).

“Excess Cash Flow”: for any fiscal year of the Parent Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation, amortization and deferred tax expense) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year (excluding the effects of (A) any write-up (or write-down) in inventory as a result of purchase accounting and (B) any increase in the utilization of an account receivable securitization facility), (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Parent Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) cash payments received in respect of Hedge Agreements during such fiscal year to the extent not included in the computation of Consolidated Net Income over (b) the sum, without duplication (including, in the case of clause (ii) below, duplication across periods; provided that all or any portion of the amounts referred to in clause (ii) below with respect to a period may be applied in the determination of Excess Cash Flow for any subsequent period to the extent such amounts did not previously result in a reduction of Excess Cash Flow in any prior period), of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount (A) actually expended by the Parent Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures, Permitted Acquisitions and Investments permitted under Section 7.7(v), (vi) or (viii) and (B) committed during such fiscal year to be used to make Capital Expenditures Permitted Acquisitions or Investments under Section 7.7(v), (vi) or (viii) which in each case have been actually made or consummated or for which a binding agreement exists as of the time of determination of Excess Cash Flow for such fiscal year (in each case under this clause (ii) net of the principal amount of long-term Indebtedness (other than Indebtedness under this Agreement) incurred (or, in the case of clause (B), expected to be incurred) to finance such expenditures and any such expenditures financed (or, in the case of clause (B), expected to be financed) with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all optional prepayments of Indebtedness (other than Loans) during such fiscal year and the aggregate amount of all regularly scheduled principal payments of Indebtedness (including the Term Loans) of the Parent Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder and except to the extent that such prepayments or payments are refinanced by Indebtedness), (iv) increases in Consolidated Working Capital for such fiscal year (excluding the effects of (A) any write-up (or write-down) in inventory as a result of purchase accounting and (B) any reduction in the utilization of an account receivable securitization facility), (v) the aggregate net amount of non-cash gain on the Disposition of property by the Parent Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vi) the aggregate amount of Restricted Payments made during such fiscal year permitted under Section 7.10, (vii) fees and expenses incurred in connection with the closing of any Permitted Acquisitions or the Transactions, (viii) purchase price adjustments paid or received in connection with any Permitted Acquisition, (ix) the amount (determined by the Parent Borrower) of such Consolidated Net Income which is mandatorily prepaid or reinvested pursuant to Section 2.13(b) (or as to which a waiver of the requirements of such Section has been granted under Section 10.1) prior to the date of determination of Excess Cash Flow for such fiscal year as a result of any Asset Sale or Recovery Event, (x) taxes for which reserves have been established in accordance with GAAP, to the extent not reflected in the computation of Consolidated Net Income, provided that any amount so deducted shall be added to Excess Cash Flow in respect of any subsequent fiscal year in which such taxes reduced Consolidated Net Income, (xi) cash expenditures made in respect of Hedge Agreements during such fiscal year, to the extent not reflected in the computation of Consolidated Net Income, (xii) the aggregate amount of cash payments made during such period in respect of prior non-cash charges and (xiii) the aggregate amount of cash pension payments made by the Parent Borrower and its Subsidiaries to Plans or Canadian Pension Plans during such period to the extent not reflected in the computation of the Consolidated Net Income.

“Excess Cash Flow Application Date”: as defined in Section 2.13(c).

“Exchange Rate”: with respect to US Dollars or Canadian Dollars on any date, the rate at which US Dollars may be exchanged into Canadian Dollars, or Canadian Dollars may be exchanged into US Dollars, as the case may be, as determined in accordance with the Bank of Canada’s noon spot rate on such date, and if such date is not a Business Day, on the immediately preceding Business Day.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Parent Borrower Obligations or the Subsidiary Borrower Obligations, would, in the good faith judgment of the Parent Borrower, result in adverse tax consequences to the Parent Borrower or any of its Domestic Subsidiaries.

“Excluded Taxes”: any of the following: (i) Taxes imposed on the net worth, the capital or the net income of the Administrative Agent or any Lender, (ii) franchise Taxes, branch profits Taxes and Taxes on doing business imposed on the Administrative Agent or any Lender (a) by the jurisdiction under the laws of which such Administrative Agent or Lender, applicable Lending Office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (b) as a result of a present or former connection between the Administrative Agent or such Lender, its applicable Lending Office, branch or affiliates thereof and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received payment under, or enforced, this Agreement) and (iii) Taxes which the Canadian Borrower is required to withhold from any amount payable to the Administrative Agent or any Lender under this Agreement or any other Loan Document or the Fee Letter, dated as of August 22, 2006, or in connection with any Loans or Letters of Credit as a result of the Administrative Agent or such Lender being a non-resident of Canada for the purposes of the Income Tax Act (Canada), except to the extent such Taxes result from a change in treaty, law, regulation or administrative practice after the date such Administrative Agent or such Lender becomes a party to this Agreement and except to the extent such Administrative Agent's or such Lender's assignor was entitled to receive additional amounts in respect of such Taxes pursuant to Section 2.21.

“Existing Letters of Credit”: the letters of credit listed in Schedule 3.9.

“Facility”: each of (a) the Tranche B Term Commitments and the Term Loans made thereunder (the “Tranche B Term Facility”), (b) the Incremental Term Loan Amounts and the Incremental Term Loans related thereto (the “Incremental Term Facilities”) and (c) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“Federal Funds Effective Rate”: for any day, the per annum rate equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day in respect of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary”: any Subsidiary of the Parent Borrower which is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco.

“Foreign Subsidiary Holdco”: any Subsidiary, so long as such Subsidiary has no material assets other than securities of one or more Foreign Subsidiaries and Indebtedness issued by such Foreign Subsidiaries (or Subsidiaries thereof), and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries.

“Funded Debt”: as to any Person, all Indebtedness of such Person of the types described in clauses (a), (b), (c) and (d) of the definition of “Indebtedness.”

“Funding Office”: (a) for all payments for and by the US Borrowers, the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Parent Borrower and the relevant Lenders; and (b) for all payments for and by the Canadian Borrower and the relevant Lenders, the office of JPMorgan Chase Bank, N.A., Toronto Branch specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent by written notice to the Canadian Borrower and the relevant Lenders (the “Canadian Funding Office”).

“GAAP”: generally accepted accounting principles in effect in the United States at the time any calculation or determination is made or required to be made in accordance with generally accepted accounting principles, applied in a consistent manner from period to period.

“General Debt Basket Cap”: as defined in Section 7.2.

“General Lien Basket Cap”: as defined in Section 7.3.

“Global Group Members”: the collective reference to the Parent Borrower and its Subsidiaries.

“Governmental Authority”: any nation or government, any federal, provincial, state, territorial, municipal or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization of generally recognized authority (including the National Association of Insurance Commissioners).

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the relevant Borrower in good faith.

“Hazardous Materials”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, urea-formaldehyde insulation, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any applicable Environmental Law.

“Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates, currency exchange rates or commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Incremental Lender”: any Lender or, with the consent of the Parent Borrower and the Administrative Agent (such consent not to be unreasonably withheld), any other bank, financial institution or other entity which becomes a signatory to an Incremental Term Loan Activation Notice which has made, or acquired pursuant to an assignment made in accordance with Section 10.6, an Incremental Term Loan. Any other bank, financial institution or other entity that is not already a Lender and which elects to become an Incremental Lender shall execute a Joinder Agreement with the Parent Borrower and the Administrative Agent, whereupon such bank, financial institution or other entity shall become a Lender for all purposes and shall be bound by and entitled to the benefits of this Agreement.

“Incremental Term Loan Activation Notice”: a notice substantially in the form of Exhibit I.

“Incremental Term Loan Amount”: as to each Incremental Lender, in respect of any Incremental Term Facility, the obligation of such Incremental Lender on and after the applicable Incremental Term Loan Closing Date to make Incremental Term Loans hereunder in a principal amount equal to the amount set forth under the heading “Incremental Term Loan Amount” opposite such Incremental Lender’s name on the applicable Incremental Term Loan Activation Notice.

“Incremental Term Loan Closing Date”: as to any Incremental Term Loans to be made pursuant to an Incremental Term Loan Activation Notice, the date (which shall be a Business Day) specified in such Incremental Term Loan Activation Notice as the first date on which such Incremental Term Loans will be made available.

“Incremental Term Facility”: as defined in the definition of the term “Facility”.

“Incremental Term Loan Maturity Date”: as to any Incremental Term Loans to be made pursuant to an Incremental Term Loan Activation Notice, the maturity date specified in such Incremental Term Loan Activation Notice, which date shall be not earlier than the Maturity Date.

“Incremental Term Loan Percentage”: as to any Incremental Lender in respect of any Incremental Term Facility, the percentage which such Lender’s Incremental Term Loan Amount then outstanding in respect of such Incremental Term Facility constitutes of the aggregate principal amount of the Incremental Term Loan Amounts then outstanding in respect of such Incremental Term Facility.

“Incremental Term Loans”: as defined in Section 2.1(b).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or Bankers’ Acceptances, (d) all Capital Lease Obligations of such Person, (e) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of letters of credit, (f) in the case of any Subsidiary, the liquidation value of all its mandatorily redeemable preferred Capital Stock, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by any Lien on property (including accounts and contract rights) owned by such Person, but, for the avoidance of doubt, excluding any securitization of accounts receivable that is permitted by Section 7.5, whether or not such Person has assumed or become liable for the payment of such obligation (which obligations under this clause (h) shall be valued at the lesser of (1) the fair market value of such property and (2) the amount of the applicable obligations), and (i) for the purposes of Sections 8(f) and (g) only, all obligations of such Person in respect of Hedge Agreements. The Indebtedness of any Person shall (x) exclude deferred taxes, (y) exclude any securitization of accounts receivable that is permitted by Section 7.5 and (z) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Laws”: any of Title 11 of the United States Code entitled “Bankruptcy”, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction including, without limitation, any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Insolvent”: pertaining to a condition of Insolvency.

“Interest Payment Date”: (a) as to any ABR Loan, US Base Rate Loan or Canadian Prime Rate Loan, the last Business Day of each fiscal quarter to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan, a US Base Rate Loan or Canadian Prime Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof (but only in respect of the portion of such Loan so repaid or prepaid).

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months (or, with the consent of each affected Lender) nine or twelve months thereafter, as selected by the relevant Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by such Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) a Borrower may not select an Interest Period that would extend beyond the Termination Date (or the Short Term Borrowing Maturity Date, in the case of a Short Term Borrowing); and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investment”: as defined in Section 7.7.

“Issuing Lenders”: any Lender to be selected from time to time by the Borrowers in consultation with the Administrative Agent (including The Bank of Nova Scotia, National Bank of Canada and Royal Bank of Canada, with respect to Existing Letters of Credit), together with their respective successors and permitted assigns.

“Joinder Agreement”: a Joinder Agreement, substantially in the form of Exhibit J.

“L/C Commitment”: US$100,000,000.

“L/C Fee Payment Date”: the third Business Day after the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: the collective reference to all the Revolving Lenders other than the relevant Issuing Lender.

“Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lenders”: as defined in the preamble hereto (it being understood, for the avoidance of doubt, that any Revolving Lender may utilize its branches, subsidiaries or Lender Affiliates for purposes of making or participating in Revolving Extensions of Credit, Swingline Loans or Letters of Credit to or for the account of the Canadian Borrower, in which case such subsidiary or Lender Affiliate shall be a Lender hereunder); provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender and any Assignee.

“Lending Office”: as to each Lender, Swingline Lender or Issuing Lender, the office (or Affiliate) specified as its “Lending Office” in the administrative questionnaire or other relevant document delivered to the Administrative Agent or in an Assignment and Acceptance, as the case may be, or such other office (or Affiliate) as may be designated by such Lender by written notice to the Borrowers and the Administrative Agent. Unless an Event of Default under Section 8(a) or 8(b), or Section 8(h) or 8(i) (with respect to a Borrower) has occurred and is continuing, each Revolving Lender, Swingline Lender and Issuing Lender shall have separate

Lending Offices for its Revolving Extensions of Credit, Swingline Loans and Letters of Credit, as applicable, to or for the account of the US Borrowers and the Canadian Borrower, respectively, to the extent necessary to satisfy the requirements of Section 2.21.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, deposit arrangement securing an obligation, encumbrance, lien (statutory or other) or charge on or other security interest in any property or any preference, priority or other security agreement or similar preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing) that has the practical effect of creating security for an obligation.

“Loan”: any loan made by any Lender pursuant to this Agreement and includes, where applicable and without duplication, any loan by way of Bankers’ Acceptances; provided that any reference herein to the amount or principal thereof, in the case of a loan by way of Bankers’ Acceptances, shall refer to the face amount of such Bankers’ Acceptances.

“Loan Documents”: this Agreement, the Security Documents, Notes, Bankers’ Acceptances, Letters of Credit and Applications; when used in relation to any Person, the term “Loan Documents” means the Loan Documents executed and delivered by such Person.

“Loan Parties”: the Parent Borrower, the Subsidiary Borrower, Canadian Borrower and the Subsidiary Guarantors.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Tranche B Term Loans, the Incremental Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility prior to the termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Parent Borrower and its Subsidiaries taken as a whole (except as disclosed in the most recent annual reports and any intervening quarterly or other reports of the Parent Borrower or the Canadian Borrower filed with the SEC, applicable Canadian securities regulatory authorities or the CSA on the System for Electronic Document Analysis and Retrieval (SEDAR) or otherwise made publicly available by the Parent Borrower prior to September 30, 2006) or (b) the validity or enforceability of this Agreement or any Note or Bankers’ Acceptance, or the Loan Documents taken as a whole, or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness”: any Indebtedness (other than, except for purposes of determining whether the Revolving Facility constitutes Material Indebtedness, the Loans and Letters of Credit), including, for purposes of Sections 8(f) and (g) only, obligations in respect of any Hedge Agreement, of any of the Parent Borrower or its Subsidiaries in a principal amount exceeding US$80,000,000 or the Canadian Dollar Equivalent thereof, but excluding any Indebtedness owing to the Parent Borrower or any Subsidiary. For purposes of determining

Material Indebtedness, the principal amount of the obligations of the Parent Borrower or any Subsidiary in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Borrower or such Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Material Subsidiary”: any Subsidiary of the Parent Borrower having assets representing 10% or more of the Consolidated Assets of the Parent Borrower or accounting for 10% or more of the Consolidated EBITDA thereof for the most recently completed period of four fiscal quarters of the Parent Borrower at any time and each Subsidiary of the Parent Borrower so designated by the Parent Borrower by a notice in writing to the Administrative Agent.

“Maturity Date”: March 7, 2014.

“Moody’s”: Moody’s Investor Service, Inc. and its successors.

“Mortgaged Properties”: the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit H (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Disposition, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received in cash) of such Disposition, net of (i) reasonable legal fees, accountants’ fees, brokerage, consultant and other customary fees, underwriting commissions and other customary fees and expenses actually incurred in connection with such Disposition, (ii) taxes paid or reasonably estimated to be payable as a result thereof or as a result of the transfer of such proceeds among the Parent Borrower and its Subsidiaries, (iii) appropriate amounts provided or to be provided by the Parent Borrower or any of its Subsidiaries as a reserve, in accordance with GAAP, with respect to any liabilities associated with any such Disposition and retained by the Parent Borrower or any such Subsidiary after such Disposition and other appropriate amounts to be used by the Parent Borrower or any of its Subsidiaries to discharge or pay on a current basis any other liabilities associated with such Disposition, (iv) in the case of any securitization transaction, any escrowed or pledged cash proceeds which effectively secure, or are required to be maintained as reserves by the applicable securitization vehicle for, the Indebtedness of the Parent Borrower and its Subsidiaries in respect of, or the obligations of the Parent Borrower and its Subsidiaries under, such securitization transaction, (v) in the case of a sale or Sale-Leaseback Transaction of or involving an asset subject to a Lien securing any Indebtedness outstanding prior to such sale or Sale-Leaseback

Transaction, payments made and installment payments required to be made to repay such Indebtedness, including, without limitation, payments in respect of principal and prepayment premiums and penalties, and (vi) any such proceeds received by a Subsidiary of the Parent Borrower that are prevented by any Requirement of Law from being distributed to the Parent Borrower or which cannot be so distributed without adverse tax consequences applied to repay the Loans hereunder and (b) in connection with any issuance of Capital Stock or any issuance or incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and, in the case of any Indebtedness of any Foreign Subsidiary, deductions in respect of withholding taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States.

“Non BA Lender”: a Lender that cannot or does not as a matter of policy accept bankers’ acceptances.

“Non-Excluded Taxes”: as defined in Section 2.21(a).

“Non-Recourse Joint Venture”: any joint venture of the Parent Borrower or any of its Subsidiaries (a) that is not otherwise a Subsidiary of the Parent Borrower or such Subsidiary, (b) in respect of whose financial obligations neither the Parent Borrower nor any of its Subsidiaries has, by contract or otherwise, any liability, direct or indirect, absolute or contingent and (c) for which proportionate consolidation is required under GAAP in the consolidated financial statements of the Parent Borrower and its Subsidiaries.

“Norampac”: Norampac Inc., a Canadian corporation, and its successors and assigns.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: as to the Parent Borrower (the “Parent Borrower Obligations”), the Subsidiary Borrower (the “Subsidiary Borrower Obligations”) or the Canadian Borrower (the “Canadian Borrower Obligations”), the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of such Borrowers to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by such Borrower pursuant hereto) or otherwise.

“Parent Borrower Existing Credit Agreement”: the Credit Agreement, dated as of March 7, 2007, among the Parent Borrower, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent.

“Participant”: as defined in Section 10.6(b).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: as defined in Section 7.7.

“Permitted Encumbrances”:

(a) Liens imposed by law for Taxes that are not yet due, that have not yet become enforceable or that are being contested in compliance with Section 6.4;

(b) other Liens arising by operation of law (including, without limitation, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction, workers’ and other like Liens) arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings and for which the Parent Borrower or any of its Subsidiaries has set aside on its books adequate reserves with respect thereto in accordance with GAAP;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, employers’ health tax and other social security benefits or regulations or other insurance related obligations (including, without limitation, pledges or deposits or other Liens securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) pledges and deposits to secure the performance of bids, trade contracts, obligations for utilities, leases, statutory obligations, surety and appeal bonds, performance bonds, judgment and like bonds, replevin and similar bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) zoning restrictions, easements, restrictions, servitudes, rights-of-way, restrictions on the use of property and similar encumbrances on real or immovable property imposed by law or arising in the ordinary course of business that do not materially interfere with the ordinary conduct of business, of the Parent Borrower and its Subsidiaries, taken as a whole;

(f) imperfections in title on real or immovable property, whether arising by law or contract, that do not materially impair the ability of the Parent Borrower and its Subsidiaries, taken as a whole, to carry on their business;

(g) the rights reserved to or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Parent Borrower or any of its Subsidiaries or by any statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(h) the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown;

(i) restrictive covenants affecting the use to which real or immovable property may be put, provided, that such covenants are complied with in all material respects and do not materially impair its use in the operations of the Parent Borrower and its Subsidiaries;

(j) Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided, that the rental payments secured thereby are not yet due and payable;

(k) Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority that are being diligently contested and that do not constitute an Event of Default under Section 8(k); provided, that in the case of any such Lien securing a judgment, decree or order of US$80,000,000 or more, there shall not be any period of 60 consecutive days or more in which such Lien is not discharged or terminated;

(l) the reservations, exceptions, limitations, provisos and conditions to which any Canadian timber tenures are subject; and

(m) Liens in existence on the Closing Date arising out of title retention, capital leases, acquisition of equipment or similar arrangements.

“Permitted Refinancing Indebtedness”: Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to extend, renew, refinance, replace, defease or refund, or directly or indirectly in exchange for existing Indebtedness (“Refinanced Debt”); provided that (i) such extending, renewing, refinancing, replacing, defeasing or refunding such Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Refinanced Debt plus the amount of any premiums paid thereon and fees and expenses associated therewith (provided, that this clause (i) shall not apply to any Indebtedness issued in exchange for Indebtedness issued under any indenture of the Canadian Borrower listed on Part B of Schedule 4.3), (ii) such Indebtedness has an equal or later final maturity and an equal or longer Weighted Average Life than the Refinanced Debt, (iii) if the Refinanced Debt or any guarantees thereof are subordinated to the Obligations, such Indebtedness and guarantees thereof are subordinated to the Obligations on terms no less favorable in any material respect to the holders of the Obligations than the subordination terms of such Refinanced Debt or guarantees thereof (and no Loan Party that has not guaranteed such Refinanced Debt guarantees such Indebtedness), (iv) if such Refinanced Debt or any guarantees thereof are secured, such Indebtedness and any guarantees thereof are either unsecured or secured only by such assets as secured the Refinanced Debt and guarantees thereof, (vii) if such Refinanced Debt and any guarantees thereof are unsecured, such Indebtedness and guarantees thereof are also unsecured and (v) such Indebtedness is incurred not more than 90 days prior to and not more than 90 days after the date on which such Refinanced Debt is repaid, extended or renewed.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Arrangement”: the Plan of Arrangement contemplated by the Transaction Agreement.

“Plan of Arrangement Documentation”: collectively, the Transaction Agreement and all schedules, exhibits and annexes thereto and all side letter letters and agreements affecting the terms thereof or entered into in connection therewith.

“Pledge Agreement”: the Pledge Agreement to be executed and delivered by the Canadian Subsidiary Guarantors which are organized under the laws of the United States or any state thereof, substantially in the form of Exhibit F-3.

“PPSA”: the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation of any other Canadian jurisdiction, including the Code Civil of Québec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“Pro Forma Balance Sheet”: as defined in Section 4.4(a).

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Global Group Member that yields Net Cash Proceeds to any Global Group Member in excess of $10,000,000.

“Refunded Swingline Loans”: as defined in Section 2.9(b).

“Register”: as defined in Section 10.6(d).

“Regulations U and X”: Regulation U and Regulation X of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the relevant Borrower to reimburse any Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Parent Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.13(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which a Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the designated Borrower (directly or indirectly through a Subsidiary) intends and expects to use (or to contractually commit to use) all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in the Parent Borrower’s or any Subsidiary’s business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date or committed to be expended prior to the relevant Reinvestment Prepayment Date (a “Committed Reinvestment Amount”), in each case to acquire or repair assets useful in the Parent Borrower’s or any Subsidiary business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the relevant Borrower shall have determined not to, or shall otherwise ceased to, acquire or repair assets useful in the Parent Borrower’s or any Subsidiary’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Consolidated Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Parent Borrower ending with any fiscal quarter of the Parent Borrower ending on or closest to the respective dates set forth below for which financial statements have been provided, the Consolidated Leverage Ratio set forth opposite such date; provided that any pro forma adjustments specified in connection with the calculation of the Required Consolidated Leverage Ratio shall be made as of the first day of the relevant four quarter period:

Period (four consecutive fiscal quarters ending on or about the dates below)	Consolidated Leverage Ratio
December 31, 2006	4.75 to 1.00

March 31, 2007	4.75 to 1.00

June 30, 2007	4.75 to 1.00

September 30, 2007	4.75 to 1.00

December 31, 2007	4.75 to 1.00

March 31, 2008	4.75 to 1.00

June 30, 2008	4.75 to 1.00

September 30, 2008	4.75 to 1.00

December 31, 2008 and fiscal quarterly dates thereafter	4.50 to 1.00

“Required Lenders”: at any time, the holders of more than (a) until the Closing Date, 50% of the sum of the Term Commitments and the Total Revolving Commitments then in effect and (b) thereafter, 50% of the sum of (i) the aggregate principal unpaid amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the articles of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject; provided that any of the foregoing which does not have the force of law is generally complied with by the Person subject thereto.

“Responsible Officer”: the chief executive officer, president or chief financial officer of the Parent Borrower, but in any event, with respect to financial matters, the chief financial officer; the vice president, treasury and risk management; or the assistant treasurer of the relevant Borrower.

“Restricted Payments”: as defined in Section 7.10.

“Reuters Screen CDOR Page”: the display designated as page CDOR on the Reuters Monitor Money Rates Service or other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for bankers’ acceptances accepted by leading Canadian banks.

“Reuters Screen LIBO Page”: the display designated as Libor Page 01 on the Reuters Monitor Money Rates Service (or other page as may, from time to time, replace that page on that service for the purpose of displaying interbank offered rates for deposit in the London interbank market).

“Revolving Commitments”: as to any Revolving Lender, the obligation of such Revolving Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal amount and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Revolving Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Revolving Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate original amount of the Revolving Commitments is US$750,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to the Termination Date.

“Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding; provided, that the principal amount of all Canadian Revolving Loans by ways of B/As shall be deemed to be the full face amount of such B/As.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds a Revolving Loan.

“Revolving Loans”: as defined in Section 2.4(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Revolving Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Total Revolving Extensions of Credit then outstanding.

“S&P”: Standard & Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc. and its successors.

“Sale-Leaseback Transaction”: as defined in Section 7.3. The amount of a Sale-Leaseback Transaction outstanding at any time after the date of the consummation thereof shall be the present value (discounted at a fixed rate per annum determined by the relevant Borrower on the date of such consummation as a reasonable rate for secured obligations with the term of such Sale-Leaseback Transaction for such Borrower) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended).

“Schedule I Lender”: any Lender named on Schedule I to the Bank Act (Canada).

“Schedule I Reference Banks”: Royal Bank of Canada and National Bank of Canada, or any bank named on Schedule I to the Bank Act (Canada) as otherwise agreed by the Administrative Agent and the Canadian Borrower.

“Schedule II/III Lender”: any Lender named on Schedule II or Schedule III to the Bank Act (Canada).

“Schedule II/III Reference Banks”: JPMorgan Chase Bank, N.A., Toronto Branch and Citibank, N.A., Canadian Branch, or any two other banks named on Schedule II or Schedule III to the Bank Act (Canada) as otherwise agreed by the Administrative Agent and the relevant Borrower.

“SEC”: the United States Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Documents”: the collective reference to the US Guarantee and Collateral Agreement, the Canadian Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Short Term Borrowing”: a borrowing of Revolving Loans or Swingline Loans that the Borrower of such Loans has designated (or that is deemed to be so designated pursuant to Section 2.9(a)(ii)), in accordance with Section 2.5 or 2.9, as the case may be, as being repayable no later than the Short Term Borrowing Maturity Date.

“Short Term Borrowing Maturity Date”: with respect to any Short Term Borrowing, the earlier of (a) the date that is 364 days after the date on which such Short Term Borrowing is made or, if such date is not a Business Day, then on the immediately preceding Business Day, and (b) the Termination Date.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors of such corporation or of the managers of such partnership or other entity having similar functions to the board of directors of a corporation are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Guarantors”: the collective reference to the US Subsidiary Guarantors and the Canadian Subsidiary Guarantors.

“Swingline Account”: as defined in Section 2.9.

“Swingline Commitment”: the obligation of each Swingline Lender to make Swingline Loans pursuant to Section 2.8 in an aggregate principal amount at any one time outstanding not to exceed US$75,000,000.

“Swingline Lenders”: one or more Lenders to be selected from time to time by the Parent Borrower in consultation with the Administrative Agent and their respective successors and permitted assigns.

“Swingline Loans”: as defined in Section 2.8.

“Swingline Participation Amount”: as defined in Section 2.9.

“Target”: as defined in Section 7.7.

“Taxes”: all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority (including income, capital (including large corporations), withholding, consumption, sales, use, transfer, goods and services or other value-added, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and charges) together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges.

“Term Loans”: as defined in Section 2.1(b).

“Termination Date”: March 7, 2012.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Tranche B Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Parent Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Tranche B Term Commitments is $800,000,000.

“Tranche B Term Lender”: each Lender that has a Tranche B Term Commitment.

“Tranche B Term Loan”: as defined in Section 2.1(a).

“Tranche B Term Loan Percentage”: as to any Tranche B Term Lender at any time, the percentage which such Lender’s Tranche B Term Commitment then constitutes of the aggregate Tranche B Term Commitments (or at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

“Transaction Agreement”: the Transaction Agreement, dated as of August 22, 2006, among Weyerhaeuser Company, the Parent Borrower, the Subsidiary Borrower and the Canadian Borrower , as amended and restated as of January 25, 2007.

“Transactions”: the execution, delivery and performance by each Borrower of this Agreement, the making available and borrowing of the Loans, the use of the proceeds thereof, the collateral security therefor, the issuance of Letters of Credit hereunder and the consummation of the Plan of Arrangement.

“Type”: as to any Loan, its nature as an ABR Loan, a US Base Rate Loan, a Eurodollar Loan, a Canadian Prime Rate Loan or a Bankers’ Acceptance.

“United States”: the United States of America.

“US Base Rate”: a fluctuating rate of interest per annum which is equal at all times to the greater of: (a) the reference rate of interest (however designated) announced from time to time by the Administrative Agent as being its reference rate for determining interest chargeable by it on US Dollar-denominated commercial loans made in Canada; and (b) 0.50% above the Federal Funds Effective Rate from time to time in effect.

“US Base Rate Loans”: Loans the rate of interest applicable to which is based upon the US Base Rate.

“US Borrowers”: the collective reference to the Parent Borrower and the Subsidiary Borrower.

“US Dollar Equivalent”: with respect to any amount of Canadian Dollars on any date, the equivalent amount in US Dollars of such amount of currency as determined using the applicable Exchange Rate.

“US Dollars” and “US$”: dollars in lawful currency of the United States.

“US Group Members”: the collective reference to the US Borrowers and their respective Domestic Subsidiaries.

“US Guarantee and Collateral Agreement”: the US Guarantee and Collateral Agreement to be executed and delivered by the Parent Borrower, the Subsidiary Borrower and each US Subsidiary Guarantor, substantially in the form of Exhibit F-1.

“US Material Adverse Effect”: any Effect that has been or would reasonably be likely to be material and adverse to (A) the business, assets, properties, condition (financial or otherwise), or results of operations of the Subsidiary Borrower and its Subsidiaries, taken as a whole, or of their business, operations and affairs after giving effect to the Contribution (as defined in the Transaction Agreement) and the sale of certain assets to the Canadian Subsidiaries of the Subsidiary Borrower (the “Subsidiary Borrower Business”) other than an Effect relating to

(i) the economy generally, (ii) the industries in which the Subsidiary Borrower or the Subsidiary Borrower Business operates generally (including changes in prices for energy and raw materials), (iii) the financial, securities and currency markets generally and (iv) the entering into or the public announcement or disclosure of the Transaction Agreement or the consummation or proposed consummation of the Plan of Arrangement or the pendency thereof (in each of clauses (i), (ii) and (iii) to the extent such Effect does not disproportionally affect the Subsidiary Borrower or the Subsidiary Borrower Business), or to (B) the ability of Weyerhaeuser Company and the Subsidiary Borrower to perform their obligations under the Transaction Agreement or related documents or consummate the Plan of Arrangement.

“US Subsidiary Guarantors”: the Domestic Subsidiaries of the Parent Borrower.

“US Swingline Loan”: as defined in Section 2.8(a).

“Weighted Average Life” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries of such Person; provided that notwithstanding the foregoing, “Wholly-Owned Subsidiaries” of the Parent Borrower shall include (without limitation) the entities listed on Schedule 1.1C hereto.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein, and in any certificate or other document made or delivered pursuant hereto, (i) accounting terms relating to the Parent Borrower or any of its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Time. Time shall be of the essence in all provisions of this Agreement. The Borrowers shall be en demeure under this Agreement by the mere lapse of time for performing any obligations stipulated hereunder.

1.4 Currency. Whenever any amount is to be determined for purposes of Sections 2 and 3 hereof or otherwise for the purposes of calculating any amount outstanding under the Facility (other than any such amount which is plainly to be determined in Canadian Dollars), such amount shall be determined by the Administrative Agent in US Dollars by calculating the US Dollar Equivalent of any portion of such amount denominated in Canadian Dollars and adding such amount to any US Dollar-denominated portion of such amount.

1.5 Changes to GAAP. Unless otherwise expressly provided, all accounting terms used in this Agreement shall be interpreted and all financial information shall be prepared in accordance with GAAP, consistently applied. If any Accounting Changes (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in this Agreement or any other Loan Documents, then at the request of the Parent Borrower or the Administrative Agent on behalf of the Required Lenders, the Parent Borrower, the Administrative Agent and the Lenders shall enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Parent Borrower and its Subsidiaries’ financial condition shall be the same after such Accounting Changes, as if such Accounting Changes had not been made; provided, however, that the agreement of the Required Lenders to any required amendments of such provisions shall be sufficient to bind all the Lenders. “Accounting Changes” means (A) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC; and (B) changes in accounting principles concurred in by the Parent Borrower’s independent chartered or certified public accountants. If no request for negotiations is timely made after delivery of annual financial statements noting any Accounting Changes or the Administrative Agent, the Parent Borrower and the Required Lenders agree upon the required amendments, then after appropriate amendments, if any, have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in this Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If the Administrative Agent, the Parent Borrower and the Required Lenders do not agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with this Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments. (a) Subject to the terms and conditions hereof, each Tranche B Term Lender severally agrees to make a term loan denominated in US Dollars (a “Tranche B Term Loan”) to the Parent Borrower on the Closing Date in an amount not to exceed the amount of the Tranche B Term Commitment of such Lender.

(b) The Parent Borrower and one or more Lenders (including new Lenders) may from time to time agree that such Lenders shall become Incremental Lenders under an Incremental Term Facility by executing and delivering to the Administrative Agent an Incremental Term Loan Activation Notice specifying (i) the respective Incremental Term Loan Amounts of such Incremental Lenders, (ii) the applicable Incremental Term Loan Closing Date, (iii) the applicable Incremental Term Loan Maturity Date, (iv) the amortization schedule for the applicable Incremental Term Loans, which shall comply with Section 2.3(b), and (v) the Applicable Margin for the Incremental Term Loans to be made pursuant to such Incremental Term Loan Activation Notice. Each Incremental Lender party to an Incremental Term Loan Activation Notice severally agrees, on the terms and conditions of this Agreement, to make a term loan (an “Incremental Term Loan”; together with the Tranche B Term Loans, the “Term Loans”) to the Parent Borrower, as specified in such Incremental Term Loan Activation Notice, on the Incremental Term Loan Closing Date specified in such Incremental Term Loan Activation Notice in a principal amount equal to the Incremental Term Loan Amount of such Incremental Lender. Nothing in this Section 2.1(b) shall be construed to obligate any Lender to execute an Incremental Term Loan Activation Notice. Notwithstanding the foregoing, (x) the aggregate amount of Incremental Term Loans outstanding under all Incremental Term Facilities shall at no time exceed $400,000,000, and (y) no Incremental Term Loans shall be made if, after giving pro forma effect to the incurrence thereof and to the use of the proceeds thereof, (1) any Default or Event of Default shall have occurred and be continuing or (2) the Parent Borrower shall not be in compliance with the Required Consolidated Leverage Ratio.

(c) The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Parent Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.14.

2.2 Procedure for Term Loan Borrowing. (a) The Parent Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, on the Closing Date) requesting that the Tranche B Term Lenders make the Tranche B Term Loans on the Closing Date and specifying the amount to be borrowed. The Tranche B Term Loans made on the Closing Date shall initially be ABR Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche B Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Tranche B Term Lender shall make available to the Administrative Agent at the relevant Funding Office an amount in immediately available funds equal to the Tranche B Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Parent Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Tranche B Term Lenders in immediately available funds.

(b) The Parent Borrower shall give the Administrative Agent irrevocable notice of the borrowing of any Incremental Term Loans under any Incremental Term Facility (which notice must be received by the Administrative Agent prior to prior to 10:00 A.M., New York City time, one Business Day prior to the requested Incremental Term Loan Closing Date). Upon receipt of any such notice with respect to an Incremental Term Facility, the Administrative Agent shall promptly notify each relevant Incremental Lender thereof. Not later than 12:00 Noon, New York City time, on the Incremental Term Loan Closing Date each relevant Incremental Lender shall make available to the Administrative Agent at the relevant Funding Office an amount in immediately available funds equal to the Incremental Term Loan to be made by such Incremental Lender. The Administrative Agent shall credit the account of the Parent Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Incremental Lenders in immediately available funds. The provisions of the paragraph shall be subject to any applicable limitations or requirements in the relevant Incremental Term Loan Activation Notice.

2.3 Repayment of Term Loans. (a) The Tranche B Term Loans of each Tranche B Term Lender shall mature in 27 consecutive quarterly installments, beginning with the fiscal quarter ending June 30, 2007, and a final installment payable on the Maturity Date. Each such installment shall be equal to the relevant Tranche B Term Lender’s relevant Tranche B Term Loan Percentage multiplied by (x) with respect to the installments payable prior to the Maturity Date, 0.25% of the aggregate amount of the Tranche B Term Loans initially funded by the Lenders and (ii) with respect to the installment payable on the Maturity Date, an amount equal to the then outstanding principal amount of the Tranche B Term Loans.

(b) The Incremental Term Loans of each Incremental Lender shall mature in such installments as are specified in the relevant Incremental Term Loan Activation Notice; provided, that such Incremental Term Loans shall have a Weighted Average Life not shorter than that of the outstanding Tranche B Term Loans and shall not have a final maturity date earlier than the Maturity Date.

2.4 Revolving Commitments. (a) Subject to the terms and conditions hereof, (x) each Revolving Lender separately agrees to make revolving credit loans denominated in US Dollars to the Parent Borrower and the Subsidiary Borrower (such loans, the “US Revolving Loans”) and (y) each Revolving Lender separately agrees to make revolving credit loans denominated in US Dollars or Canadian Dollars, and extend credit by way of Bankers’ Acceptances, to the Canadian Borrower (such loans and acceptance of Bankers’ Acceptances, the “Canadian Revolving Loans” and, together with the US Revolving Loans, the “Revolving Loans”) from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender’s Revolving Commitment; provided, that the Revolving Lenders shall have no obligation to make any Canadian Revolving Loans if, after giving effect thereto, the aggregate amount of the Canadian Revolving Loans then outstanding and the L/C Obligations and the Swingline Loans of the

Canadian Borrower then outstanding would exceed US$150,000,000. During the Revolving Commitment Period, each Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing (including, in the case of Canadian Revolving Loans, by requesting the Revolving Lenders to accept and purchase Bankers’ Acceptances), all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be (1) Eurodollar Loans, in the case of Revolving Loans denominated in US Dollars, (2) ABR Loans in the case of US Revolving Loans, (3) US Base Rate Loans in the case of Canadian Revolving Loans denominated in US Dollars, (4) Canadian Prime Rate Loans, in the case of Canadian Revolving Loans denominated in Canadian Dollars, or (5) Bankers’ Acceptances, in the case of Canadian Revolving Loans denominated in Canadian Dollars, in each case as determined by the relevant Borrower and notified to the Administrative Agent in accordance with Sections 2.5, 2.6 and 2.14.

(b) Each Borrower shall repay all its outstanding Revolving Loans in US Dollars or Canadian Dollars, as the case may be, on the Termination Date; provided that any Canadian Revolving Loans designated as a Short Term Borrowing shall be repaid on the Short Term Borrowing Maturity Date therefor, may not be continued or converted pursuant to Section 2.14 to the extent such continuation or conversion would cause the maturity date of such Canadian Revolving Loan to extend beyond the Short Term Borrowing Maturity Date therefor and may not otherwise be refinanced with the proceeds of a borrowing hereunder (it being expressly understood that repayment of a Short Term Borrowing shall not reduce the Revolving Commitments).

2.5 Procedure for Revolving Loan Borrowing. A Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that (a) with respect to US Revolving Loans, the Parent Borrower or the Subsidiary Borrower, as the case may be, shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., on the Closing Date for Loans requested to be made on the Closing Date, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans or one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of US Revolving Loans to be borrowed, (ii) the requested Borrowing Date, and (iii) in the case of Eurodollar Loans, the length of the initial Interest Period and (b) with respect to Canadian Revolving Loans, the Canadian Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., on the Closing Date for Loans requested to be made on the Closing Date, three Business Days prior to the requested Borrowing Date in the case of Eurodollar Loans, two Business Days prior to the requested Borrowing Date, in the case of Bankers’ Acceptances or one Business Day prior to the requested Borrowing Date in the case of US Base Rate Loans and Canadian Prime Rate Loans), specifying (i) whether such Canadian Revolving Loans shall be denominated in US Dollars or Canadian Dollars, (ii) the amount and Type of Canadian Revolving Loans to be borrowed, (iii) the requested Borrowing Date, (iv) whether the Revolving Loans to be borrowed shall be designated as Short-Term Borrowings and (v) in the case of Eurodollar Loans and Bankers’ Acceptances, the length of the initial Interest Period or Contract Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to US$10,000,000 or C$10,000,000 or a whole multiple of US$1,000,000 or C$1,000,000 in excess thereof or, if the then aggregate Available Revolving Commitments are less than US$10,000,000, such lesser amount (or the Canadian Dollar Equivalent thereof); provided, that each Swingline Lender may request, on behalf of any Borrower, borrowings under the Revolving Commitments that are ABR Loans, US Base Rate Loans or Canadian Prime Rate Loans in other amounts pursuant to Section 2.9. Upon receipt of any such notice from the relevant Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the relevant Borrower at the relevant Funding Office prior to 12:00 Noon, on the Borrowing Date requested by such Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to such Borrower by the Administrative Agent crediting an account as directed by the relevant Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. Each Revolving Lender shall make available to the Canadian Borrower Bankers’ Acceptance borrowings during the Revolving Commitment Period, in accordance with and pursuant to the procedures set forth in Section 2.6.

Notwithstanding the foregoing, if after giving effect to any proposed Revolving Loan, the amount of the Total Revolving Extensions of Credit (other than Swingline Loans) would equal or exceed the Total Revolving Commitments less the aggregate of all Swingline Commitments, then: (a) the time for notice to request such proposed Revolving Loan shall (unless otherwise determined by the Administrative Agent in its sole discretion) be increased by one additional Business Day and (b) together with delivery of such notice of proposed Revolving Loan, a Responsible Officer of the relevant Borrower shall certify to the Administrative Agent and the Swingline Lenders in writing that, after giving effect to such Revolving Loan, the amount of the Total Revolving Extensions of Credit (including all outstanding Swingline Loans by way of account overdraft or otherwise) shall not exceed the Total Revolving Commitments.

2.6 Bankers’ Acceptances. (a) Term. Each Bankers’ Acceptance shall have a Contract Period of approximately thirty days, sixty days, ninety days or one hundred and eighty days or (with the consent of each affected Lender) two hundred and seventy days or three hundred and sixty-five days, subject to availability. No Contract Period shall extend beyond the Termination Date (or the Short Term Borrowing Maturity Date in the case of a Short Term Borrowing by way of Bankers’ Acceptances). If such Contract Period would otherwise end on a day that is not a Business Day, such Contract Period shall end on the next preceding day that is a Business Day.

(b) Discount Rate. On each Borrowing Date on which Bankers’ Acceptances are to be accepted, the Administrative Agent shall advise the Canadian Borrower as to the Administrative Agent’s determination of the applicable Discount Rate for the Bankers’ Acceptances which any of the Revolving Lenders have agreed to purchase.

(c) Purchase. Each Revolving Lender agrees to purchase a Bankers’ Acceptance accepted by it. The Canadian Borrower shall sell, and such Revolving Lender shall purchase, the Bankers’ Acceptance at the applicable Discount Rate. Such Revolving Lender shall provide to the relevant Funding Office the Discount Proceeds less the Acceptance Fee payable by the Canadian Borrower with respect to such Bankers’ Acceptance. Such proceeds will then be made available to the Canadian Borrower by the Administrative Agent crediting an account as directed by the Canadian Borrower with the aggregate of the amounts made available to the Administrative Agent by such Revolving Lenders and in like funds as received by the Administrative Agent.

(d) Sale. Each Revolving Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers’ Acceptances accepted and purchased by it.

(e) Power of Attorney for the Execution of Bankers’ Acceptances. To facilitate borrowings under the Revolving Commitments by way of B/As, the Canadian Borrower hereby appoints each Revolving Lender as its attorney to sign and endorse on its behalf, in handwriting or by facsimile or mechanical signature as and when deemed necessary by such Revolving Lender, blank forms of B/As. In this respect, it is each Revolving Lender’s responsibility to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. The Canadian Borrower recognizes and agrees that all B/As required to be accepted and purchased by any Revolving Lender and which are signed and/or endorsed on its behalf by a Revolving Lender shall bind the Canadian Borrower as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrower. Each Revolving Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Revolving Lender; provided that the aggregate amount thereof is equal to the aggregate amount of B/As required to be accepted and purchased by such Revolving Lender. No Revolving Lender shall be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except the gross negligence or willful misconduct of such Revolving Lender or its officers, employees, agents or representatives. On request by the Canadian Borrower, a Revolving Lender shall cancel all forms of B/As which have been pre-signed or pre-endorsed by or on behalf of the Canadian Borrower and which are held by such Revolving Lender and have not yet been issued in accordance herewith. Each Revolving Lender shall maintain a record with respect to B/As held by it in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities. Each Revolving Lender agrees to provide such records to the Canadian Borrower at the Canadian Borrower’s expense upon request.

(f) Execution. Drafts drawn by the Canadian Borrower to be accepted as Bankers’ Acceptances shall be signed by a duly authorized officer or officers of the Canadian Borrower or by its attorneys including attorneys appointed pursuant to Section 2.6(e) above. Notwithstanding that any Person whose signature appears on any Bankers’ Acceptance may no longer be an authorized signatory for the Canadian Borrower at the time of issuance of a Bankers’ Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers’ Acceptance so signed shall be binding on the Canadian Borrower.

(g) Issuance. The Administrative Agent, promptly following receipt of a notice of borrowing, continuation or conversion by way of Bankers’ Acceptances, shall advise the applicable Revolving Lenders of the notice and shall advise each such Revolving Lender of the face amount of Bankers’ Acceptances to be accepted by it and the applicable Contract Period (which shall be identical for all Revolving Lenders). The aggregate face amount of Bankers’ Acceptances to be accepted by a Revolving Lender shall be determined by the Administrative Agent by reference to such Revolving Lender’s Revolving Percentage of the issue of Bankers’ Acceptances, except that, if the face amount of a Bankers’ Acceptance which would otherwise be accepted by a Revolving Lender would not be C$100,000, or a whole multiple thereof, the face amount shall be increased or reduced by the Administrative Agent in its sole discretion to C$100,000, or the nearest whole multiple of that amount, as appropriate; provided that after such issuance, no Revolving Lender shall have outstanding Revolving Extensions of Credit in excess of its Revolving Commitment.

(h) Waiver of Presentment and Other Conditions. The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Revolving Lender in respect of a Bankers’ Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers’ Acceptance being held, at the maturity thereof, by such Revolving Lender in its own right and the Canadian Borrower agrees not to claim any days of grace if such Revolving Lender as holder sues the Canadian Borrower on the Bankers’ Acceptance for payment of the amount payable by the Canadian Borrower thereunder. On the specified maturity date of a B/A, or the date of any prepayment thereof in accordance with this Agreement, if earlier, the Canadian Borrower shall pay to such Revolving Lender that has accepted such B/A the full face amount of such B/A (or shall make provision for payment by way of conversion or continuation in accordance with Sections 2.14(c) or (d) in full and absolute satisfaction of its obligations with respect to such B/A, and after such payment, the Canadian Borrower shall have no further liability in respect of such B/A (except to the extent that any such payment is rescinded or reclaimed by operation of law or otherwise) and such Revolving Lender shall be entitled to all benefits of, and will make and otherwise be responsible for all payments due to the redeeming holder or any third parties under, such B/A.

(i) BA Equivalent Loans by Non BA Lenders. Whenever the Canadian Borrower requests a borrowing by way of Bankers’ Acceptances, each Non BA Lender shall, in lieu of accepting a Bankers’ Acceptance, make a BA Equivalent Loan in an amount equal to such Non BA Lender’s Revolving Percentage of such borrowing. On the relevant Borrowing Date, the Administrative Agent shall credit an account as directed by the Canadian Borrower with the aggregate of the amounts made available to the Administrative Agent by such Lenders and in like funds as received by the Administrative Agent.

(j) Terms Applicable to BA Equivalent Loans. As set out in the definition of “Bankers’ Acceptances”, that term includes Discount Notes and all terms of this Agreement applicable to Bankers’ Acceptances (including the provisions of Section 2.6(e) relating to their execution by the Revolving Lenders under power of attorney) shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary. For greater certainty:

(i) the term of a Discount Note shall be the same as the Contract Period for Bankers’ Acceptances accepted and purchased on the same Borrowing Date in respect of the same borrowing;

(ii) an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Acceptance Fee in respect of a Bankers’ Acceptance; and

(iii) the Discount Rate applicable to a Discount Note shall be the Discount Rate applicable to Bankers’ Acceptances accepted by a Revolving Lender that is not a Schedule I Lender in accordance with the definition of “Discount Rate” on the same Borrowing Date or date of continuation or conversion, as the case may be, in respect of the same borrowing for the relevant Contract Period.

Each Non BA Lender may agree, in lieu of receiving any Discount Notes, that such Discount Notes may be uncertificated and the applicable BA Equivalent Loan shall be evidenced by a loan account, which such Non BA Lender shall maintain in its name, and in such event such loan account shall be entitled to all the benefits of Discount Notes in respect of BA Equivalent Loans.

(k) Depository Bills and Notes Act. At the option of the Canadian Borrower and any Revolving Lender, Bankers’ Acceptances under this Agreement to be accepted by such Revolving Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 2.6.

2.7 Circumstances Making Bankers’ Acceptances Unavailable. (a) If the Administrative Agent determines in good faith, which determination shall constitute prima facie evidence thereof, and notifies the Canadian Borrower that, by reason of circumstances affecting the money market, there is no market for Bankers’ Acceptances, then:

(i) the right of the Canadian Borrower to request a borrowing by way of Bankers’ Acceptance shall be suspended until the Administrative Agent determines that the circumstances causing such suspension no longer exist and the Administrative Agent so notifies the Canadian Borrower; and

(ii) any notice relating to a borrowing by way of Bankers’ Acceptance which is outstanding at such time shall be deemed to be a notice requesting a borrowing by way of Canadian Prime Rate Loans (all as if it were a notice given pursuant to Section 2.5).

(b) The Administrative Agent shall promptly notify the Canadian Borrower and the Revolving Lenders of the suspension in accordance with Section 2.7(a) of the Canadian Borrower’s right to request a borrowing by way of Bankers’ Acceptance and of the termination of such suspension.

2.8 Swingline Commitment. (a) Subject to the terms and conditions hereof, (x) each Swingline Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 2.9, agrees to make a portion of the credit otherwise available to the Parent Borrower or the Subsidiary Borrower in US Dollars under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (such loans, “US Swingline Loans”) to the US Borrowers in US Dollars and (y) each Swingline Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 2.9, agrees to make a portion of the credit otherwise available to the Canadian Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (such loans, “Canadian Swingline Loans”; and, together with the US Swingline Loans, the

“Swingline Loans”) to the Canadian Borrower in US Dollars or Canadian Dollars; provided that the Swingline Lenders shall not make any Swingline Loan available if, after giving effect thereto (i) the aggregate principal amount of such Swingline Lender’s Swingline Loans outstanding would exceed the Swingline Commitment then in effect for such Swingline Lender, (ii) the aggregate amount of the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments or (iii) the Total Revolving Extensions of Credit to the Canadian Borrower would exceed US$150,000,000. During the Revolving Commitment Period, the Borrowers may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Each Swingline Loan shall be an ABR Loan, in the case of a US Swingline Loan, a US Base Rate Loan, in the case of a Canadian Swingline Loan denominated in US Dollars, or a Canadian Prime Rate Loan, in the case of a Swingline Loan denominated in Canadian Dollars.

(a) Each Borrower shall repay its outstanding Swingline Loans on such terms as it may agree with the relevant Swingline Lender; provided that in no event shall such repayment occur later than the Termination Date; and provided further that any Swingline Loans designated (or deemed to be so designated pursuant to Section 2.9(a)(ii)) as a Short Term Borrowing shall be repaid on the Short Term Borrowing Maturity Date applicable thereto, may not be continued or converted pursuant to Section 2.14 to the extent such continuation or conversion would cause the maturity date of such Swingline Loan to extend beyond the applicable Short Term Borrowing Maturity Date and may not otherwise be refinanced with the proceeds of a borrowing hereunder (it being expressly understood that repayment of a Short Term Borrowing shall not reduce the Swingline Commitments).

2.9 Procedures for Swingline Borrowing and Reporting; Refunding of Swingline Loans. (a)(i) Whenever the Parent Borrower or the Subsidiary Borrower desires that any Swingline Lender make US Swingline Loans, it shall give such Swingline Lender and the Administrative Agent irrevocable notice (which notice must be received by such Swingline Lender no later than 12:00 P.M. on the proposed Borrowing Date), specifying (A) the amount to be borrowed and (B) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Whenever the Canadian Borrower desires that any Swingline Lender make Canadian Swingline Loans, it shall give such Swingline Lender and the Administrative Agent irrevocable notice (which notice must be received by such Swingline Lender not later than 12:00 P.M. on the proposed Borrowing Date), specifying (A) whether such Loan shall be denominated in US Dollars or Canadian Dollars, (B) the amount to be borrowed, (C) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period) and (D) whether such Swingline Loan to be borrowed shall be designated as a Short Term Borrowing. Each borrowing under any Swingline Commitment shall be in an amount equal to US$1,000,000 or C$1,000,000 or a whole multiple thereof. Not later than 2:00 P.M., on the Borrowing Date specified in a notice in respect of any Swingline Loan, the relevant Swingline Lender shall make such Swingline Loan available to the relevant Borrower, in the manner and on such terms as may be agreed by such Swingline Lender and such Borrower.

(i) Alternatively, the Parent Borrower or Canadian Borrower may establish or designate, by agreement with each relevant Swingline Lender, at its Lending Office, accounts for the Canadian Borrower (one in Canadian Dollars and one in US Dollars), each of which is referred to as a “Swingline Account”. The Swingline Accounts shall record the day to day banking business of the Canadian Borrower with such Swingline Lender (other than under this Agreement). If, at the end of any Business Day, the balance in any Swingline Account is a debit, then to the extent there is sufficient availability under the Swingline Commitment and subject to the conditions in Section 2.8(a), such debit position shall be deemed to be recorded as a Swingline Loan by way of US Base Rate Loan or Canadian Prime Rate Loan, as applicable, and shall be deemed to have been designated as a Short Term Borrowing. The accounts and records of each Swingline Lender shall constitute, in the absence of manifest error, prima facie evidence of outstanding Swingline Loans and Swingline Account balances from time to time, the Borrowing Dates such Swingline Loans were made and all amounts that the Canadian Borrower has paid from time to time on account of such Obligations.

(iii) Each Swingline Lender and the relevant Borrower shall be solely responsible for monitoring the outstanding balance of all Swingline Accounts and Swingline Loans made by such Swingline Lender from time to time. The Administrative Agent shall not be responsible for monitoring such balances or determining compliance with the conditions in Section 2.8(a).

(iv) Each Swingline Lender to each Borrower shall report in writing to the Administrative Agent on the first Business Day of each month (or as may otherwise be requested by the Administrative Agent), the aggregate Swingline Loans made by it and outstanding as of the last Business Day of the preceding month; provided, that in the event the Total Revolving Extensions of Credit (other than Swingline Loans) equal or exceed the Total Revolving Commitments less the aggregate of all Swingline Commitments, such Swingline Lender shall report in writing to the Administrative Agent on a daily basis, or as may be otherwise requested by the Administrative Agent, the aggregate Swingline Loans made by it and outstanding on each Business Day.

(b) A Borrower may, from time to time voluntarily prepay Swingline Loans on such terms as it may agree with the relevant Swingline Lender. At any time when a Swingline Loan is outstanding, at the written request of a Swingline Lender to the Administrative Agent, with a copy to the relevant Borrower, the Administrative Agent shall, on the date of such request, request (on behalf of such Borrower, which hereby irrevocably directs the Administrative Agent to act on its behalf) each Revolving Lender to make a Revolving Loan by way of an ABR Loan (in the case of US Swingline Loans), a US Base Rate Loan (in the case of US Dollar-denominated Canadian Swingline Loans) or a Canadian Prime Rate Loan (in the case of Canadian Dollar-denominated Canadian Swingline Loans), to such Borrower in an amount equal to such Revolving Lender’s Revolving Percentage of the principal amount of such outstanding Swingline Loan (the “Refunded Swingline Loan”) owing by such Borrower on the date such notice is given (regardless of whether such Refunded Swingline Loan complies with the minimum borrowing provisions of Section 2.5). Upon such request by the Administrative Agent for the refunding of the Swingline Loan, each Revolving Lender shall make the amount of its ABR Loan, US Base Rate Loan or Canadian Prime Rate Loan, as the case may be, available for value to the Administrative Agent for the benefit of such Swingline Lender at the relevant Funding Office of the Administrative Agent before 2:00 P.M. on the date of such request; provided, however, that if a Default or an Event of Default under Section 8(h) or Section 8(i) shall have occurred and be continuing, the Revolving Lenders shall not make such Refunded Swingline Loans and the procedures of Section 2.9(c) shall apply. Any Revolving Loans made under this Section 2.9(b) to refund any

Swingline Loan designated (or deemed to be so designated pursuant to Section 2.9(a)(ii)) as a Short Term Borrowing shall be repaid on the Short Term Borrowing Maturity Date applicable to the Swingline Loans so refunded and the provisions of Section 2.4(b) shall apply mutatis mutandis to such repayment.

(c) If, before the making of an ABR Loan, a US Base Rate Loan or a Canadian Prime Rate Loan under Section 2.9(b), a Default or an Event of Default under Section 8(h) or Section 8(i) shall have occurred and be continuing, each Revolving Lender will, on the date such ABR Loan, US Base Rate Loan or Canadian Prime Rate Loan was to have been made, purchase from the Swingline Lender an undivided participating interest in the Swingline Loan to be refunded in an amount (the “Swingline Participation Amount”) equal to its Revolving Percentage of such Swingline Loan to be refunded. Each Revolving Lender will immediately transfer to the Administrative Agent, in funds for value, the amount of its participation.

(d) Whenever, at any time after any Swingline Lender has received from any Revolving Lender such Revolving Lender’s Swingline Participation Amount, such Swingline Lender receives any payment on account of the Swingline Loans, such Swingline Lender will distribute, through the Administrative Agent, to such Revolving Lender its Revolving Percentage of such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by such Swingline Lender is required to be returned, such Revolving Lender will return to such Swingline Lender any portion thereof previously distributed to it by such Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.9(b) and to purchase participating interests pursuant to Section 2.9(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the relevant Borrower may have against any Swingline Lender, such Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Parent Borrower and its Subsidiaries; (iv) any breach of this Agreement by the Parent Borrower or any of its Subsidiaries or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.10 Commitment Fees, etc. (a) The Parent Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee (a “Commitment Fee”) in US Dollars, which shall accrue at the Commitment Fee Rate on the average daily unused portion of the Revolving Commitment of such Revolving Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates; provided, that, for purposes of the Commitment Fee calculations only, Swingline Loans shall not be deemed to be a utilization of the Revolving

Facility. Accrued Commitment Fees shall be payable in arrears on the third Business Day after the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof.

(a) The Borrowers agree to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrowers and the Administrative Agent in the fee letter dated as of August 22, 2006.

2.11 Termination or Reduction of Revolving Commitments. The Parent Borrower (on behalf of itself and the other Borrowers) shall have the right, upon not less than three Business Days’ notice to the Administrative Agent to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments as so terminated or reduced. Any such reduction shall be in a minimum amount equal to US$10,000,000, or a whole multiple of US$1,000,000 in excess thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.12 Optional Prepayments. (a) Each of the Borrowers may at any time and from time to time prepay any Loans made to it, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent, at least three Business Days prior thereto, which notice shall specify the date and amount of prepayment, whether the prepayment is of Swingline Loans, Revolving Loans or Term Loans and whether the prepayment is of Eurodollar Loans, ABR Loans, US Base Rate Loans, Canadian Prime Rate Loans or Bankers’ Acceptances; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the relevant Borrower shall also pay any amounts owing pursuant to Section 2.22. Optional prepayments shall be applied as directed by the relevant Borrower.

(b) Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans, US Base Rate Loans or Canadian Prime Rate Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of US$10,000,000 or C$10,000,000, as the case may be, or a whole multiple of US$1,000,000 or C$1,000,000 in excess thereof. Amounts prepaid with respect to the Term Loans may not be reborrowed. Bankers’ Acceptances may be prepaid prior to the maturity thereof, provided that the Canadian Borrower shall pay the full face amount of such Bankers’ Acceptances to the Administrative Agent, which payment shall be made in full and absolute satisfaction of the Canadian Borrower’s reimbursement obligation in respect of such Banker’s Acceptances.

2.13 Mandatory Prepayments. (a) If any Indebtedness shall be issued or incurred by the Parent Borrower or any of its Subsidiaries (excluding any Indebtedness permitted by Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 2.13(e).

(b) On the date the Parent Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied not later than five Business Days after such date toward the prepayment of the Term Loans as set forth in Section 2.13(e); provided that notwithstanding the foregoing, (x) on each Reinvestment Prepayment Date, an amount equal to the unexpended portion of the Reinvestment Prepayment Amount (other than the Committed Reinvestment Amount) with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.13(e) and (y) on the date (the “Trigger Date”) that is one year after any such Reinvestment Prepayment Date, an amount equal to the Commitment Reinvestment Amount with respect to the relevant Reinvestment Event not actually expended by the Trigger Date shall be applied toward the prepayment of the Term Loans as set forth in Section 2.13(e).

(c) If, for any fiscal year of the Parent Borrower commencing with the fiscal year ending December 31, 2008, there shall be Excess Cash Flow, the Parent Borrower shall, on the relevant Excess Cash Flow Application Date, apply an amount equal to (i) the ECF Percentage of such Excess Cash Flow minus (ii) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanied by permanent optional reductions of the Revolving Commitments and all optional prepayments of Term Loans during such fiscal year, in each case other than to the extent any such prepayment is funded with the Net Cash Proceeds of any Asset Sale, Recovery Event, new long-term Indebtedness or issuance of Capital Stock, toward the prepayment of the Term Loans as set forth in Section 2.13(e). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five business days after the date on which the financial statements of the Parent Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is being made, are required to be delivered to the Lenders.

(d) If, due to exchange rate fluctuations or for any reason whatsoever, the Total Revolving Extensions of Credit outstanding shall, at any time, exceed 105% of the Total Revolving Commitments (the amount of such excess, an “Excess Amount”), then within three Business Days of written notice from the Administrative Agent, the Borrowers shall first, prepay the Revolving Loans and/or Swingline Loans in an amount so as to, as nearly as possible, eliminate such Excess Amount; and second, if any Excess Amount shall remain after such prepayment, provide cash collateral or such other security on Cash Equivalents as the Administrative Agent may require in US Dollars or Canadian Dollars in an amount equal to the remaining Excess Amount, which collateral shall secure all Obligations outstanding and shall remain in the Administrative Agent’s possession until such Excess Amount is eliminated whereupon the collateral shall be released by the Administrative Agent to the Borrowers. Notwithstanding any other provision of this Agreement, including any provision contemplating a continuation or conversion, whenever an Excess Amount exists, (A) upon the last day of the Contract Period of any Banker’s Acceptance, the Canadian Borrower shall repay the Banker’s Acceptance, or (B) upon the last day of the Interest Period in respect of a Eurodollar Loan that is a Revolving Loan, the relevant Borrower shall repay the Eurodollar Loan, in each case to the extent necessary to cover the Excess Amount and any repayments under clauses (A) and (B) shall be applied in reduction of the Excess Amount.

(e) The application of any prepayment of Term Loans pursuant to Section 2.13(a), (b) and (c) shall be made to the Term Loans on a pro rata basis and within each Facility of the Term Loans, first, to the remaining Term Loans quarterly installments occurring within the next 12 months in the direct order of maturity and second, to the repayment of the then remaining Term Loan quarterly installments on a pro rata basis (based upon the then remaining principal amount of each such Term Loan quarterly installment). Each prepayment of the Loans under Section 2.13 (except in the case of Revolving Loans that are ABR Loans, US Base Rate Loans or Canadian Prime Rate Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(f) Notwithstanding the foregoing provisions of this Section 2.13 and subject to Section 3.5 with respect to Letters of Credit, if at any time any prepayment of the Loans pursuant to paragraph (a), (b), (c) or (d) of this Section 2.13 would result, after giving effect to the procedures set forth in this Agreement, in a Borrower being required to indemnify for breakage costs under Section 2.22 as a result of Eurodollar Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, such Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurodollar Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurodollar Loans not immediately prepaid) to be held as security for the obligations of such Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent, with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurodollar Loans (or such earlier date or dates as shall be requested by such Borrower); provided that such unpaid Eurodollar Loans shall continue to bear interest in accordance with Section 2.14 until such unpaid Eurodollar Loans or the related portion of such Eurodollar Loans, as the case may be, have or has been prepaid.

2.14	Conversion and Continuation Options

. (a) The US Borrowers may elect from time to time to convert ABR Loans (other than Swingline Loans) to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), and the Canadian Borrower may elect from time to time to convert US Base Rate Loans (other than Swingline Loans) to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan or US Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders, in respect of such Facility have determined in its or their sole discretion not to permit any such conversion (with notice of such determination to be delivered to the relevant Borrower as soon as practicable). The US Borrowers may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election and the Canadian Borrower may elect from time to time to convert Eurodollar

Loans to US Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election; provided that, in each case, any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the relevant Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit any such continuation (with notice of such determination to be delivered to the relevant Borrower as soon as practicable), and provided, further, that (i) if the relevant Borrower shall fail to give any required notice as described above in this paragraph such Eurodollar Loans shall be automatically continued as such with an Interest Period of one month on the last day of such then expiring Interest Period, but only to the extent that such continuation may then be made in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, or (ii) if such continuation is not permitted pursuant to the preceding provisos such Loans shall be automatically converted to ABR Loans, in the case of Eurodollar Loans to the US Borrowers, or US Base Rate Loans, in the case of Eurodollar Loans to the Canadian Borrower, in each case on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(c) Subject to the provisions of this Agreement, the Canadian Borrower may, prior to the Termination Date, effective on any Business Day, convert, in whole or in part, Canadian Prime Rate Loans (other than Swingline Loans) into Bankers’ Acceptances or Bankers’ Acceptances into Canadian Prime Rate Loans upon giving to the Administrative Agent prior irrevocable notice, provided that:

(i) no Canadian Prime Rate Loan may be converted into a Bankers’ Acceptance when any Default or Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit any such conversion;

(ii) each conversion to Bankers’ Acceptances or to Canadian Prime Rate Loans shall be for a minimum aggregate amount and whole multiples in excess thereof as are specified in Section 2.8;

(iii) Bankers’ Acceptances may be converted only on the maturity date of such Bankers’ Acceptances; and

(iv) if less than all Bankers’ Acceptances are converted, after such conversion not less than C$10,000,000 shall remain as Bankers’ Acceptances.

(d) At or before 10:00 A.M. two Business Days before the maturity date of any Bankers’ Acceptances, the Canadian Borrower shall give to the Administrative Agent prior irrevocable notice which notice shall specify either that the Canadian Borrower intends to repay the maturing Bankers’ Acceptances on the maturity date or that the Canadian Borrower intends to continue to issue Bankers’ Acceptances on the maturity date to provide for the payment of the maturing Bankers’ Acceptances. Subject to Section 2.6(a), if the Canadian Borrower fails to provide such notice to the Administrative Agent, the Canadian Borrower shall be deemed to have notified the Administrative Agent on behalf of the Lenders of its intention to continue to issue Bankers’ Acceptances with a Contract Period of one month to provide for the payment of the maturing Bankers’ Acceptances. If (i) pursuant to any other provision of this Agreement, Bankers’ Acceptances may not be issued as contemplated in the preceding sentence to provide for the payment of maturing Bankers’ Acceptances, (ii) the Canadian Borrower fails to repay the maturing Bankers’ Acceptances, or (iii) a Default or an Event of Default has occurred and is continuing on such maturity date and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit any issuance of new Bankers’ Acceptances to provide for the payment of maturing Bankers’ Acceptances, then the Canadian Borrower’s obligations in respect of the maturing Bankers’ Acceptances shall be deemed to have been converted on the maturity date thereof into a Canadian Prime Rate Loan in an amount equal to the face amount of the maturing Bankers’ Acceptances.

(e) Without limitation of this Section, no Loans denominated in US$ may be converted into Loans denominated in C$, and no Loans denominated in C$ may be converted into Loans denominated in US$. For the avoidance of doubt, Revolving Loans to the Canadian Borrower denominated in US$ or C$ must be repaid in such currency, but may be reborrowed in either US$ or C$.

(f) To make an election pursuant to this Section, the relevant Borrower shall notify the Administrative Agent of such election, in each case within the notice period and in the form that would be required under Section 2.2 or Section 2.5, as the case may be, if such Borrower were requesting a borrowing of Loans of the Type resulting from such election to be made on the effective date of such election.

(g) For the avoidance of doubt, the conversion or continuation of Loans as herein provided shall not be deemed to constitute a repayment of existing Loans hereunder or the making of new Loans hereunder.

2.15 Limitations on Interest Periods and Contract Periods. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that no more than an aggregate amount of ten different Contract Periods in respect of B/A issuances and Interest Periods in respect of Eurodollar Loans shall be outstanding at any one time under any of the Facilities to the Borrowers.

2.16 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) Each US Base Rate Loan shall bear interest at a rate per annum equal to the US Base Rate plus the Applicable Margin.

(c) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(d) Each Canadian Prime Rate Loan shall bear interest at a rate per annum equal to the Canadian Prime Rate plus the Applicable Margin.

(e) Upon acceptance of a Bankers’ Acceptance by a Revolving Lender, the Canadian Borrower shall pay to the Administrative Agent on behalf of such Revolving Lender a fee (the “Acceptance Fee”) calculated on the face amount of the Bankers’ Acceptance at a rate per annum equal to the Applicable Margin on the basis of the number of days in the Contract Period for such Bankers’ Acceptance. Any adjustment to the Acceptance Fee (including any adjustment as necessary to reflect the operation of paragraph (f) of this Section) shall be computed based on the number of days remaining in the Contract Period of such Bankers’ Acceptances from and including the effective date of any change in the Applicable Margin. Any increase in such Acceptance Fee shall be paid by the Canadian Borrower to the Administrative Agent on behalf of the Revolving Lenders on the last day of the Contract Period of the relevant Bankers’ Acceptance. Any decrease in such Acceptance Fee shall be paid by each Revolving Lender to the Canadian Borrower, through the Administrative Agent, on the last day of the Contract Period of the relevant Bankers’ Acceptance.

(f) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (w) in the case of any Eurodollar Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, (x) in the case of ABR Loans and Reimbursement Obligations of the US Borrowers, the rate applicable to ABR Loans plus 2%, (y) in the case of any US Base Rate Loans and Reimbursement Obligations of the Canadian Borrower denominated in US Dollars, the rate applicable to US Base Rate Loans plus 2%, or (z) in the case of any Loans and Reimbursement Obligations of the Canadian Borrower denominated in Canadian Dollars and any Bankers’ Acceptances, the rate applicable to Canadian Prime Rate Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any Commitment Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, to the extent such amount relates to a particular Facility, bear interest at a rate per annum equal to the rate then applicable to ABR Loans if such amount is owed by the US Borrowers, or Canadian Prime Rate Loans, if such overdue amount is denominated in Canadian Dollars or US Base Rate Loans, if such overdue amount is denominated in US Dollars and owed by the Canadian Borrower, in each case, plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans or US Base Rate Loans under the Revolving Facility plus 2% or to Canadian Prime Rate Loans under the Revolving Facility plus 2%, as the case may be depending on the currency of such amounts), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(g) Interest shall be payable in arrears on each Interest Payment Date (except with respect to Acceptance Fees upon acceptance of Bankers’ Acceptances, as to which paragraph (e) of this Section shall apply until the end of the respective Contract Periods therefor), provided that interest accruing pursuant to paragraph (f) of this Section shall be payable from time to time on demand. Interest in respect of Loans and Reimbursement Obligations that are denominated in US Dollars (and all other amounts denominated in US Dollars) shall be payable in US Dollars, and interest in respect of Loans or Reimbursement Obligations that are denominated in Canadian Dollars (and all other amounts denominated in Canadian Dollars) shall be payable in Canadian Dollars.

(h) (i) If any provision of this Agreement would obligate the Canadian Borrower to make any payment of interest or other amount payable to any Revolving Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Revolving Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows:

(x) first, by reducing the amount or rates of interest required to be paid under this Section; and

(y) thereafter, by reducing any fees, commissions, premiums and other amounts which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

(ii) If, notwithstanding the provisions of clause (i) of this paragraph (h), and after giving effect to all adjustments contemplated thereby, any Revolving Lender shall have received an amount in excess of the maximum permitted by such clause, then the Canadian Borrower shall be entitled, by notice in writing to such Revolving Lender, to obtain reimbursement from such Revolving Lender of an amount equal to such excess, and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Revolving Lender to the Canadian Borrower.

(iii) Any amount or rate of interest referred to in this paragraph (h) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term of any Loan on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the period from the Closing Date to the Termination Date and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination absent manifest error.

2.17 Computation of Interest and Fees. (a) (i) Interest on Loans the interest of which is not calculated on the basis of the Prime Rate or the reference rate of the Administrative Agent, as the case may be, shall be calculated on the basis of a 360-day year for the actual days elapsed, (ii) Commitment Fees and fees payable pursuant to Section 3.3 and interest on ABR Loans, US Base Rate Loans and Canadian Prime Rate Loans the interest of which is calculated based on the Prime Rate or such reference rate shall be calculated on the basis of a 365- (or 366-, in the case of a leap year) day year for the actual days elapsed and (iii) Acceptance Fees and interest calculated on the basis of the CDOR Rate shall be calculated on the basis of a 365- (or 366-, in the case of a leap year) day year for the actual days elapsed. All interest on Loans shall be calculated on a daily basis on the principal amount thereof remaining unpaid. The Administrative Agent shall as soon as practicable notify the relevant Borrower and the relevant Lenders of each determination of a Eurodollar Rate or the Discount Rate. Any change in the interest rate on a Loan resulting from a change in the ABR, the US Base Rate, or the Canadian Prime Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the relevant Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall, in the absence of manifest error, constitute prima facie evidence of the same. The Administrative Agent shall, at the request of a Borrower, deliver to such Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate applicable to it pursuant hereto.

(c) For the purposes of the Interest Act (Canada), in any case in which an interest rate is stated in this Agreement to be calculated on the basis of a year of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year for which the calculation is made and divided by either 360 or such other period of time, as the case may be. In addition, the principles of deemed investment of interest do not apply to any interest calculations under this Agreement and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

2.18 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall, in the absence of manifest error, constitute prima facie evidence thereof) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders, each acting reasonably and in good faith, in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders, such certification constituting, in the absence of manifest error, prima facie evidence thereof) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the relevant Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans (in the case of any such Loans to be made to the US Borrowers) or US Base Rate Loans (in the case of any such Loans to be made to the Canadian Borrower), (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans (in the case of any such loans to be made to the US Borrowers) or US Base Rate Loans (in the case of any such loans to be made to the Canadian Borrower) and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans (in the case of any such loans to be made to the US Borrowers) or US Base Rate Loans (in the case of any such loans to be made to the Canadian Borrower). Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the relevant Borrower have the right to convert Loans to Eurodollar Loans.

2.19 Pro Rata Treatment and Payments. (a) Each borrowing by a Borrower from the Lenders hereunder, each payment by a Borrower on account of any Commitment Fee and, in the case of the Canadian Borrower, Acceptance Fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the Tranche B Term Loan Percentages, Incremental Term Loan Percentages and Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by a US Borrower or the Canadian Borrower on account of principal of and interest on the US Revolving Loans or Canadian Revolving Loans, as the case may be, shall be made to the relevant Revolving Lenders on a pro rata basis according to the respective outstanding principal amounts of the relevant Revolving Loans then held by the applicable Revolving Lenders. Each payment (including each prepayment) by the Parent Borrower on account of principal and interest on the Term Loans under each Facility of Term Loans shall be pro rata according to the outstanding principal amount of such Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied as set forth in Section 2.13(e).

(c) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the relevant Funding Office, in US Dollars (with respect to Obligations denominated in US Dollars) or Canadian Dollars (with respect to Obligations denominated in Canadian Dollars), as the case may be, and in immediately available funds; provided, that if any event referred to in Sections 8(h) or (i) shall occur or an acceleration of the maturity of the Loans pursuant to Section 8 shall occur, all Obligations denominated in Canadian Dollars shall be converted to US Dollars based on the then US Dollar Equivalent thereof (except for then undrawn and unexpired amounts of the outstanding Letters of Credit and except that any Bankers’ Acceptance shall only be converted to US Dollars at the end of the Contract Period therefor). Receipt by the Administrative Agent from a Borrower of funds pursuant to this Agreement, as principal, interest, fees or otherwise, shall be deemed to be receipt of such funds by the relevant Lenders. The Administrative

Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon (i) in the case of any such amount in US Dollars, at a rate per annum equal to the greater of (x) the daily average Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available or (ii) in the case of any such amount in Canadian Dollars, at a rate per annum determined by the Administrative Agent (such determination to be conclusive and binding on such Lender) in accordance with the Administrative Agent’s cost of funding the amount of such payment, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, US Base Rate Loans or Canadian Prime Rate Loans, as the case may be, under the relevant Facility, on demand, from the relevant Borrower. Nothing in this paragraph shall be deemed to relieve any Lender from its obligations to fulfill its Commitments in accordance with the provisions hereof or to prejudice any rights which a Borrower has against any Lender as a result of any default by such Lender hereunder.

(e) Unless the Administrative Agent shall have been notified in writing by a Borrower prior to the date of any payment due to be made by such Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to relevant Administrative Agent by the relevant Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon (i) in the case of any such amount in US Dollars, at a rate per annum equal to the greater of (x) the daily average Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of any such amount in Canadian Dollars, at a rate per annum determined by the Administrative Agent (such determination to be conclusive and binding on such Lender) in accordance with the Administrative Agent’s cost of funding the amount of such payment. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against a Borrower.

2.20 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made or given subsequent to the date hereof:

(i) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender in connection with this Agreement that is not otherwise included in the determination of the Eurodollar Rate, the Discount Rate or any other rate of interest hereunder; or

(ii) shall impose on such Lender any other condition (other than a Tax of any kind) in respect of any credit made available by such Lender hereunder or any other condition (other than a Tax of any kind) with respect to this Agreement;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or purchasing or accepting Bankers’ Acceptances, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, (i) such Lender shall provide to the relevant Borrower and the Administrative Agent a photocopy of the applicable law, rule, guideline, regulation, treaty or official directive and a written notice of such Lender setting forth any additional amounts such Lender is entitled to claim (the “Additional Compensation”) and the basis of calculation therefor, which shall, in the absence of manifest error, constitute prima facie evidence of such Additional Compensation, and (ii) such Borrower shall promptly pay such Lender, within 30 Business Days of the receipt from such Lender of the written notice herein referred to, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.

(b) If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case made subsequent to the date hereof or, if later, the date such Lender became a Lender, shall have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender would have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy)

by an amount deemed by such Lender to be material, then from time to time, within 30 Business Days after submission by such Lender to the relevant Borrower (with a copy to the Administrative Agent) of a written request therefor, accompanied by a photocopy or an excerpt of the applicable direction, requirement or guidelines and a written notice of such Lender setting forth the reduction rate of return and the basis of calculation of any compensating amount, such Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) A written notice as to any additional amounts payable pursuant to this Section submitted by any Lender to the relevant Borrower (with a copy to relevant Administrative Agent) shall, in the absence of manifest error, constitute prima facie evidence of such additional amount. The obligations of each Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21 Taxes. (a) All payments made by each Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Non-Excluded Taxes (as defined below) except to the extent such deduction or withholding is required by law. If any Tax which is not an Excluded Tax (“Non-Excluded Taxes”) is required by law to be deducted or withheld from any amounts payable to the Administrative Agent or any Lender hereunder, (i) the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary such that the Administrative Agent or such Lender shall receive (after payment of all Non-Excluded Taxes including any Non-Excluded Taxes payable as a result of additional amounts paid by the relevant Borrower pursuant to this Section 2.21) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, (ii) the relevant Borrower shall make such deductions or withholdings, and (iii) the relevant Borrower shall remit the full amount deducted or withheld to the relevant Governmental Authority in accordance with any requirement of law, provided, however, that the relevant Borrower shall not be required to increase any such amounts payable to the Administrative Agent or any Lender with respect to any Non-Excluded Taxes (i) that are attributable to the Administrative Agent’s or such Lender’s failure to comply with the requirements of paragraph (e) or (f) of this Section or (ii) that are withholding taxes imposed on amounts payable to the Administrative Agent or such Lender at the time the Administrative Agent or such Lender becomes a party to this Agreement, except to the extent that the Administrative Agent’s or such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the relevant Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) Whenever any Non-Excluded Taxes are payable by a Borrower, as promptly as practical thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a copy of an original official receipt received by such Borrower showing payment thereof. If a Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence within 30 days of the later of written requests therefor by the Administrative Agent or any Lender and the date such receipt or evidence first becomes available to such Borrower, such Borrower shall indemnify the Administrative Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(c) Each Person that is, as of the Closing Date, a Lender making a Canadian Loan to the Canadian Borrower or issuing a Letter of Credit for the account of the Canadian Borrower hereby certifies to the Canadian Borrower, for purposes of making available Canadian Loans and/or Letters of Credit to, or for the account of, the Canadian Borrower, that it is either (i) a resident of Canada for purposes of Part XIII of the Income Tax Act (Canada) or (ii) an “authorized foreign bank” (as defined in the Bank Act (Canada)) and that the Canadian Loans and/or Letters of Credit made or issued by such Lender to the Canadian Borrower, and all payments made or credited to such Lender under such Canadian Loans and/or Letters of Credit, are in respect of such Lender’s Canadian banking business for the purposes of the Income Tax Act (Canada). Any Lender in respect of the Canadian Borrower who, following the date hereof, does not for any reason satisfy the foregoing requirement, shall forthwith notify the Canadian Borrower and the Administrative Agent.

(d) Each Lender to which Section 2.21(c) applies agrees to reimburse the Canadian Borrower for any penalty or interest imposed on the Canadian Borrower under the Income Tax Act (Canada) as a direct result of (i) such Lender’s certification in Section 2.21(c) being false, or (ii) such Lender failing to notify the Canadian Borrower and the Administrative Agent in accordance with Section 2.21(c).

(e) Each Administrative Agent and Lender (or Assignee) that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (each such Administrative Agent and Lender, a “Non-US Lender”) shall deliver to the US Borrowers and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either US Internal Revenue Service Form W-8BEN, Form W-8ECI, Form W-8IMY (and all necessary attachments) or other applicable Form W-8, or, in the case of a Non-US Lender claiming exemption from US federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-US Lender claiming complete exemption from, or a reduced rate of, US federal withholding tax on all payments by the US Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-US Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-US Lender. Each Non-US Lender shall promptly notify the US Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the US Borrowers (or any other form provided for in this paragraph). A Non-US Lender shall not be required to deliver any form pursuant to this paragraph that such Non-US Lender is not legally able to deliver.

(f) Each Administrative Agent and each Lender, in each case that is organized under the laws of the United States of America or a state thereof, shall, on or before the date of any payment by any of the US Borrowers under this Agreement or any other Loan Document to, or for the account of, such Administrative Agent or Lender, deliver to the US Borrowers and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased), two duly completed copies of Internal Revenue Service Form W-9, or successor form, certifying that such Administrative Agent or Lender is a “United States Person” (as defined in Section 7701(a)(30) of the Internal Revenue Code) and that such Administrative Agent or Lender is entitled to a complete exemption from United States backup withholding tax. No Administrative Agent or Lender shall be required to deliver any form pursuant to this paragraph that such Non-US Lender is not legally able to deliver.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22 Indemnity. Each Borrower agrees to indemnify each relevant Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment of or conversion from Eurodollar Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section (which certificate shall state the event by reason of which such amounts are payable) submitted to the relevant Borrower by any Lender shall, in the absence of manifest error, constitute prima facie evidence thereof. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.23 Certain Rules Relating to the Payment of Additional Amounts. (a) Upon the request, and at the expense, of the relevant Borrower, each Lender to which such Borrower is required to pay any additional amount pursuant to Section 2.20 or 2.21, and any Participant in respect of whose participation such payment is required, shall afford such Borrower the opportunity to participate, as may reasonably be requested by such Borrower, with such Lender or Participant in contesting the imposition of any cost or Non-Excluded Tax giving rise to such payment; provided that (i) such Lender or Participant shall not be required to afford such Borrower the opportunity to so participate unless such Borrower shall have paid such additional amounts pursuant to Section 2.20 or 2.21 and (ii) such Borrower shall reimburse such Lender or Participant for its reasonable legal and accountants’ fees and disbursements incurred in contesting the imposition of such cost or Non-Excluded Tax; provided, further, that notwithstanding the foregoing no Lender or Participant shall be required to afford a Borrower the opportunity to participate with such Lender or Participant in contesting the imposition of any Non-Excluded Taxes, if such Lender or Participant in its sole discretion (exercised in good faith) determines that to do so would have an adverse effect on it.

(b) If a Lender changes its applicable lending office (other than pursuant to paragraph (c) below) and the effect of such change, as of the date of such change, would be to cause the Borrowers to become obligated to pay any additional amount under Section 2.20 or 2.21, the Borrowers shall not be obligated to pay such additional amount.

(c) If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by a Borrower pursuant to Section 2.20 or 2.21, such Lender shall promptly notify such Borrower and the Administrative Agent and shall use reasonable efforts (subject to overall policy considerations of such Lender) to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an Affiliate, of such Lender); provided that such Lender shall not be required to take any action that, in its sole judgment, would be disadvantageous to its business or operations or would require it to incur additional costs (unless such Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof) and provided, further, that nothing in this paragraph shall affect or postpone any of such obligations of such Borrower or the rights of any Lender pursuant to Section 2.20 or 2.21.

(d) If a Borrower shall become obligated to pay additional amounts pursuant to Section 2.20 or 2.21 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under Section 2.20 or 2.21, the Borrowers shall have the right, for so long as such obligation remains, to seek one or more substitute Lenders reasonably satisfactory to the relevant Administrative Agent and the Borrowers to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement. The Borrowers, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to subsection 10.6(c) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by subsection 10.6(e) in connection with such assignment shall be paid by such Borrower or the substitute Lender. The relevant Borrower shall pay the affected Lender any additional amounts owing under Section 2.20 or 2.21 (as well as any Commitment Fees and other amounts then due and owing to such Lender) prior to such substitution.

(e) If, as a result of any deduction or withholding a Borrower makes any payment of any additional amounts to any Lenders and/or any Administrative Agent under Section 2.20 or 2.21 and any such Lender or the Administrative Agent shall become aware that it is entitled to receive a refund or to be granted a credit or relief or remission for or in respect of the amounts so paid by such Borrower, which refund, credit, relief or remission, in the reasonable judgment of such Lender or the Administrative Agent is allocable to such payment, it shall promptly notify such Borrower of the availability of such refund, credit, relief or remission and shall, as soon as reasonably practicable after the receipt of a request by such Borrower, apply for such refund, credit, relief or remission. If, as a result of any deduction or withholding, a Borrower makes any payment of any additional amounts to any Lender and/or any Administrative Agent under Section 2.20 or 2.21 and any such Lender or the Administrative Agent receives or has been granted a credit against or relief or remission for or repayment of any tax paid or payable by it in respect thereof or which takes account of the deduction, withholding or other matter giving rise to such payment, such Lender or Administrative Agent will, to the extent it determines acting reasonably and in good faith that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to such Borrower such amount as such Lender or the Administrative Agent shall, in its reasonable opinion, determine to be attributable to such deduction or withholding or other matter and which will leave it (after such payment) in a position which it determines, acting reasonably and in good faith, to be no better or worse than it would have been if such Borrower had not been required to make such deduction or withholding or if such other matter had not arisen. Such determination shall be made after the conclusive settlement of the tax position of such Lender or the Administrative Agent for the year in which a tax loss carry-back period expires which could affect the taxation of the year in which the payment is taxed. Nothing in this Section 2.23(e) shall interfere with the right of the Administrative Agent or any Lender to arrange its tax affairs in whatever manner it deems fit and, in particular, no Administrative Agent or Lender shall be under any obligation to claim relief from its corporate profits or similar Tax liability in respect of any such deduction or withholding in priority to any other relief, refunds, credits or remissions available to it, and nothing in this Section 2.23(e) shall require the Administrative Agent or any Lender to disclose or detail the basis of its calculation of the amount of any refund or reduction of, or credit against, its Tax liabilities or disclose any other information to the Borrowers or any other Person.

(f) The obligations of the Administrative Agent, a Lender or Participant under this Section 2.23 shall survive the termination and the payment of the Loans and all amounts payable hereunder.

SECTION 3. LETTERS OF CREDIT

3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the relevant Borrower on any Business Day before the fifth Business Day prior to the Termination Date in such form as may be approved from time to time by the relevant Issuing Lender; provided that such Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments or (iii) the Total Revolving Extensions of Credit to the Canadian Borrower would exceed US$150,000,000 or the Canadian Dollar Equivalent. Each Letter of Credit shall (i) be denominated, at the relevant Borrower’s option, in US Dollars or Canadian Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Termination Date, provided that any Letter of Credit with a one-year term may provide for the automatic renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) An Issuing Lender shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit. A Borrower may from time to time request that the relevant Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein the relevant Application therefor, completed to the reasonable satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request in accordance with its customary procedures. Upon receipt of any Application, the relevant Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than two Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the applicable Borrower. Each Issuing Lender prior to its issuance of a Letter of Credit shall obtain confirmation from the Administrative Agent that after giving effect to such issuance, (i) the L/C Obligations would not exceed the L/C Commitment, (ii) the Total Revolving Extensions of Credit would not exceed the Total Revolving Commitments and (iii) the Total Revolving Extensions of Credit to the Canadian Borrower would not exceed US$150,000,000 or the Canadian Dollar Equivalent thereof. Such Issuing Lender shall furnish a copy of such Letter of Credit to the applicable Borrower promptly following the issuance thereof. Each Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Revolving Lenders, notice of the issuance of each Letter of Credit (including the amount thereof). Upon request by the Administrative Agent, each Issuing Lender shall report to the Administrative Agent the aggregate face amount of Letters of Credit issued by it and outstanding on any Business Day and such other information with respect to such Letters of Credit as may be requested.

3.3 Fees and Other Charges. (a) Each Borrower will pay a fee on all outstanding Letters of Credit issued for its account at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Revolving Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date and in US Dollars or Canadian Dollars based on the currency in which each such Letter of Credit is denominated. Such fee shall be calculated on the aggregate undrawn face amount of the outstanding Letters of Credit on a daily basis during each quarterly or other period for which payment is made. In addition, each Borrower shall pay to each Issuing Lender for its own account a fronting fee to be agreed upon with such Issuing Lender on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender for it, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date of such Letter of Credit.

(b) In addition to the foregoing fees, each Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender for it.

3.4 L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees that, if a draft is paid under any Letter of Credit for which the relevant Issuing Lender is not reimbursed in full by the relevant Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.

(b) If any amount required to be paid by any L/C Participant to the relevant Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) (x) in the case of any such amount in US Dollars, at a rate per annum equal to the greater of (A) the daily average Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such L/C Participant makes such amount immediately available or (y) in the case of any such amount in Canadian Dollars, at a rate per annum determined by the Administrative Agent (such determination to be conclusive and binding on such L/C Participant) in accordance with the Administrative Agent’s cost of funding the amount of such payment, for the period until such L/C Participant makes such amount immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360 (in the case of US Dollar-denominated Letters of Credit) or 365 (in the case of Canadian Dollar-denominated Letters of Credit). If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans (in the case of US Dollar-denominated Letters of Credit issued for the account of a US Borrower), US Base Rate Loans (in the case of US Dollar-denominated Letters of Credit issued for the account of the Canadian Borrower), Canadian Prime Rate Loans (in the case of Canadian Dollar-denominated Letters of Credit issued for the account of a US Borrower and Canadian Dollar-denominated Letters of Credit issued for the account of the Canadian Borrower). A certificate of the relevant Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the relevant Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from a Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute, through the Administrative Agent to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, each such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

3.5 Reimbursement Obligation of the Borrowers. Each Borrower agrees to reimburse each Issuing Lender on the next Business Day after that on which such Issuing Lender notifies such Borrower of the date and amount of a draft presented under any Letter of Credit issued for the account of such Borrower and paid by such Issuing Lender for the amount of (a) such draft so paid in the currency of such payment and (b) any Non-Excluded Taxes, fees, charges or other costs or expenses reasonably incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to such Issuing Lender at its address for notices referred to herein in US Dollars or Canadian Dollars, as the case may be, and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (i) until the Business Day next succeeding the date of the relevant notice, Section 2.16(c) in the case of US Dollar-denominated Letters of Credit issued for the account of a US Borrower, Section 2.16(b) in the case of US Dollar-denominated Letters of Credit issued for the account of the Canadian Borrower, Section 2.16(d) in the case of Canadian Dollar-denominated Letters of Credit issued for the account of a US Borrower and in the case of Canadian Dollar-denominated Letters of Credit issued for the account of the Canadian Borrower and (ii) thereafter, Section 2.16(f).

3.6 Obligations Absolute. Each Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that such Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with each Issuing Lender that each Issuing Lender shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among such Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. Notwithstanding the foregoing, each Issuing Lender shall be responsible to the relevant Borrower or Borrowers for errors or omissions arising from such Issuing Lender’s own gross negligence or willful misconduct in connection with its issuance or administration of the payment or non-payment made under or in connection with any Letter of Credit issued by such Issuing Lender or the related drafts or documents; provided that, each Borrower agrees that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in good faith in the absence of gross negligence or willful misconduct and in accordance with the standards of care (the “Standards of Care”) specified in the Customs and Practice for Documentary Credits, as published from time to time by the International Chamber of Commerce, shall be binding on such Borrower and shall not result in any liability of such

Issuing Lender to such Borrower. It is agreed that nothing in this paragraph shall relieve any Issuing Lender or any L/C Participant of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender or L/C Participant.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the applicable Borrower of the date and amount thereof. The responsibility of an Issuing Lender to a Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit and complying with the Standards of Care.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Existing Letters of Credit. The Canadian Borrower, the Administrative Agent, the Revolving Lenders and the Issuing Lenders hereby acknowledge that Existing Letters of Credit are outstanding as of the Closing Date. It is hereby agreed among the Canadian Borrower, the Issuing Lenders, the Administrative Agent and the Canadian Lenders that concurrently with the discharge to be obtained by the Canadian Borrower in satisfaction of Section 5.1(c), the Existing Letters of Credit shall irrevocably be deemed to be Letters of Credit issued under the Revolving Facility and all the provisions of this Agreement shall apply to the Existing Letters of Credit as being Letters of Credit issued hereunder by the relevant Issuing Lenders, the whole without novation of all of the obligations of the Canadian Borrower to each relevant Issuing Lender in respect of said Existing Letters of Credit.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Borrower hereby represents and warrants to the Administrative Agent and each Lender (which representations and warranties are made as of the Closing Date (but only to the extent contemplated by Section 5.2(a)) and, as provided in Section 5.2, as of the date on which any extension of credit is made after the Closing Date) that:

4.1 Organization; Powers. Each of the Borrowers and each Material Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business in all material respects as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

4.2 Authorization; Enforceability. The Transactions are within each Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action; provided, that any increase of the Total Commitments pursuant to Section 2.1(b) remains subject to the approval of the board of directors (or any committee thereof) of the Parent Borrower. This Agreement has been duly executed and delivered by each Borrower and constitutes a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.

4.3 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other similar action by, any Governmental Authority, except (i) as set forth on Part A of Schedule 4.3 or (ii) such as have been obtained or made and are in full force and effect, (b) will not violate in any material respect any applicable law or regulation or any order of any Governmental Authority by which it is bound and will not violate the charter, by-laws or other organizational documents of any Borrower or any Material Subsidiary, (c) will not violate or result in a default under any indenture listed on Part B of Schedule 4.3 and any other material indenture, material agreement or other material instrument binding upon the Parent Borrower or any of its Subsidiaries or its assets, or, except as set forth on Part B of Schedule 4.3, give rise to a right thereunder to require any material payment to be made by the Parent Borrower or any of its Subsidiaries, and (d) will not result in or require the creation, imposition or sharing of any Lien on any material asset of the Parent Borrower or any of its Subsidiaries (including pursuant to the “equal and ratable” Lien requirements of any such indenture).

4.4 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Parent Borrower and its combined Subsidiaries as at September 24, 2006 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to the Administrative Agent has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Contribution and the Plan of Arrangement, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on assumptions believed by the Parent Borrower to have been reasonable at the time made, and presents on a pro forma basis the estimated financial position of the Parent Borrower and its consolidated Subsidiaries as at September 24, 2006, assuming that the events specified in the preceding sentence had actually occurred at such date (it being understood that the Pro Forma Balance Sheet is subject to the qualifications set forth in the Information Statement incorporated by reference into Amendment No. 3 to the Parent Borrower’s Form 10, as filed with the Securities and Exchange Commission on February 1, 2007, set forth on page 90 under the heading “Unaudited Pro Forma Condensed Combined Financial Information of the Company” and on pages 94 and 95, to the extent such qualifications relate to the Pro Forma Balance Sheet, under the subheadings “Notes to Unaudited Pro Forma Condensed Consolidated Financial Information of the Company” and “Note 1: Basis of Presentation” and the assumptions used in preparing the Pro Forma Balance Sheet are subject to significant uncertainties and contingencies, many of which are beyond the Parent Borrower’s control).

(b) The audited combined balance sheets of the Weyerhaeuser Fine Paper Business as at December 26, 2004 and December 25, 2005, and the related combined statements of operations and of cash flows for each of the fiscal years in the three-year period ended December 25, 2005, reported on by and accompanied by an unqualified report from KPMG LLP, independent public accountants, present fairly, in all material respects, the financial position and results of operations and cash flows of the Weyerhaeuser Fine Paper Business as of such dates and for such periods. The unaudited combined balance sheet of the Weyerhaeuser Fine Paper Business as at September 24, 2006, and the related unaudited combined statements of operations and cash flows for the 39-week period ended on such date, present fairly, in all material respects, the financial condition of the Weyerhaeuser Fine Paper Business as at such date, and the results of its operations and its cash flows for the 39-week period then ended (subject to normal year-end audit adjustments). All such financial statements, including the notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved. As of the Closing Date, neither the Parent Borrower nor any of its Subsidiaries has any material Guarantee Obligations, contingent liabilities and liabilities for Taxes, or any material long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are required under GAAP to be reflected and are not so reflected in the most recent (as of the date hereof) financial statements (including the notes thereto) referred to in this paragraph. During the period from September 24, 2006 to and including the date hereof there has been no Disposition by the Weyerhaeuser Fine Paper Business or any of its Subsidiaries of any material part of the business or property of the Weyerhaeuser Fine Paper Business, taken as a whole.

(c) The audited consolidated balance sheets of the Canadian Borrower as at December 31, 2003, December 31, 2004 and December 31, 2005, and the related consolidated statements of earnings and of cash flows for each of the fiscal years in the three-year period ended December 31, 2005, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, independent public accountants, present fairly, in all material respects, the financial position and results of operations and cash flows of the Canadian Borrower and its consolidated Subsidiaries, as of such dates and for such periods. The unaudited consolidated balance sheet of the Canadian Borrower as at September 30, 2006, and the related unaudited consolidated statements of earnings and cash flows for the 9-month period ended on such date, present fairly, in all material respects, the consolidated financial condition of the Canadian Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the 9-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with accounting principles generally accepted in Canada applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein) and include a reconciliation to GAAP. As of the Closing Date, neither the Canadian Borrower nor any of its Subsidiaries has any material Guarantee Obligations, contingent liabilities and liabilities for Taxes, or any material long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are required under GAAP to be reflected and are not so reflected in the most recent (as of the date hereof) financial statements (including the notes thereto). During the period from September 30, 2006 to and including the date hereof there has been no Disposition by the Canadian Borrower or any of its Subsidiaries of any material part of the business or property of the Canadian Borrower and its Subsidiaries, taken as a whole, except for the sale of the Canadian Borrower’s stock in Norampac.

4.5 No Change. Since September 24, 2006, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

4.6 Properties. (a) Each of the Parent Borrower and its Subsidiaries has good and valid title to, or valid leasehold interests in, all its real property and good and valid title to, or valid leasehold interests in, all its other immovable and personal and movable property material to the business of the Parent Borrower and its Subsidiaries, taken as a whole, free and clear of any Liens, except (i) for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, (ii) as would not reasonably be expected to have a Material Adverse Effect, (iii) for Permitted Encumbrances or (iv) for Liens permitted under Section 7.3.

(a) Each of the Parent Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to the business of the Parent Borrower and its Subsidiaries, taken as a whole, and the use thereof by the Parent Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements or failures to own or be licensed that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

4.7 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against the Parent Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) as of the Closing Date with respect to any of the Loan Documents or any of the Transactions and in which any Person asserts the invalidity or unenforceability of any Loan Document or the Transactions or that the Loan Documents or the Transactions violate or result in a default under any indenture, material agreement or other material instrument binding upon the Parent Borrower or any of its Subsidiaries, or (b) that would reasonably be expected to have a Material Adverse Effect.

4.8 Compliance with Laws and Agreements. Each of the Parent Borrower and its Subsidiaries is in compliance with all Requirements of Law, including health, safety and employment standards and labour codes (other than Environmental Laws subject to Section 4.18) and all indentures, agreements and other instruments binding upon it or its property, except where (i) the necessity to comply therewith is being contested in good faith and by appropriate proceedings or (ii) the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

4.9 Investment Company Status. None of the Borrowers is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

4.10 Taxes. Each of the Parent Borrower and its Subsidiaries has timely filed or caused to be filed all material tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent Borrower or such

Subsidiary, as applicable, has set aside on its books adequate reserves in conformity with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

4.11 ERISA. During the 5-year period prior to the date on which this representation is made or deemed to be made with respect to any Plan (or, with respect to (vi) and (viii) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a liability to the Parent Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect: (i) a Reportable Event; (ii) an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA); (iii) any material non-compliance with the applicable provisions of ERISA and the Code; (iv) any termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien in favor of the PBGC or a Plan; (vi) an excess of accrued benefits under a Single Employer Plan (based on those assumptions used to fund such Plan) over the value of the assets of such Plan allocable to such accrued benefits; (vii) a complete or partial withdrawal from any Multiemployer Plan by the Parent Borrower or any Commonly Controlled Entity; (viii) any liability of the Parent Borrower or any Commonly Controlled Entity under ERISA if the Parent Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; or (ix) the Reorganization or Insolvency of any Multiemployer Plan.

4.12 Canadian Pension and Benefit Plans. All obligations of the Canadian Borrower and its Subsidiaries under each Canadian Pension Plan and Canadian Benefit Plan have been performed in accordance with the terms thereof and any Requirement of Law (including, without limitation, the Income Tax Act (Canada) and the Supplemental Pension Plans Act (Québec)), except where the failure to so perform would not reasonably be expected to result in a Material Adverse Effect. No Canadian Pension Plan has any unfunded liabilities which would reasonably be expected to have a Material Adverse Effect.

4.13 Insurance. The Parent Borrower and its Subsidiaries maintain insurance in compliance with Section 6.5(b).

4.14 Labour Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labour disputes against the Parent Borrower of any of its Subsidiaries pending or, to the knowledge of the Parent Borrower or the Canadian Borrower, threatened; (b) hours worked by and payments made to employees of the Parent Borrower or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act, An Act Respecting Labour Standards (Québec) or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Parent Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability (if required in accordance with GAAP) on the books of the Parent Borrower or any of its Subsidiaries.

4.15 Subsidiaries. As of the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by the Parent Borrower and its other Subsidiaries and (b) except as set forth in Schedule 4.15, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Parent Borrower or any Wholly-Owned Subsidiary of the Parent Borrower.

4.16 Use of Proceeds. The proceeds of the Tranche B Term Loans shall be used to finance a portion of the Transactions and pay related fees and expenses, to refinance certain Indebtedness of the Canadian Borrower and to refinance Indebtedness of the Parent Borrower (including the Parent Borrower Existing Credit Agreement). The proceeds of the Incremental Term Loans, the Revolving Loans, the Swingline Loans, and the Letters of Credit, shall be used for any or all of the following: to refinance Indebtedness under the Parent Borrower Existing Credit Agreement and the Canadian Borrower Existing Credit Agreement, as well as for general corporate purposes of the Parent Borrower and its Subsidiaries, including acquisitions and capital expenditures. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

4.17 Accuracy of Information, etc. As of the Closing Date and to the best knowledge of the Parent Borrower, the factual statements contained in the financial statements referred to in subsections 4.4(b) and (c), the Loan Documents (including the schedules thereto, but excluding any statements by the Administrative Agent or any Lender) and any other certificates or documents furnished by or on behalf of the Parent Borrower or any of its Subsidiaries to the Administrative Agent or the Lenders in connection with this Agreement, taken as a whole, are correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made; all except as otherwise qualified herein or therein, and such knowledge qualification being given only with respect to factual statements made by Persons other than the Parent Borrower or any of its Subsidiaries. It is understood that no representation or warranty is made concerning any forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such financial statements, certificates or documents except that such forecasts, estimates, pro forma information, projections and statements were made in good faith by the management of the Parent Borrower, on the basis of assumptions believed by such management to be reasonable at the time made. Actual results may vary materially from such forecasts, estimates, pro forma information and statements. As of the Closing Date, there is no fact known to a Responsible Officer that such Responsible Officer believes would reasonably be expected to have a Material Adverse Effect that has not been disclosed herein or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the Transactions contemplated hereby. The representations made by the Parent Borrower in the authorization letter included in the Confidential Information Memorandum were true and correct in all material respects as of the date when made.

4.18 Environmental Matters. Except as set forth on Schedule 4.18 and as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) the Parent Borrower and each of its Subsidiaries: (i) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of its operations or for any property owned, leased, or otherwise operated by it; (iii) is, and within all applicable statutes of limitation has been, in compliance with all of its Environmental Permits; and (iv) reasonably believes that: each of its Environmental Permits will be timely renewed and complied with, without material expense; and compliance with any Environmental Law that is applicable to it will be timely attained and maintained, without material expense;

(b) Hazardous Materials are not and have not been present at, on, under, in, or about any real and immovable property now or formerly owned, leased or operated by the Parent Borrower or any Subsidiary, or at any other location (including without limitation any location to which Hazardous Materials have been sent for re-use or recycling or for treatment, storage, or disposal) under conditions which would reasonably be expected to: (i) give rise to any Environmental Liability of the Parent Borrower or any Subsidiary under any applicable Environmental Law or otherwise result in costs to the Parent Borrower or any Subsidiary or (ii) interfere with the Parent Borrower’s or any Subsidiary’s continued or planned operations;

(c) there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Parent Borrower or any Subsidiary is, or to the knowledge of the Parent Borrower or such Subsidiary will be, named as a party that is pending or, to the knowledge of the Parent Borrower or such Subsidiary, threatened;

(d) neither the Parent Borrower nor any Subsidiary has received any request for information, or been notified that it is a potentially responsible party under or relating to the US federal Comprehensive Environmental Response, Compensation, and Liability Act, the Canadian Environmental Protection Act, 1999, the Environment Quality Act (Québec) or any similar applicable Environmental Law, or received any similar request or notice with respect to any liability or obligation relating to Hazardous Materials;

(e) neither the Parent Borrower nor any Subsidiary has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, order or other agreement in any judicial, administrative, or arbitral forum, relating to compliance with or liability under any applicable Environmental Law or with respect to any Hazardous Materials; and

(f) neither the Parent Borrower nor any Subsidiary has assumed or retained, by contract or operation of law, any Environmental Liabilities, fixed or contingent, known or unknown, under any applicable Environmental Law or with respect to any Hazardous Materials.

4.19 Security Documents. (a) The US Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein (and proceeds thereof) of the type in which a security interest can be created under Article 9 of the New York UCC (as defined in the US Guarantee and Collateral Agreement). In the case of the Pledged Stock described in the US Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the US Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the US Loan Parties in such Collateral and the proceeds thereof (to the extent a security interest in such Collateral and any proceeds thereof can be perfected through the filing of financing statements in the offices specified on Schedule 4.19(a) as of the Closing Date, and through delivery of the Pledged Stock required to be delivered on the Closing Date), as security for the Obligations (as defined in the US Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except (x) in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3 and (y) for Liens having priority by operation of law).

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the US Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person. Schedule 1.1B lists, as of the Closing Date, (i) each parcel of real property located in the United States and owned by the Parent Borrower or any of its Domestic Subsidiaries and (ii) each leasehold interest in real property located in the United States and held by the Parent Borrower or any of its Domestic Subsidiaries that has a fair market value, in the reasonable opinion of the Parent Borrower, in excess of $5,000,000.

(c) The Canadian Guarantee and Collateral Agreement is, effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest (or hypothec, if applicable) in the Collateral described therein. In the case of the Pledged Stock described in the Canadian Guarantee and Collateral Agreement, when stock certificates representing such certificated Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Canadian Guarantee and Collateral Agreement, when (i) financing statements and other filings specified on Schedule 4.19(c) in appropriate form are filed in the offices specified on Schedule 4.19(c), (ii) other actions specified on Schedule 4.19(c) are taken and (iii) all applicable filings are made in the Register of Personal and Moveable Real Rights in Québec, the Administrative Agent shall have a fully perfected Lien on, and security interest (or hypothec, if applicable) in, all right, title and interest of the Loan Parties in such Collateral, as security for the Canadian Obligations (as defined in the Canadian Guarantee and Collateral Agreement), in each case prior and superior in right to any other person (except, in the case of Collateral other than the Pledged Stock, Liens permitted by Section 7.3).

4.20 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Insurance Act of 1968 except for properties for which any Borrower or its Affiliates have obtained flood insurance pursuant to Section 5.1(k)(iv).

4.21 Certain Documents. The Borrowers have delivered to the Administrative Agent a complete and correct copy of the Plan of Arrangement Documentation, including any amendments, supplements or modifications with respect to any of the foregoing.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction on or before March 7, 2007, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Administrative Agent, the Borrowers and each Person listed on Schedule 1.1A, (ii) the US Guarantee and Collateral Agreement executed and delivered by the US Subsidiary Guarantors and the US Borrowers, (iii) an Acknowledgment and Consent in the form attached to the US Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, which is not a party to this Agreement, (iv) the Canadian Guarantee and Collateral Agreement, executed and delivered by the Canadian Subsidiary Guarantors, the Canadian Parent Guarantors and the Canadian Borrower, (v) an Acknowledgment and Consent in the form attached to the Canadian Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, which is not a Canadian Subsidiary Guarantor and (vi) the Pledge Agreement, executed and delivered by each Canadian Subsidiary Guarantor that is organized under the laws of the United States or any state thereof and that holds Capital Stock of any Subsidiary.

(b) Plan of Arrangement, etc. (i) The Plan of Arrangement shall have been consummated in accordance with law and on the terms and conditions of the Plan of Arrangement, (ii) the Administrative Agent shall have received true and correct copies of the Plan of Arrangement and the Transaction Agreement shall not have been waived, amended, supplemented or otherwise modified in any respect materially adverse to the Lenders, except as consented thereto by the Administrative Agent, such consent not to be unreasonably withheld or delayed, and (iii) the conditions precedent to the effectiveness of the Parent Borrower Existing Credit Agreement shall have been satisfied.

(c) No Outstanding Loans. The Administrative Agent shall have received reasonably satisfactory evidence that, concurrently with the initial extension of credit hereunder, that each of the Parent Borrower Existing Credit Agreement and the Canadian Borrower Existing Credit Agreement shall have been terminated and all amounts thereunder have been repaid in full or provision for the payment thereof shall have been made in a manner reasonably satisfactory to the Administrative Agent.

(d) Approvals. All material governmental and third party approvals necessary in connection with the Transactions shall have been obtained on reasonably satisfactory terms and shall be in full force and effect.

(e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions in which Uniform Commercial Code financing statements, or other filings or recordings should be made to evidence or perfect security interests (or hypothecs, as applicable) in assets of the Loan Parties, and such search shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(f) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses required to be reimbursed for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrowers to the Administrative Agent on or before the Closing Date.

(g) Closing Certificate. The Administrative Agent shall have received (i) a certificate of each of the Borrowers, the Subsidiary Guarantors and the Canadian Parent Guarantors dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments (setting forth, for the avoidance of doubt, in the case of the Canadian Borrower, all information and calculations necessary for determining that the Canadian Borrower Obligations are less than or equal to 10% of the Canadian Borrower’s Consolidated Net Tangible Assets) and (ii) if applicable, a long form good standing certificate for each of the Borrowers, the Subsidiary Guarantors and the Canadian Parent Guarantors from their respective jurisdictions of organization or formation.

(h) Legal Opinion. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Debevoise & Plimpton LLP, US counsel to the Borrowers and their Domestic Subsidiaries, substantially in the form of Exhibit D-1;

(ii) the legal opinion of Ogilvy Renault LLP, Canadian counsel to the Canadian Borrower and its Subsidiaries, substantially in the form of Exhibit D-2;

(iii) to the extent consented to by the relevant counsel, each legal opinion, if any, delivered in connection with the Contribution, accompanied by a reliance letter in favor of the Lenders; and

(iv) the legal opinion of local counsel in each of Hooper, Hathaway, Price, Beuche & Wallace, P.C., special Michigan counsel and Richards, Layton & Finger, P.A., special Delaware counsel, substantially in the form of Exhibit D-3 and Exhibit D-4, respectively.

(i) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the certificated shares of Capital Stock pledged pursuant to the US Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the US Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof and (iii) the certificates representing the certificated shares of Capital Stock pledged pursuant to the Canadian Guarantee and Collateral Agreement, together with an undated stock power, if applicable, for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

(j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement or PPSA filings) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders or the Canadian Lenders, as the case may be, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(k) Mortgages, etc. (i) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

(ii) If requested by the Administrative Agent, either (A) the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received maps or plats of an as-built survey of the sites of each Mortgaged Property certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company, by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and the Title Insurance Company or (B) the Administrative Agent shall have received the policy referred to in clause (iii) for the applicable Mortgaged Property. None of the policies referenced in clause (iii), below, shall contain the generic exception for any state of facts a survey would show. In addition, the Administrative Agent shall have received, with respect to each Mortgaged Property designated by Administrative Agent, either (A) a “location endorsement” to the policy referred to in clause (iii) for such Mortgaged Property reasonably satisfactory to the Administrative Agent or (B) a high-resolution aerial photograph of such Mortgaged Property with the perimeter boundary lines of the Mortgaged Property superimposed upon it prepared by or under the supervision Bock & Clark, Smith Roberts or another survey consulting firm reasonably satisfactory to Administrative Agent which demonstrates to the reasonable satisfaction of the Administrative Agent that all material buildings structures, machinery and equipment comprising part of the Mortgaged Property are located on the land comprising part of such Mortgaged Property.

(iii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance, in each case in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(iv) If requested by the Administrative Agent, the Administrative Agent shall have received (A) if improved real property is located in an area designated as having a specified flood hazard by the Secretary of Housing and Urban Development, a policy of flood insurance that (1) covers any parcel of improved real property that is in a flood zone encumbered by any Mortgage and (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less and (B) confirmation that the Parent Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(v) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties.

(l) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 5.2(b) of the US Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement, as applicable.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date is subject to the satisfaction of the following conditions precedent; provided that this Section 5.2 shall not apply to (i) the continuation or conversion of outstanding Loans (including Bankers’ Acceptances) or (ii) any new Loans in one currency the aggregate principal amount of which is substantially equivalent to or less than (as determined in accordance with the Exchange Rate) the aggregate principal amount of outstanding Loans in another currency that are due to be paid or prepaid on the date of such new Loan, so long as the Administrative Agent is reasonably satisfied that the proceeds of such new Loan or other available cash of the relevant Borrower will be used (after giving effect to any necessary concurrent exchange transaction) to make such payment or prepayment:

(a) Representations and Warranties. Each of the representations and warranties made by each Borrower herein (except that, in the case of the extensions of credit on the Closing Date, the representation and warranty in Section 4.5 shall be deemed replaced with a representation and warranty of the relevant Borrower to the effect that there is no, in the case of the Canadian Borrower, Canadian Material Adverse Effect and no, in the case of the US Borrowers, US Material Adverse Effect) shall be true and correct in all material respects, before and after giving effect to such extension of credit, on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance or increase of the stated amount of a Letter of Credit on behalf of a Borrower hereunder shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and all Letters of Credit shall have expired or terminated and all drawn L/C Obligations shall have been reimbursed, the Parent Borrower covenants and agrees with the Lenders that:

6.1 Financial Statements and Other Information. The Parent Borrower will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Parent Borrower (beginning with the fiscal year ending December 31, 2007), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PriceWaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Borrower, its unaudited consolidated balance sheet and related statements of earnings, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Responsible Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate of a Responsible Officer of the Parent Borrower (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.1 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under clause (a) above, a detailed consolidated budget for the current fiscal year, including a projected consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the end of the current fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto, (collectively, the “Budget”), which Budget shall in each case be accompanied by a certificate of a Responsible Officer stating that such Budget is based on assumptions believed reasonable by the management of the Parent Borrower at the time of delivery thereof; provided that the Parent Borrower shall not be required to deliver a Budget with respect to the fiscal year ending December 31, 2007;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials publicly filed by the Parent Borrower or any Subsidiary with the SEC, other applicable Canadian securities regulatory authorities or the CSA on the System for Electronic Document Analysis and Retrieval (SEDAR), or with any US, Canadian or other national securities exchange, or distributed by a Borrower to its shareholders generally, as the case may be; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent Borrower or any Subsidiary, or in compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request, subject to Section 10.17.

Information required to be delivered pursuant to paragraphs (a), (b) and (c) shall be deemed to have been delivered on the date on which the Parent Borrower provides notice to the Administrative Agent, or the Administrative Agent gives notice to the Lenders, as the case may be, that such information has been posted on the Parent Borrower’s website on the internet at the website address listed in such notice and accessible by the Lenders without charge or on the IntraLinks website (with customary e-mail notification of any such posting to the IntraLinks website); provided that the Parent Borrower shall deliver paper copies of the reports and financial statements referred to in paragraphs (a), (b) and (c) of this Section 6.1 to the Administrative Agent or any Lender who requests the Parent Borrower to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.

6.2 Notices of Material Events. The Parent Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence, to the knowledge of a Responsible Officer, of any Default or Event of Default;

(b) the following events, as soon as possible after a Responsible Officer knows thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Parent Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan in each case in clauses (i) and (ii) above, if such event, together with all other such events, if any, would reasonably be expected to result in a Material Adverse Effect;

(c) any change in its use of PriceWaterhouseCoopers LLP as the auditors of the Parent Borrower and the reasons for such change; and

(d) any other development known to a Responsible Officer that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Parent Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.3 Maintenance of Existence. (a) The Parent Borrower will, and will cause each of its Subsidiaries to, (i) preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary for the conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (i) (with respect to any Subsidiary other than the Subsidiary Borrower and the Canadian Borrower) and clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.4 Payment of Tax Obligations. The Parent Borrower will, and will cause each of its Subsidiaries to, pay its Tax obligations that, if not paid promptly, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Parent Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.5 Maintenance of Properties; Insurance. The Parent Borrower will, and will cause each of the Material Subsidiaries to (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except as would not reasonably be expected to have a Material Adverse Effect and (b) to the extent commercially reasonable, maintain, with financially sound and reputable insurance companies (or via self-insurance, including insurance written by the Parent Borrower for its Subsidiaries), insurance substantially in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

6.6 Books and Records; Inspection Rights. The Parent Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which, in all material respects, full and correct entries are made of all dealings and transactions in relation to its business and activities. The Parent Borrower will, and will cause each of the Material

Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its financial and related books and records, subject to Section 10.17, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

6.7 Compliance with Laws. The Parent Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including health, safety and employment standards, labour codes and Environmental Laws, except where (i) the necessity to comply therewith is contested in good faith and by appropriate proceedings or (ii) the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

6.8 ERISA. The Parent Borrower will, and will cause each of its Subsidiaries to (a) use its best efforts to ensure that each Single Employer Plan is qualified and retains its registered status (if required under any Requirement of Law) under, and is administered in a timely manner in all material respects in accordance with, the applicable Single Employer Plan text, funding agreement and all other Requirements of Law and (b) perform all material obligations required to be performed in connection with each Single Employer Plan in accordance with the terms of such Plan and any Requirement of Law.

6.9 Canadian Benefit and Pension Plans. The Parent Borrower will, and will cause each of its Subsidiaries to (a) use its best efforts to ensure that each Canadian Pension Plan is registered and retains its registered status (if required under any Requirement of Law) under, and is administered in a timely manner in all material respects in accordance with, the applicable pension plan text, funding agreement, the Income Tax Act (Canada) and any other Requirement of Law, and (b) perform all material obligations required to be performed in connection with each Canadian Pension Plan and Canadian Benefit Plan in accordance with the terms of such Plan and any Requirement of Law.

6.10 Litigation. Upon becoming aware thereof, the Parent Borrower will (a) promptly give notice to the Administrative Agent of any litigation, proceeding or dispute, commenced against the Parent Borrower or any of its Subsidiaries, if (i) the amount claimed is greater than US$80,000,000 or the Canadian Dollar Equivalent thereof, and (ii) such litigation, proceeding or dispute is likely, in the reasonable opinion of the Parent Borrower, to subject any of them to liabilities in excess of US$80,000,000 or the Canadian Dollar Equivalent thereof, (b) promptly advise the Administrative Agent of the extent to which any adverse determination in respect of such litigation, proceeding or dispute is covered by insurance and (c) provide all reasonable information requested by the Administrative Agent concerning the status of any such litigation, proceeding or dispute.

6.11 Additional Collateral, etc. (a) With respect to any property (other than any assets expressly excluded from the Collateral pursuant to the Security Documents) acquired after the Closing Date located in the United States and having a value of at least US$5,000,000 by any US Group Member (other than (x) real property or Capital Stock of any Subsidiary and (y) any property subject to a Lien expressly permitted by Section 7.3(c)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the US Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or, in its reasonable judgment, advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or, in the reasonable judgment of the Administrative Agent, advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.19) in such property (with respect to property of a type owned by a US Group Member as of the Closing Date to the extent the Administrative Agent, for the benefit of the Lenders, has a perfected security interest in such property as of the Closing Date), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the US Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) With respect to any fee interest in any real property located in the United States having a value (together with improvements thereof) of at least US$5,000,000 acquired after the Closing Date by any US Group Member (other than any such real property subject to a Lien expressly permitted by Section 7.3(c)), promptly (i) execute and deliver a Mortgage (with the priority required by Section 4.19), in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if reasonably requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) and (y) any consents or estoppels deemed necessary or, in the reasonable judgment of the Administrative Agent, advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary and Domtar Funding Limited Liability Company) created or acquired after the Closing Date by any US Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the US Guarantee and Collateral Agreement as the Administrative Agent deems necessary or, in its reasonably judgment, advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest in the Capital Stock of such new Subsidiary that is owned by any US Group Member, (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant US Group Member, (iii) if such Subsidiary is a Wholly-Owned Subsidiary, cause such new Subsidiary (A) to become a party to the US Guarantee and Collateral Agreement, (B) to take such actions necessary or, in the reasonable judgment of the Administrative Agent, advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.19) in the Collateral described in the US Guarantee and Collateral Agreement with respect to such new Subsidiary (with respect to property of a type owned by a US Group Member as of the Closing Date to the extent the Administrative Agent, for the benefit of the Lenders, has a perfected security interest in such property as of the Closing Date), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the US Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit B, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any US Group Member, promptly (i) execute and deliver to the Administrative Agent such amendments to the US Guarantee and Collateral Agreement as the Administrative Agent deems necessary or, in its reasonable judgment, advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest in the Capital Stock of such new Subsidiary that is owned by any such US Group Member (to the extent required by the Security Documents with the priority required by Section 4.19) (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), (ii) to the extent not in violation of applicable laws of the jurisdiction of such Excluded Foreign Subsidiary’s organization, deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant US Group Member, and take such other action as may be necessary or, in the reasonable judgment of the Administrative Agent, advisable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) With respect to any property of the type covered by the granting clauses of the Canadian Guarantee and Collateral Agreement that is acquired after the Closing Date by any Canadian Group Member (other than (x) Capital Stock of any Subsidiary and (y) any property subject to a Lien expressly permitted by Section 7.3(c)) as to which the Administrative Agent for the benefit of the Canadian Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Canadian Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or, in its reasonable judgment, advisable to grant to the Administrative Agent, for the benefit of the Canadian Lenders, a security interest in such property and (ii) take all actions necessary or, in the reasonable judgment of the Administrative Agent, advisable to grant to the Administrative Agent, for the benefit of the Canadian Lenders, a perfected security interest in such property (to the extent required by the Security Documents and with the priority required by Section 4.19), including the filing of PPSA financing statements in such jurisdictions as may be required by the Canadian Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(f) With respect to any new Wholly-Owned Subsidiary created or acquired after the Closing Date by any Canadian Group Member, promptly (i) execute and deliver to the Administrative Agent such amendments to the Canadian Guarantee and Collateral Agreement as the Administrative Agent deems necessary or, in its reasonable judgment, advisable to grant to the Administrative Agent, for the benefit of the Canadian Lenders, a perfected security interest (or hypothec, as applicable) in the Capital Stock of such new Subsidiary that is owned by such Canadian Group Member (to the extent required by the Security Documents and with the priority required by Section 4.19), (ii) deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Global Group Member, (iii) cause such new Subsidiary (A) to become a party to the Canadian Guarantee and Collateral Agreement, (B) to take such actions necessary or, in the reasonable judgment of the Administrative Agent, advisable to grant the Administrative Agent for the benefit of the Canadian Lenders a perfected security interest (or hypothec, as applicable) (to the extent required by the Security Documents and with the priority required by Section 4.19) in the Collateral described in the Canadian Guarantee and Collateral Agreement with respect to such new Subsidiary (with respect to property of a type owned by a Canadian Group Member as of the Closing Date to the extent the Administrative Agent, for the benefit of the Lenders, has a perfected security interest (or hypothec, as applicable) in such property as of the Closing Date), including the filing of PPSA financing statements or Uniform Commercial Code financing statements in such jurisdictions as may be required by the Canadian Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary substantially in the form of Exhibit B, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

Notwithstanding the foregoing, the provisions of this Section 6.11 shall not apply (i) at any time after the Term Loans have been repaid in full and (ii) to assets as to which the Administrative Agent shall determine in its reasonable discretion, after consultation with the Parent Borrower, that the costs and burdens of obtaining a security interest are excessive in relation to the value of the security afforded thereby.

SECTION 7. NEGATIVE COVENANTS

Until the Revolving Commitments have expired or terminated and the principal of and interest on each Loan and all fees then payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all drawn L/C Obligations shall have been reimbursed, the Parent Borrower covenants and agrees with the Lenders that:

7.1 Financial Covenants. (a) Consolidated Cash Interest Coverage Ratio. Until the earlier of (x) the Termination Date and (y) the date on which the Revolving Commitments are terminated in accordance with Section 2.11, the Parent Borrower will not permit the Consolidated Interest Coverage Ratio as of the last day of any period of four consecutive fiscal quarters of the Parent Borrower to be less than the ratio set forth below:

Period	Consolidated Cash Interest Coverage Ratio
(four consecutive fiscal quarters ending on or about the dates below)
June 30, 2007 and fiscal quarterly dates thereafter	2.50 to 1.00

; provided, that for the purposes of determining the ratio for the fiscal quarters of the Parent Borrower ending June 30, 2007, September 30, 2007 and December 31, 2007, Consolidated Cash Interest Expense for the relevant period shall be deemed to equal Consolidated Cash Interest Expense for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter ending after the Closing Date) multiplied by 4, 2 and 4/3 respectively.

(a) Consolidated Leverage Ratio. Until the earlier of (x) the Termination Date and (y) the date on which the Revolving Commitments are terminated in accordance with Section 2.11, the Parent Borrower will not permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Parent Borrower ending with any fiscal quarter of the Parent Borrower ending on or closest to the respective dates set forth below to exceed the ratio set forth opposite such date:

Period	Consolidated Leverage Ratio
(four consecutive fiscal quarters ending on or about the dates below)

June 30, 2007	4.75 to 1.00

September 30, 2007	4.75 to 1.00

December 31, 2007	4.75 to 1.00

March 31, 2008	4.75 to 1.00

June 30, 2008	4.75 to 1.00

September 30, 2008	4.75 to 1.00

December 31, 2008 and fiscal quarterly dates thereafter	4.50 to 1.00

7.2 Indebtedness. The Parent Borrower will not, and will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness pursuant to the Loan Documents;

(b) Indebtedness of the Parent Borrower to any Subsidiary and of any Subsidiary to the Parent Borrower or any other Subsidiary;

(c) Indebtedness of the Parent Borrower or any Subsidiary as an account party in respect of trade letters of credit;

(d) Indebtedness of the Parent Borrower or any Subsidiary outstanding on the date hereof that is, solely in the case of any Indebtedness for borrowed money that in each case is in a principal amount of US$10,000,000 or more, set forth on Schedule 7.2 hereof, and any Permitted Refinancing Indebtedness in respect thereof (it being understood that the primary obligor of any such Permitted Refinancing Indebtedness may be the original obligor or, in the case of Indebtedness of the Canadian Borrower outstanding on the day hereof, the Parent Borrower or the Subsidiary Borrower);

(e) Guarantee Obligations of the Parent Borrower or any Subsidiary of obligations of the Parent Borrower or any other Subsidiary, provided, that no Subsidiary shall guarantee obligations of the Parent Borrower or the Subsidiary Borrower unless such Subsidiary is a Subsidiary Guarantor;

(f) Indebtedness secured by Liens permitted by Section 7.3(d) and 7.3(e) below;

(g) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided, that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

(h) other Indebtedness; and

(i) Indebtedness of the Parent Borrower under notes, bonds, debentures or other similar instruments requiring no scheduled repayments of principal prior to the date six months after the Maturity Date, provided that (x) the terms of any such Indebtedness in the good faith judgment of the Parent Borrower are at least as favorable as customary market terms taken as a whole, on the date of issuance thereof for issuers with a similar credit rating and (y) after giving pro forma effect to the incurrence of any such Indebtedness and the use of the proceeds thereof the Parent Borrower shall be in compliance with the Required Consolidated Leverage Ratio;

provided that the aggregate principal amount of such Indebtedness incurred pursuant to paragraphs (f) and (h) above and outstanding at the time of any incurrence of such Indebtedness, together with (without duplication) the aggregate principal amount of Indebtedness and obligations secured pursuant to Sections 7.3(d), (e) and (i) (including Sale-Leaseback Transactions entered into pursuant to Section 7.3(e)) and outstanding at the time of incurrence of any such Indebtedness, shall not exceed 10% of the Consolidated Assets (the “General Debt Basket Cap”) of the Parent Borrower and its Subsidiaries.

7.3 Liens. The Parent Borrower will not, and will not permit any Subsidiary to, (i) create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, or (ii) enter into any arrangement with any Person providing for the leasing by the Parent Borrower or any of its Subsidiaries of real or immovable or personal or movable property that has been or is to be sold or transferred by the Parent Borrower or any of its Subsidiaries to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or any of its Subsidiaries (any such arrangement, a “Sale-Leaseback Transaction”), except:

(a) Permitted Encumbrances;

(b) any Lien existing on the date hereof that is, solely in the case of any such Lien securing any Indebtedness for borrowed money that in each case is in a principal amount of US$10,000,000 or more, set forth on Schedule 7.3 hereof, on any property or asset of the Parent Borrower or any Subsidiary; provided that (i) such Lien shall not be amended to apply to any other property or asset of the Parent Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien on any property or asset that is acquired after the date hereof existing prior to the acquisition thereof by the Parent Borrower or any Subsidiary or on any property or asset of any Person that becomes a Subsidiary after the date hereof existing prior to the time such Person becomes a Subsidiary (including assets held by a Target in the case of a Permitted Acquisition); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent Borrower or any other Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens created after the date hereof on fixed or capital assets acquired, constructed or improved by the Parent Borrower or any Subsidiary, or Sale-Leaseback Transactions in respect of any assets acquired, constructed or improved by or for the Parent Borrower or any Subsidiary; provided that (i) any such Lien and the Indebtedness secured thereby are incurred, or any such Sale-Leaseback Transaction is entered into, prior to or within 120 days (or, in the case of such Sale-Leaseback Transaction, one year) after the later of such acquisition or the completion of such construction or improvement, (ii) any Indebtedness secured by any such Lien does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iii) any such Lien or Sale-Leaseback Transaction shall not apply to any other property or assets of the Parent Borrower or any Subsidiary;

(e) other Liens or Sale-Leaseback Transactions not otherwise permitted in this Section 7.3 on, or in respect of, any property of the Parent Borrower or any Subsidiary in an aggregate amount of up to $100,000,000 (calculated by reference to the amount of the obligations secured by each such Lien or the amount of each such Sale-Leaseback Transaction, as applicable);

(f) Liens on accounts receivable and proceeds thereof under or in connection with a securitization of accounts receivable otherwise permitted in Section 7.5(b);

(g) Liens created pursuant to the Security Documents;

(h) any encumbrance or restriction (including, without limitation, put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement; and

(i) other Liens on the assets of Foreign Subsidiaries that do not constitute Collateral;

provided that the aggregate principal amount of Indebtedness and obligations secured pursuant to Sections 7.3(d), (e) and (i) above (including Sale-Leaseback Transactions entered into pursuant to Section 7.3(e) and outstanding at the time of any incurrence of such Liens, together with (without duplication) the aggregate principal amount of secured Indebtedness incurred pursuant to Sections 7.2(f) and (h) and outstanding at the time of incurrence of any such Liens, shall not exceed 7.5% of the Consolidated Assets (the “General Lien Basket Cap”) of the Parent Borrower and its Subsidiaries; provided, that the General Lien Basket Cap shall be increased to 10% at any time after the Term Loans have been paid in full.

7.4 Fundamental Changes. (a) The Parent Borrower will not, and will not permit any Material Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all of its assets, or all or substantially all of the Capital Stock of any of the Material Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate, wind up or dissolve, except that, (i) if immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, any Person may amalgamate, consolidate or merge with or into any Borrower so long as, if applicable, such Borrower is the surviving corporation, or amalgamate, consolidate or merge with or into any other Subsidiary so long as, if applicable, the surviving entity is a Subsidiary, (ii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to any Borrower or to any other Subsidiary, or amalgamate, consolidate or merge with or into, any Borrower or any other Subsidiary, (iii) any Subsidiary may make any Disposition permitted by Section 7.5 and (iv) any Subsidiary may liquidate, wind up or dissolve if the Parent Borrower determines in good faith that such liquidation, winding up or dissolution is in the best interests of the Parent Borrower and is not materially disadvantageous to the Lenders; provided that any such amalgamation, consolidation or merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such amalgamation, consolidation or merger shall not be permitted unless also permitted by Section 7.7; and provided further that if such amalgamation, consolidation or merger involves any Borrower, the continuing entity resulting from such combination shall, if reasonably requested by the Administrative Agent, execute and deliver an assumption agreement with respect to the Obligations of such Borrower together with supporting documentation and legal opinions, all in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, the Parent Borrower and its Domestic Subsidiaries shall not be permitted to transfer or otherwise dispose of, including through any merger, amalgamation or consolidation, any substantial portion of the assets or operations of itself and such Domestic Subsidiaries taken as a whole to the Canadian Borrower and its Subsidiaries.

(b) The Parent Borrower will not, and will not permit any of the Material Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Parent Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

7.5 Disposition of Property. The Parent Borrower will not, and will not permit any of its Subsidiaries to, Dispose of any of their respective properties or assets (including any Capital Stock of its Subsidiaries) except:

(a) sales of inventory or other Dispositions in the ordinary course of business;

(b) Dispositions of accounts receivable in connection with securitization programs in an aggregate amount as to all such programs of up to $350,000,000 at any one time outstanding (calculated by reference to the maximum financing amount available under each such program);

(c) Dispositions of property having a fair market value not to exceed in any fiscal year of the Parent Borrower 10% of the Consolidated Assets of the Parent Borrower and its Subsidiaries measured at the time any such Disposition is to be made before giving effect thereto;

(d) any Disposition of the Vancouver paper mill or the Lebel-sur-Quevillon pulp mill and/or sawmill, the Ottawa paper mill, all saw mills located in Canada and any related assets;

(e) any Disposition by a Subsidiary of the Parent Borrower otherwise permitted under Section 7.4;

(f) the sale or discount without recourse (or, if consistent with customary practice in the applicable country, with recourse) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, in each case in connection with the compromise or collection thereof;

(g) the sale or other Disposition of any assets or property by the Parent Borrower or any of its Subsidiaries to the Parent Borrower or any Wholly-Owned Subsidiary of the Parent Borrower;

(h) pursuant to Sale-Leaseback Transactions permitted by Section 7.3;

(i) the abandonment, sale or other Disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Parent Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole;

(j) the sale or other Disposition of any assets or property by the Parent Borrower or any of its Subsidiaries for cash consideration in an amount equal, in the case of each such sale or other Disposition, to the fair market value of the assets or property being sold or otherwise Disposed of, as determined in good faith by the Parent Borrower (and, in the case of any such sale or other Disposition for more than US$100,000,000, as determined in good faith by the Board of Directors of the Parent Borrower), provided, that the Net Cash Proceeds of such sale or other Disposition are promptly used to prepay the Term Loans in accordance with Section 2.13 (but without any Reinvestment Notice being given with respect thereto) or, if the Term Loans have been prepaid in full, the Revolving Commitments are concurrently reduced by an amount equal to such Net Cash Proceeds, with any such reduction of the Revolving Commitments to be accompanied by a prepayment of the Revolving Loans to the extent necessary so that the Revolving Extensions of Credit outstanding will not exceed the amount of the Revolving Commitments as so reduced; and

(k) any issuance, sale or other Disposition of preferred stock (or equivalent equity interest) of any Subsidiary constituting Indebtedness created, incurred, assumed or existing in compliance with Section 7.2.

7.6 Capital Expenditures. The Parent will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures of the Parent Borrower and its Subsidiaries in the ordinary course of business exceeding US$450,000,000 in any fiscal year; provided, that 100% of such amount, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in any succeeding fiscal year.

7.7 Investments, Loans, Advances, Guarantees and Acquisitions; Hedge Agreements. (a) The Parent Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a Wholly-Owned Subsidiary prior to such merger or amalgamation) any Capital Stock, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, incur (solely with respect to its Subsidiaries) any Guarantee Obligations, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (all of the foregoing, collectively, “Investments”), except:

(i) Investments in cash and Cash Equivalents;

(ii) Investments by the Parent Borrower or any of its Subsidiaries existing on the date hereof;

(iii) Investments made by any Borrower in any Subsidiary and Investments made by any Subsidiary in a Borrower or any other Subsidiary (it being understood that, for purposes of this paragraph (iii), any newly organized entity that becomes a Subsidiary after giving effect to any Investment shall be considered a Subsidiary);

(iv) Guarantee Obligations (A) of the Parent Borrower in respect of Indebtedness or obligations of its Subsidiaries, (B) of any Subsidiary in respect of

Indebtedness or obligations of the Parent Borrower or any other Subsidiary as provided in Section 7.2(e) and (C) of the Parent Borrower or any Subsidiary as permitted by Section 7.2;

(v) any Investments made after the Closing Date not otherwise permitted in this Section (including Investments in Non-Recourse Joint Ventures); provided that the amount of all such Investments, net of any cash distributions (by way of income or return of capital) paid on, and any Net Cash Proceeds received upon any Disposition of, such Investments from time to time, does not exceed, in aggregate for all such Investments, 10% of the Parent Borrower’s Consolidated Assets measured at the time any such Investment is to be made;

(vi) the Parent Borrower may acquire directly, or indirectly through its Wholly-Owned Subsidiaries, all or substantially all of the assets or all or substantially all of the Capital Stock of any other Person or any assets of any other Person constituting a business unit (any such other Person or business unit, the “Target”) (in each case, a “Permitted Acquisition”) subject to the satisfaction of each of the following conditions:

(A)	any Target shall be in a similar line of business to the Borrowers and shall have substantially all of its direct and indirect operations and assets in the United States or Canada;

(B)	at the time of such transaction and immediately thereafter no Default or Event of Default shall have occurred or be continuing and the Parent Borrower shall be in pro forma compliance with Section 7.1 after giving effect to such Permitted Acquisition (with such pro forma compliance to be determined by assuming that such Permitted Acquisition had occurred and any related Indebtedness had been incurred on the first day of the most recent four-fiscal quarter period as to which the financial covenants in Section 7.1 have been tested); and

(C)	after giving effect to any such Permitted Acquisition and any intercompany transactions to be consummated within 180 days thereafter, any direct or indirect assets of the relevant Target in the United States shall be owned by the Parent Borrower and its Domestic Subsidiaries (other than any such assets having a fair market value not to exceed 2.50% of the Consolidated Assets of the Parent Borrower and its Subsidiaries).

(vii) extensions of trade credit in the ordinary course of business;

(viii) loans and advances to officers, directors or employees of the Parent Borrower or its Subsidiaries (including pursuant to the Executive Stock Option and Share

Purchase Plan) (A) for travel, entertainment and relocation expenses in the ordinary course of business and in connection with the Executive Stock Option and Share Purchase Plan, (B) for other purposes in an aggregate amount for the Parent Borrower and its Subsidiaries not to exceed US$5,000,000 at any one time outstanding or (C) relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity;

(ix) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or otherwise described in clause (c), (d) or (j) of the definition of Permitted Encumbrances;

(x) Investments representing evidences of Indebtedness, securities or other property received from another Person by the Parent Borrower or any of its Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Parent Borrower or any of its Subsidiaries;

(xi) Investments constituting Capital Expenditures;

(xii) Investments of the Parent Borrower and its Subsidiaries under any Hedge Agreements permitted by Section 7.7(b); and

(xiii) the Parent Borrower and its Subsidiaries may acquire and hold non-cash consideration in connection with a Disposition permitted by Section 7.5.

(b) The Parent Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedge Agreement, other than Hedge Agreements entered into in the ordinary course of business with the good faith intention to hedge or mitigate risks to which the Parent Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

7.8 Restrictive Agreements. The Parent Borrower will not, and will not permit any of its Subsidiaries to, enter into, incur or permit to exist any agreement or other contractual arrangement to which any of them is party that, directly or indirectly, materially restricts the ability of any Subsidiary (other than any Subsidiaries that do not, in the aggregate, account for more than 5% of the Consolidated EBITDA of the Parent Borrower and its Subsidiaries):

(a) to pay cash dividends or other cash distributions with respect to any of its Capital Stock; or

(b) to make or repay loans or advances to the Parent Borrower or any other Subsidiary; or

(c) to incur Guarantee Obligations in respect of the Facilities;

provided that the foregoing shall not apply to any of the following:

(i) restrictions imposed by any Requirement of Law or by this Agreement;

(ii) restrictions arising under any agreement or arrangement that exists on the date hereof or that refinances, refunds or replaces any agreement or arrangement existing on the date hereof and restrictions arising under any Permitted Refinancing Indebtedness permitted by Section 7.2(d) (it being understood that no amendment or modification that materially expands the scope of the restrictions, taken as a whole, in the agreement governing the Indebtedness being refinanced, refunded or replaced shall be permitted by this clause);

(iii) restrictions arising under any agreement or arrangement providing for additional financing to the Parent Borrower or any of its Subsidiaries which are substantially consistent with the restrictions under financing agreements and arrangements in effect on the date hereof;

(iv) restrictions contained in agreements or arrangements relating to the sale or other Disposition of a Subsidiary (or any of its assets) pending such Disposition, provided such restrictions apply only to the Subsidiary or assets to be sold and such disposition is permitted hereunder;

(v) restrictions on cash or other deposits imposed by customers under agreements entered into in the ordinary course of business;

(vi) customary restrictions in connection with a securitization transaction permitted by Section 7.5(b);

(vii) restrictions relating to a Person that after the date hereof becomes, or is merged or consolidated with, a Subsidiary of the Parent Borrower (or relating to any property or assets acquired by the Parent Borrower or any of its Subsidiaries after the date hereof), if such restrictions were in effect on the date of such transaction and were not incurred in contemplation of such transaction; and

(viii) restrictions in agreements among the Parent Borrower and its Subsidiaries that may be waived by the Parent Borrower or any of its Subsidiaries without the consent of any other Person.

Nothing contained in this Section 7.8 shall prevent the Parent Borrower or any of its Subsidiaries from creating, incurring, assuming or suffering to exist any Permitted Encumbrances or any other Liens otherwise permitted by Section 7.3, or restricting Dispositions of property or assets subject to any such Lien or transfers of property or assets other than cash.

7.9 Negative Pledge Clauses. The Parent Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Global Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) Indebtedness of the Parent Borrower under notes, bonds, debentures or other similar instruments existing on the Closing Date, any Permitted Refinancing Indebtedness related thereto and any Indebtedness otherwise permitted under Section 7.2(i), (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) software and other intellectual property licenses pursuant to which any Global Group Member is the licensee of the relevant software or intellectual property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets or rights subject of the applicable license and/or the license itself), (e) Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable Contractual Obligation or the assignment of rights thereunder, (f) prohibitions and limitations imposed by law or in effect on the date hereof and listed on Schedule 7.9, (g) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (h) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (i) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 7.4 or 7.5 and (j) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary.

7.10 Restricted Payments. The Parent Borrower will not, and will not permit any of its Subsidiaries to, declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Global Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Global Group Member (collectively, “Restricted Payments”), except (a) the Parent Borrower or any Subsidiary may make Restricted Payments in its common stock, (b) any Subsidiary may make Restricted Payments to the Parent Borrower or any other Subsidiary that is a Wholly-Owned Subsidiary of the Parent Borrower, (c) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Parent Borrower may make Restricted Payments not to exceed US$50,000,000 in the aggregate during any fiscal year, commencing with the fiscal year ending December 31, 2008, provided, that (i) such amount shall be increased to (x) US$100,000,000 as of the first date on which the Consolidated Leverage Ratio is equal to or less than 2.75 to 1.00 and (y) US$150,000,000 as of the first date on which the Consolidated Leverage Ratio is equal to or less than 2.50 to 1.00 and (ii) this restriction (on the annual amount of such Parent Borrower Restricted Payments) shall cease to be applicable as of the first date on which the Consolidated Leverage Ratio is equal to or less than 2.00 to 1.00, (d) the Parent Borrower may purchase fractional shares of its common stock arising out of stock dividends, splits or combinations or business combinations, (e) Restricted Payments by the Parent Borrower and its Subsidiaries pursuant to any transaction permitted by Section 7.4, (f) any non-Wholly-Owned Subsidiary of the Parent Borrower may declare and pay cash dividends to its equity holders generally so long as the Parent Borrower or its respective Subsidiary which owns the equity interests in the Subsidiary paying such dividend receives at least its proportional share thereof (based upon its relative holding of the equity interests in the Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of equity interest of such Subsidiary), (g) the payment of regularly scheduled dividends on (including dividends for cash) any preferred stock of the Canadian Borrower, or the repurchase, redemption or other acquisition or retirement for value in an aggregate amount not to exceed C$35,000,000 of any preferred stock of the Canadian Borrower, (h) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Parent Borrower or any Subsidiary held by any future, present or former directors, officers, members of management, employees or consultants of the Parent Borrower or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock in any fiscal year (other than any such Capital Stock repurchased, redeemed, acquired or retired in compensation for any taxes due or payable by the holder thereof) will not exceed (x) US$15,000,000 or the Canadian Dollar Equivalent thereof for the fiscal year ending December 31, 2007 and (y) US$5,000,000 per year or the Canadian Dollar Equivalent thereof for each fiscal year ending thereafter, (i) the payment of regularly scheduled dividends on (including dividends for cash) any preferred stock of Domtar (Canada) Paper Inc., or the repurchase, redemption or other acquisition or retirement for value in an aggregate amount not to exceed US$1,000,000 or C$1,100,000 of any preferred stock of Domtar (Canada) Paper Inc. and (j) the acquisition of Capital Stock transferred to, or deemed to be acquired by, the Parent Borrower or any Subsidiary in payment of all or any portion of the exercise price of options or warrants the issuance of which is not prohibited by this Agreement.

7.11 Changes in Fiscal Periods. The Parent Borrower will not permit its fiscal year to be other than (a) a 52/53 week year ending on or about December 31 or (b) a calendar year or change its method of determining fiscal quarters; provided that such changes may be made if the Parent Borrower provides prior notice to the Administrative Agent of any such change and provides all necessary reconciliations required to enable the Administrative Agent to determine compliance with Section 7.1.

7.12 Environmental Activity. The Parent Borrower will not, and will not permit any of its Subsidiaries to (i) carry on any Environmental Activity, or (ii) cause or permit any Hazardous Materials to be stored in or to be present in any form in or under the properties of the Parent Borrower or of any Subsidiary, in either case under circumstances which would reasonably be expected to have a Material Adverse Effect.

7.13 Transactions with Affiliates. The Parent Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the other Borrowers or any Wholly-Owned Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement and (b) either (i) in the ordinary course of business of the relevant Global Group Member or (ii) upon fair and reasonable terms and no less favorable to the relevant Global Group Member than it would obtain in a comparable arms’ length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Parent Borrower and its Subsidiaries may (i) indemnify directors of the Parent Borrower and the Subsidiaries in accordance with customary practice, (ii) issue securities, or make other payments, awards or grants in cash, securities or otherwise pursuant to employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Parent Borrower, (iii) make loans or advances to employees of the Parent Borrower or any of the Subsidiaries in accordance with Section 7.7, (iv) pay fees and indemnities to directors, officers and employees of the Parent Borrower and the Subsidiaries in the ordinary course of business, (v) enter into transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.13 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect, (vi) enter into employment agreements or other arrangements in the ordinary course of business, (vii) make Restricted Payments permitted under Section 7.10, (viii) enter into transactions with Subsidiaries for the purchase or sale of goods, products, parts and services and entered into in the ordinary course of business in a manner consistent with past practice, (ix) enter into transactions with joint ventures for the purchase or sale of equipment or services entered into in the ordinary course of business and in a manner consistent with past practice, and (x) make payments pursuant to tax sharing agreements among the Parent Borrower and the Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Parent Borrower and the Subsidiaries. For purposes of this subsection 7.13, any transaction with any Affiliate involving an amount less than $10,000,000 shall be deemed to have satisfied the standard set forth in the first sentence of this Section 7.13 if such transaction is approved as being on an arm’s length basis by a majority of the Disinterested Directors of the board of directors of either the Parent Borrower or such Subsidiary. “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

7.14 Optional Payments and Modifications of Certain Debt Instruments. The Parent Borrower will not, and will not permit any of its Subsidiaries to, (a) make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to Material Indebtedness other than with the proceeds of, or in exchange for, Permitted Refinancing Indebtedness; or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Material Indebtedness or any Permitted Refinancing Indebtedness if any such amendment, modification or waiver or other change, taken as a whole, is materially adverse to the interests of the Lenders.

7.15 Amendments to Plan of Arrangement Documents. The Parent Borrower will not, and will not permit any of its Subsidiaries to, amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Parent Borrower or any of its Subsidiaries pursuant to the Plan of Arrangement Documentation such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto and conditions of the Plan of Arrangement Documentation except for any such amendment, supplement or modification that (i) becomes effective after the Closing Date and (ii) could not reasonably be expected to have a Material Adverse Effect.

SECTION 8. EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) a Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) a Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of a Borrower or any Subsidiary in this Agreement or any amendment or modification hereof, or in any certificate or financial statement furnished by any Borrower pursuant to this Agreement or any amendment or modification hereof, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Parent Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.2(a) or Section 6.3 (with respect to a Borrower’s existence only) or in Section 7; provided, that any breach of Section 7.1 shall not, by itself, constitute a Default or an Event of Default under the Tranche B Term Facility or any Incremental Term Facility;

(e) a Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Parent Borrower;

(f) the Parent Borrower or any Subsidiary shall fail to make any payment at maturity or, in the event a grace period is provided, within any such applicable period of grace, of principal or interest, regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that (A) results in any Material Indebtedness (including, in the case of the Tranche B Term Facility and any Incremental Term Facility, the Revolving Facility to the extent constituting Material Indebtedness) becoming due prior to its scheduled maturity or (B) enables or permits the holder or holders of any Material Indebtedness (including, in the case of the Tranche B Term Facility and any Incremental Term Facility, the Revolving Facility to the extent constituting Material Indebtedness) or any trustee or agent on its or their behalf (without further notice or the expiration of any cure period) to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that any breach of Section 7.1 shall not, by itself, constitute an Event of Default pursuant to this clause (g) in respect of the Tranche B Term Facility or any Incremental Term Facility unless such breach shall continue unremedied for a period of 45 days after notice thereof from the Administrative Agent to the Parent Borrower; provided further that this clause (g) shall not apply to secured Indebtedness that becomes due and is repaid in full as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) a Borrower, any other Material Subsidiary or Subsidiaries having in the aggregate assets representing 10% or more of Consolidated Assets of the Parent Borrower or accounting for 10% or more of the Consolidated EBITDA thereof for the most recently completed period of four fiscal quarters shall (i) institute proceedings for relief in any bankruptcy, insolvency, debt restructuring, reorganization, readjustment of debt, dissolution, liquidation, winding-up or other similar proceedings (including proceedings under Insolvency Laws, the incorporating statute of the relevant corporation or other similar legislation), including proceedings for the appointment of a trustee, interim receiver, receiver, receiver and manager, administrative receiver, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official with respect to the relevant corporation or all or any material part of its property or assets; (ii) make a general assignment for the benefit of creditors; (iii) be unable or shall admit in writing its inability to pay its debts as they become due or otherwise shall acknowledge its insolvency or commits any other act of bankruptcy or is declared to be or has become insolvent or bankrupt under any applicable Insolvency Laws; (iv) voluntarily suspend the conduct of its business or operations (unless, with respect to any Subsidiary (other than the Subsidiary Borrower or the Canadian Borrower), the Board of Directors of the Parent Borrower shall have determined that continued conduct of such business and operations is not necessary for the proper conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole); or (v) acquiesces to, or takes any action in furtherance of, any of the foregoing;

(i) any third party in respect of a Borrower, any other Material Subsidiary or Subsidiaries having in the aggregate assets representing 10% or more of Consolidated Assets of the Parent Borrower or accounting for 10% or more of the Consolidated EBITDA thereof for the most recently completed period of four fiscal quarters shall (i) make any application under the Companies’ Creditors Arrangement Act (Canada) or similar legislation; (ii) file a proposal or notice of intention to file a proposal under the Bankruptcy and Insolvency Act (Canada) or similar legislation; (iii) institute a winding-up proceeding under the Winding-up and Restructuring Act (Canada), any relevant incorporating statute or any similar legislation; (iv) present a petition in bankruptcy under the Bankruptcy and Insolvency Act (Canada) or any similar legislation; or (iv) file, institute or commence any other petition, proceeding or case under any other Insolvency Laws, reorganization, incorporation, readjustment of debt, dissolution, liquidation, winding-up or similar law now or hereafter in effect, seeking bankruptcy, liquidation, reorganization, dissolution, winding-up, composition or readjustment of debt of any of them, the appointment of a trustee, interim receiver, receiver, receiver and manager, administrative receiver, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official for any of them, or any material part of their respective assets or any similar relief; and, in any such case, if the application, filing, proceeding, petition or case is not contested by bona fide action on the part of the applicable corporation and is not dismissed, stayed or withdrawn within 90 days of commencement thereof;

(j) any secured creditor, encumbrancer or lienor, or any trustee, interim receiver, receiver, receiver and manager, administrative receiver, agent, bailiff or other similar official appointed by any secured creditor, encumbrancer or lienor, takes possession of, forecloses, seizes, retains, sells or otherwise disposes of, or otherwise proceeds to enforce security over, all or a substantial part of the assets of the Parent Borrower and its Subsidiaries, taken as a whole, unless (i) such action is being actively and diligently contested in good faith by the Parent Borrower or such Subsidiary and (ii) such action is stayed, released, dismissed or reversed within 90 days of the commencement thereof;

(k) one or more judgments for the payment of money in an aggregate amount in excess of US$80,000,000 shall be rendered against any Borrower, any Material Subsidiary or any Subsidiary in respect of whose financial obligations relating to such judgments any Borrower or any Material Subsidiary has, by contract or otherwise, any liability, individually or in the aggregate, in excess of US$80,000,000, direct or indirect, absolute or contingent, or any combination thereof and the same shall remain undischarged, unsatisfied and not covered by insurance for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by the judgment creditor to attach or levy upon any material assets of the Parent Borrower or any Subsidiary to enforce any such judgment or judgments in an aggregate amount in excess of US$80,000,000;

(l) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Parent Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA (other than pursuant to a standard termination pursuant to Section 4041(h) of ERISA), (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Parent Borrower or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(m) any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to the provisions of the Security Documents), to be in full force and effect in any material respect, or any Loan Party shall so assert in writing, or any Lien created by any of the Security Documents shall cease in any material respect to be enforceable and of the same effect and priority purported to be created thereby (with respect to any significant portion of the Collateral and other than by reason of the express release thereof pursuant to the provisions of the Security Documents), or any Loan Party shall so assert in writing; provided that there shall be no Event of Default under this clause (m) to the extent such Event of Default arises from (A) the resignation of the Administrative Agent or (B) the negligence or willful misconduct of the Administrative Agent following a reasonable request from the Parent Borrower to execute any document or take any other action relating to such Security Document or the Liens granted thereunder; or

(n) a Change of Control shall occur;

then, upon the occurrence of any such event (other than an event with respect to a Borrower described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times (provided, that, in the case of an Event of Default described in clause (d) above arising solely out of the breach of Section 7.1, the Administrative Agent may, and at the request of the Majority Facility Lenders under the Revolving Facility shall, take such actions only with respect to the Revolving Facility): (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to a Borrower described in clause (h) or (i) of this Section, the Revolving Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

With respect to all Bankers’ Acceptances which have not matured and L/C Obligations which are outstanding at the time the Administrative Agent takes any action pursuant to the paragraph above, or in case of any event with respect to a Borrower described in clause (h) or (i) of this Section, the relevant Borrower shall, at such time, (i) with respect to outstanding Bankers’ Acceptances which have not matured, pay to the Administrative Agent in full and absolute satisfaction of such Obligations an amount of cash equal to the aggregate undiscounted face amount of all such unmatured Bankers’ Acceptances and, upon such payment being made, the Canadian Borrower shall have no further liability in respect of such Bankers’ Acceptances (except to the extent that any such payment is rescinded or reclaimed by operation of law or otherwise) and the Canadian Lenders shall be entitled to all benefits of, and will make and otherwise be responsible for all payments due to the redeeming holder or any third parties under, such Bankers’ Acceptances, and (ii) with respect to outstanding L/C Obligations, deposit in a non-interest bearing account opened by the Administrative Agent, an amount of cash equal to such outstanding L/C Obligations, which amount held in such account shall be held as collateral security for such Borrower’s Obligations with respect to the related Letters of Credit, and any remaining amounts in such account, after satisfaction of all Obligations in respect of such L/C Obligations, shall be returned to such Borrower. Each Borrower shall execute such security documents with respect to amounts so held in respect of such L/C Obligations as the Administrative Agent shall reasonably require.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as, to the extent appropriate, the agent of such Lender under this Agreement and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable to any of the Lenders for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except to the extent that any of the foregoing result from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or for any failure of any Borrower to perform its obligations hereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrowers.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, e-mail message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in the relevant Register. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, the relevant Majority Facility Lenders or all of the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders (or, if so specified by this Agreement, the relevant Majority Facility Lenders or all of the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or a Borrower referring to this

Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs the Parent Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrowers that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, the Loans, this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that result from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Parent Borrower or any of its Subsidiaries as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon 10 days’ notice to the Lenders and the Borrowers. If (i) the Administrative Agent shall resign as the Administrative Agent under this Agreement, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(h) or 8(i) with respect to a Borrower shall have occurred and be continuing) be subject to approval by the Parent Borrower (which approvals shall not be unreasonably withheld or delayed) or (ii) if no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, such retiring Administrative Agent may, on behalf of the Lenders, appoint a successor agent, which successor agent shall (unless an Event of Default under Section 8(h) or 8(i) with respect to a Borrower shall have occurred and be continuing) be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed); then, in either case, the successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent becomes effective the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

9.10 Co-Documentation Agents and Syndication Agent. Neither the Co-Documentation Agents nor the Syndication Agent shall have any duties or responsibilities hereunder in their capacities as such.

9.11 Québec. (a) For greater certainty, and without limiting the powers of the Administrative Agent or any other Person acting as an agent, attorney-in-fact or mandatary for the Administrative Agent under this Agreement or under any of the other Loan Documents, each Lender, hereby (a) irrevocably constitutes, to the extent necessary, the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) for the purposes of holding any Liens, including hypothecs, granted or to be granted by any Borrower or any Guarantor on movable or immovable property pursuant to the laws of the Province of Québec to secure obligations of any Borrower or any Guarantor under any bond issued by any Borrower or any Guarantor; (b) appoints and agrees that the Administrative Agent, acting as agent for the Lenders, may act as the bondholder and mandatary with respect to any bond that may be issued and pledged from time to time for the benefit of the Lenders; and (c) ratifies and confirms all acts performed prior to the execution of this agreement by the Administrative Agent in such capacities.

(b) The said constitution of the fondé de pouvoir (within the meaning of Article 2692 of the Civil Code of Québec) as the holder of such irrevocable power of attorney and of the Administrative Agent as bondholder and mandatary with respect to any bond that may be issued and pledged from time to time for the benefit of the Lenders shall be deemed to have been ratified and confirmed by any Assignee by the execution of an Assignment and Assumption.

(c) Notwithstanding the provisions of Section 32 of An Act respecting the special powers of legal persons (Québec), the Administrative Agent may purchase, acquire and be the holder of any bond issued by any Borrower or any Guarantor. Each Borrower and Guarantor hereby acknowledges that any such bond shall constitute a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Québec.

(d) The Administrative Agent herein appointed as fondé de pouvoir shall have the same rights, powers and immunities as the Agents as stipulated in this Article IX, which shall apply mutatis mutandis. Without limitation, the provisions of Section 9.9 of this Agreement shall apply mutatis mutandis to the resignation and appointment of a successor to the Administrative Agent acting as fondé de pouvoir.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. (a) This Agreement and the terms hereof may not be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders (or, in respect of any waiver, amendment or modification of Section 7.1, the Majority Facility Lenders under the Revolving Facility rather than the Required Lenders) and the Borrowers may, or, with the written consent of the Required Lenders (or, in respect of any waiver, amendment or modification of Section 7.1, the Majority Facility Lenders under the Revolving Facility rather than the Required Lenders), the Borrowers and the Administrative Agent may, from time to time, (a) enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Lenders hereunder or (b) waive, on such terms and conditions as may be specified in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the scheduled date of maturity of any Loan, extend the date of any scheduled amortization payment in respect of any Term Loans, reduce the stated rate of any interest or fee payable hereunder (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility)) or extend the date of any scheduled payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by a Borrower of any of its rights and obligations under this Agreement or the other Loan Documents (except as contemplated by Section 7.4), release all or substantially all of the Collateral or release the Parent Borrower or the Subsidiary Borrower from its guarantee obligations under the US Guarantee and Collateral Agreement or all or substantially all of the Subsidiary Guarantors from their obligations under the US Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as the case may be, in each case without the written consent of all Lenders; (iv) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (v) amend, modify or waive Section 8(g) as it may relate to a Default or Event of Default arising from the Revolving Facility being in default as a result of a breach of Section 7.1 without the written consent of the Majority Facility Lenders under the Tranche B Term Facility and any Incremental Facility; (vi) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Section 2.8 or 2.9 without the written consent of each then Swingline Lender; or (viii) amend, modify or waive any relevant provision of Section 3 without the written consent of each then Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) In connection with any proposed amendment, supplement, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, if the consent of the holders of more than 50% of the sum of the aggregate unpaid principal amount of the Term Loans then outstanding and the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 10.1(b) being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender, at any Borrower’s request, any assignee that is reasonably acceptable to the Administrative Agent (and that is not a Non-Consenting Lender) shall have the right, with the prior consent of the Administrative Agent and each Issuing Bank (which consent (x) shall not be unreasonably withheld or delayed and (y) in the case of any consent required by any Issuing Bank, shall be deemed to have been given in the event that such Issuing Bank fails to respond in writing to a request for consent within two Business Days of receipt thereof), to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon such Borrower’s request, sell and assign to such assignee, at no expense to such Non-Consenting Lender (including with respect to any processing and recordation fees that may be applicable pursuant to Section 10.6(e), which shall be paid by the assignee or the Parent Borrower), all the Term Loans and the Revolving Commitments and Revolving Exposure of such Non-Consenting Lender for an amount equal to the principal balance of all Term Loans and Revolving Loans (and funded participations in Swingline Loans and unreimbursed L/C Obligations) held by such Non-Consenting Lender and all accrued interest, fees and other amounts with respect thereto through the date of sale (including amounts under Sections 2.19, 2.20 and 2.21), such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance in accordance with Section 10.6(c) (which Assignment and Acceptance need not be signed by such Non-Consenting Lender).

(c) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder (including the refinancing thereof) and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy and, subject to the last proviso at the end of this Section 10.2, by electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or five Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when confirmation of receipt has been received, if received prior to 3:00 P.M., on the same Business Day and otherwise, on the next following Business Day, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Parent Borrower:	Domtar Corporation 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Tel: (514) 848-5400 Attention: Corporate Secretary

Subsidiary Borrower:	Domtar Paper Company, LLC 100 Kingsley Park Dr. Fort Mill, SC 29715 Phone: (803) 802-7500 Attention: Secretary

Canadian Borrower:	Domtar Inc. 395 de Maisonneuve Blvd. West Montreal, Quebec H3A 1L6 Phone: (514) 848-5400 Attention: Corporate Secretary

Administrative Agent:	JPMorgan Chase Bank, N.A. 270 Park Avenue, 4th Floor New York, NY 10017 Phone: (212) 270-7005 Fax: (212) 270-5100 Attention: Peter S. Predun

For credit matters:	JPMorgan Chase Bank, N.A. 1111 Fannin Street, 10th Floor Houston, TX 77002-6925 Attention: Sylvia Trevino Phone: (713) 750-3536 Fax: (713) 750-2932 Attention: Sylvia Trevino

JPMorgan Chase Bank, N.A., Toronto Branch:

JPMorgan Chase Bank, N.A., Toronto Branch

200 Bay Street, Suite 1800

Royal Bank Plaza, South Tower

Toronto, Ontario M5J 2J2

Phone: (416) 981-9235 / (416) 981-9144

Fax: (416) 981-9128

Attention: Martha Tamayo / Ramona Sankar

For credit matters:

JPMorgan Chase Bank, N.A., Toronto Branch

200 Bay Street, Suite 1800

Royal Bank Plaza, South Tower

Toronto, Ontario M5J 2J2

Phone: (416) 981-9143 / (416) 981-2305

Fax: (416) 981-9138/(416) 981-9138

Attention: Drew McDonald / Muhammad Hasan

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received; provided, further that notices, requests or demands to or upon the Lenders may be effected by electronic transmission, including, in the case of the Administrative Agent, by posting to the IntraLinks website (including customary e-mail notification of such posting) or otherwise.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. The Borrowers agree (a) to pay or reimburse the Administrative Agent and each of its Affiliates for all their respective reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facility, the development, preparation, execution, delivery and administration of this Agreement and any other Loan Documents prepared in connection herewith (and any amendment, supplement or modification thereto and any other Loan Documents prepared in connection therewith), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent and each of its Affiliates, which counsel shall act on behalf of all Lenders (and if necessary or, in the reasonable judgment of the Administrative Agent, advisable, one local counsel in each relevant jurisdiction (which, for the avoidance of doubt, may include Canada, each jurisdiction where a Mortgaged Property is located and, without duplication, each other jurisdiction where a Subsidiary Guarantor is organized), with statements with respect to the foregoing to be submitted to the Borrowers prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender, the Administrative Agent and each of its Affiliates for all of their respective reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and any such other Loan Documents, including the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent and each of its Affiliates, which counsel shall act on behalf of all Lenders (and if necessary or , in the reasonable judgment of the Administrative Agent, advisable, one local counsel in each relevant jurisdiction (which, for the avoidance of doubt, may include Canada, each jurisdiction where a Mortgaged Property is located and, without duplication, each other jurisdiction where a Subsidiary Guarantor is organized) (unless there is an actual conflict of interest in which case each such party with such conflict shall be entitled to retain separate outside counsel and local counsel in each appropriate jurisdiction), (c) to pay, indemnify, and hold each Lender, the Administrative Agent and each of its Affiliates harmless from, any and all liabilities with respect to, or resulting from any delay in paying, stamp, documentary or similar taxes, if any, that may be payable or determined to be payable in connection with the execution, delivery or enforcement of, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement or any other Loan Document and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and advisors (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance by a Borrower and administration of this Agreement and any such other Loan Documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of a Borrower or any of its Subsidiaries or any of their respective real properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against a Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that no Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (i) are found by a final and nonappealable decision of a court of competent jurisdiction (or a settlement tantamount thereto) to have resulted from the gross negligence or willful misconduct of, or material breach of this Agreement of or by, the Administrative Agent or such Lender, as the case may be (or any of their respective officers, directors, employees, affiliates, agents and advisors), (ii) are incurred by a Lender and result from a sale by such Lender of its Loan for a price less than par or the price paid by such Lender to purchase such Loan or (iii) result from claims made or legal proceedings commenced against the Administrative Agent or any of its Affiliates or any Lender or any of its Affiliates by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. Notwithstanding the foregoing, except as provided in clause (c) above, a Borrower shall not have any obligation under this Section 10.5 to the Administrative Agent, any of its Affiliates or any Lender or any of its Affiliates with respect to any tax, levy, impost, duty, charge, fee deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority. Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws applicable to the operations of the Parent Borrower or any of its Subsidiaries or any of their respective real properties, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. Statements payable by a Borrower pursuant to this Section 10.5 shall be submitted to Nick Willis, Assistant Treasurer (Telephone No.: (514) 848-5011; Facsimile No.: (514) 848-5162), at the address of the Parent Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by such Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (except for any assignment by the Subsidiary Borrower or the Canadian Borrower as permitted by Section 7.4) and Lenders may sell participations in or assign all or any part of their rights and obligations in respect of Loans only as provided in paragraphs (b) and (c) below, respectively, or pursuant to Section 2.23.

(b) Any Lender other than any Conduit Lender may, without the consent of the Borrowers, in accordance with applicable law, at any time sell to one or more Eligible Assignees (each, a “Participant”) participating interests in any Loan owing to such Lender, any Revolving Commitment of such Lender or any other interest of such Lender hereunder (provided, that unless an Event of Default under Section 8(a) or 8(b), or Section 8(h) or 8(i) (with respect to a Borrower), has occurred and is continuing, any Participant in a Canadian Loan and/or Letter of Credit made available to, or for the account of, the Canadian Borrower, shall, at all times, comply with Section 2.21(c)). In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. Each Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, neither such Participant, on the one hand, nor the Borrowers nor the Administrative Agent, on the other hand, shall have any rights against or obligations to one another, nor shall any of them be required to deal directly with one another in respect of, the participation of such Participant. Each Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.20, 2.21 and 2.22 with respect to its participation in the Revolving Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.21, such Participant shall have complied with the requirements of said Section as if it were a Lender and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. For the avoidance of doubt, no Lender shall be entitled to receive any greater amount pursuant to Section 2.21 as a result of the transfer of a participation to a Participant than such Lender would have been entitled to receive absent such transfer.

(c) Any Lender other than any Conduit Lender (an “Assignor”) shall be permitted to assign, in accordance with applicable law, all or a portion of its Loans and Revolving Commitments hereunder to an Eligible Assignee (an “Assignee”) with the consent, not to be unreasonably withheld, of (a) the Parent Borrower, unless (i) the Assignee is a Lender or a Lender Affiliate or (ii) an Event of Default under Section 8(a) or 8(b), or Section 8(h) or 8(i) (with respect to a Borrower), has occurred and is continuing, (b) the Administrative Agent, unless, in the case of a Term Loan, the Assignee is a Lender or Lender Affiliate, and (c) each Issuing Lender pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the relevant Register (it being understood and agreed that (A) such Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and (B) unless an Event of Default under Section 8(a) or 8(b), or Section 8(h) or 8(i) (with respect to a Borrower), has occurred and is continuing, any Assignee of a Canadian Loan and/or Letter of Credit made available to, or for the account of, the Canadian Borrower, shall, at all times, comply with Section 2.21(c)); provided that, notwithstanding anything to the contrary in this Agreement or any of the Loan Documents, no Lender shall be entitled, without the consent of the Parent Borrower, to make an assignment under this Section 10.6(c) if such assignment would increase the cost of any Facility to any Borrower, including without limitation under Section 2.20 or 2.21, as of the date of such assignment or if, as of the date of such assignment, such assignment would increase the cost of the Facility to any Borrower in the foreseeable future. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Revolving Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of any Borrower or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 10.6(c).

(d) The Administrative Agent shall, on behalf of the Borrowers, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (each, a “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Commitment of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in each Register shall constitute prima facie evidence of the same, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in each Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the relevant Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the relevant Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes may be issued to the designated Assignee, if requested by such Assignee.

(e) Except in the case of an assignment to a Lender, a Lender Affiliate or a Conduit Lender or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments or Loans under any Facility, the amount of the Revolving Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 (or, in the case of the Tranche B Term Facility and the Incremental Term Facility, US$1,000,000) unless the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Lender Affiliates or Conduit Lenders, if any.

(f) Upon its receipt of an Assignment and Acceptance in conformity with Section 10.6(c), executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.6(c), together with payment to the Administrative Agent of a registration and processing fee of US$3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the relevant Register on the effective date determined pursuant thereto.

(g) For avoidance of doubt the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit the granting of security, including any pledge or assignment by a Lender to any Federal Reserve Bank in accordance with applicable law; provided that the foreclosure on any such pledged Loan shall be subject to the provisions regarding restrictions on assignments contained in this Section 10.6.

(h) Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (g) above.

(i) Each Borrower, each Lender and the Administrative Agent each hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

10.7 Set-off. In addition to any rights and remedies of the Lenders provided by law, each Lender shall, after the occurrence of an Event of Default which is continuing, have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with each Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement represents the entire agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission to Jurisdiction; Appointment of Process Agent; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, (i) in the case of the Canadian Borrower, the address of the Subsidiary Borrower set forth in Section 10.2 with a copy to the Canadian Borrower’s address set forth in Section 10.2 or (ii) in the case of each other party, to its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

10.13 Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert any amount owing or payable to the Administrative Agent or the Lenders under this Agreement from the currency in which it is due (the “Agreed Currency”) into a particular currency (the “Judgment Currency”), the rate of exchange applied in that conversion shall be that at which the Administrative Agent, in accordance with its normal procedures, could purchase the Agreed Currency with the Judgment Currency at or about noon on the Business Day immediately preceding the date on which judgment is given. The obligation of each Borrower in respect of any amount owing or payable under this Agreement to the Administrative Agent or the Lenders in the Agreed Currency shall, notwithstanding any judgment and payment in the Judgment Currency, be satisfied only to the extent that the Administrative Agent, in accordance with its normal procedures, could purchase the Agreed Currency with the amount of the Judgment Currency so paid at or about noon on the next Business Day following that payment; and if the amount of the Agreed Currency which the Administrative Agent could so purchase is less than the amount originally due in the Agreed Currency, such Borrower shall, as a separate obligation and notwithstanding the judgment or payment, indemnify the Administrative Agent and the Lenders against any loss.

10.14 Risks of Superior Force. Each Borrower expressly assumes all risks of superior force, such that it shall be bound to timely execute each and every of its obligations under this Agreement notwithstanding the existence or occurrence of any event or circumstance constituting a superior force within the meaning of article 1693 of the Civil Code of Québec.

10.15 Language. The parties hereto agree that this Agreement, the other Loan Documents and all agreements and documents entered into in connection herewith or pursuant hereto shall be drawn up in English only. Les parties confirment qu’elles ont convenu que ce document ainsi que tous les autres documents ou contrats s’y rattachant soient redigés en anglais seulement.

10.16 Acknowledgements. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement;

(b) the Administrative Agent and the Lenders do not have any fiduciary relationship with or duty to such Borrower arising out of or in connection with this Agreement, and the relationship between the Administrative Agent and Lenders, on one hand, and such Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c) no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

10.17 Confidentiality. The Administrative Agent and the Lenders shall hold all non-public information obtained pursuant to or in connection with this Agreement or obtained by them based on a review of the books and records of the Parent Borrower or any of its Subsidiaries in accordance with their customary procedures for handling confidential information of this nature, but may make disclosure to any of their examiners, regulators (including the Office of the Superintendent of Financial Institutions), Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any potential bona fide Participant or Assignee, or in connection with the exercise of remedies under a Loan Document, or as requested by any Governmental Authority or pursuant to legal process or to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; provided, however, that (1) unless specifically prohibited by Requirement of Law or court order, the Administrative Agent and each Lender shall promptly notify the Parent Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an examination of the Administrative Agent or Lender by such Governmental Authority) for disclosure of any such non-public information, where practicable, prior to disclosure of such information; (2) prior to any such disclosure pursuant to this Section 10.17, the Administrative Agent or Lender, as the case may be, shall require any bona fide Participant and Assignee receiving a disclosure of non-public information to agree in writing (a) to be bound in a manner similar to the Administrative Agent and the Lenders under this Section 10.17; and (b) to require such Person to require any other Person to whom such Person discloses such non-public information to be similarly bound; (3) disclosure may, with the consent of the Administrative Agent and the Parent Borrower, be made by any Lender to any direct or indirect contractual counter parties of such Lender in Hedge Agreements or such contractual counter parties’ professional advisors; provided that such contractual counter party or professional advisor agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; and (4) except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein, no Lender shall be obligated or required to return any materials furnished by the Parent Borrower or any Subsidiary.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Parent Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Parent Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Parent Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Parent Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.18 WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.19 CAM. Each Lender hereby agrees, for the benefit of each other Lender and the Administrative Agent, that by delivering to the Administrative Agent a duly executed signature page to this Agreement or an Assignment and Acceptance, such Lender shall become a party to the CAM Allocation Agreement, as set forth in Exhibit K with the rights and obligations for each Lender set forth therein. The provisions of the CAM Allocation Agreement are for the benefit of the Lenders and the Administrative Agent only and the Borrowers shall have no rights or obligations thereunder.

10.20 USA Patriot Act Notice. Each Lender hereby notifies each Borrower and each Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Borrower and each Guarantor, which information includes the name of each Borrower and each Guarantor and other information that will allow such Lender to identify each Borrower and each Guarantor in accordance with the Patriot Act, and each Borrower and each Guarantor agrees to provide such information from time to time to any Lender.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

DOMTAR CORPORATION

By:	/s/ Daniel Buron
	Name:	Daniel Buron
	Title:	Senior Vice-President and Chief Financial Officer

By:	/s/ Razvan L. Theodoru
	Name:	Razvan L. Theodoru
	Title:	Corporate Secretary

DOMTAR PAPER COMPANY, LLC

By:	/s/ Marvin D. Cooper
	Name:	Marvin D. Cooper
	Title:	President

DOMTAR INC.

By:	/s/ Daniel Buron
	Name:	Daniel Buron
	Title:	Senior Vice-President and Chief Financial Officer

By:	/s/ Razvan L. Theodoru
	Name:	Razvan L. Theodoru
	Title:	Corporate Secretary

JPMORGAN CHASE BANK, N.A.,as Administrative Agent and Lender

By:	/s/ Peter S. Predun
	Name:	Peter S. Predun
	Title:	Executive Director

MORGAN STANLEY SENIOR FUNDING, INC., as Syndication Agent and Lender

By:	/s/ Jaap L. Tonckens
	Name:	Jaap L. Tonckens
	Title:	Vice President
Morgan Stanley Senior Funding, Inc.

BANK OF AMERICA, N.A., as Co-Documentation Agent and Lender

By:	/s/ Michael Balok
	Name:	Michael Balok
	Title:	Senior Vice President

BANK OF AMERICA, N.A. (Canada Branch), as Canadian Lender

By:
Name:
Title:

BANK OF AMERICA, N.A., as Co-Documentation Agent and Lender

By:
Name:
Title:

BANK OF AMERICA, N.A. (Canada Branch), as Canadian Lender

By:	/s/ Nelson Lam
	Name:	Nelson Lam
	Title:	Vice President

ROYAL BANK OF CANADA, as Co- Documentation Agent and Lender

By:	/s/ Dustin Craven
	Name:	Dustin Craven
	Title:	Attorney-in-Fact

ROYAL BANK OF CANADA, as Co- Documentation Agent and Lender

By:	/s/ Amy S. Promaine
Name: Amy S. Promaine
Title: Authorized Signatory

THE BANK OF NOVA SCOTIA, as Co- Documentation Agent and Lender

By:	/s/ Francois DeBroux
	Name:	Francois DeBroux
	Title:	Managing Director & Industry Head

By:	/s/ David Angel
	Name:	David Angel
	Title:	Director

[signatures of various lenders on file with Company]